   As filed with the Securities and Exchange Commission on December 14, 2000
                                                      Registration No. 333-_____
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               ________________

                                   FORM SB-2
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ________________

                                 INSYNQ, INC.
            (Exact name of registrant as specified in its charter)

           Delaware                            6510                     74-2964608
(State or other jurisdiction of    (Primary Standard Industrial      (I.R.S. Employer
incorporation or organization)          Classification No.)        Identification No.)

                              1101 Broadway Plaza
                           Tacoma, Washington 98402
                                (253) 284-2000
         (Address and telephone number of principal executive offices)

                                 John P. Gorst
                            Chief Executive Officer
                              1101 Broadway Plaza
                           Tacoma, Washington 98402
                                (253) 284-2000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               ________________

                                  Copies to:
                             Stephen L. Sapp, Esq.
                           Locke Liddell & Sapp LLP
                         2200 Ross Avenue, Suite 2200
                              Dallas, Texas 75201
                                (214) 740-8000

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this registration statement.

If this form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If delivery of the prospectus is expected to be made pursuant to rule 434, please check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

                                          Proposed          Proposed
                                          Maximum           Maximum
Title of Securities     Amount to be      Offering Price    Aggregate        Amount of
to be Registered        Registered/(1)/   Per Share/(2)/    Offering Price   Registration Fee
---------------------------------------------------------------------------------------------
Common Stock,            17,184,796       $0.80             $13,747,836      $3,629.43
$0.001 par value

---------------------------------------------------------------------------------------------


(1) Includes 7,927,456 shares of common stock, $0.001 par value, of the Registrant (the "Common Stock") issuable upon the exercise of outstanding warrants by certain selling stockholders, 600,000 shares of Common Stock issuable upon the exercise of options held by one selling stockholder, 2,143,730 shares subject to conversion rights and 6,513,610 shares of Common Stock issued and outstanding to the remaining selling stockholders.

(2) Estimated solely for purposes of calculating the registration fee. The registration fee is calculated in accordance with Rule 457(c), based upon the average of the bid and asked prices of the Registrant's Common Stock reported on the OTC Bulletin Board on December 12, 2000.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED DECEMBER 14, 2000

                                  PROSPECTUS

                                 INSYNQ, INC.

                       17,184,796 SHARES OF COMMON STOCK


This prospectus relates to the offer and sale from time to time by some selling stockholders of up to 17,184,796 shares of common stock of Insynq, Inc., of which 7,927,456 shares are issuable upon the exercise of outstanding warrants, 600,000 are issuable upon the exercise of options, 2,143,730 are issuable upon conversion rights and 6,513,610 are outstanding shares of our common stock. The offer and sale of the shares of common stock covered by this prospectus is not being underwritten. The prices at which the shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions.

     We will not receive any of the proceeds from the sale of the shares of common stock offered by this prospectus. All the expenses related to the registration of the shares will be paid by us, except that the selling stockholders will pay any underwriting, brokerage or related fees, discounts, commissions or the fees or expenses of counsel or advisors to the selling stockholders. We are paying the fees or expenses of counsel or advisors to certain of the selling stockholders pursuant to their respective agreements. If all of the warrants and options to purchase shares of our common stock covered by this Prospectus are exercised by their holders then we would receive estimated gross proceeds of approximately $11,455,699 assuming those shareholders with cashless rights exercise using the cashless feature. See "Use of Proceeds."

     The selling stockholders may sell the shares of common stock directly or through one or more broker-dealers over the OTC Bulletin Board, in negotiated transactions or otherwise, at prices related to the prevailing market prices or at negotiated prices. See "Plan of Distribution."

     Our common stock is now quoted on the OTC Bulletin Board under the symbol "ISNQ." On December 5, 2000, the last reported average closing of the bid and asked price for the common stock on the OTC Bulletin Board was $0.87 per share.

     INVESTING IN THE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.



               THE DATE OF THIS PROSPECTUS IS DECEMBER 14, 2000.

                               TABLE OF CONTENTS

Prospectus Summary.........................................  4
The Offering...............................................  5
Risk Factors...............................................  6
Use of Proceeds............................................ 18
Selling Stockholders....................................... 19
Plan of Distribution....................................... 24
Market Prices of Common Stock and Dividend Policy.......... 26
Management's Discussion and Analysis of Financial
     Condition and Results of Operations................... 27
Our Business............................................... 31
Properties................................................. 44
Legal Proceedings.......................................... 44
Management................................................. 45
Certain Relationships and Related Transactions............. 54
Security Ownership of Certain Beneficial Owners and
     Management............................................ 56
Description of Capital Stock............................... 58
Limitation of Liability and Indemnification Matters........ 58
Security and Exchange Commission's Position on
     Indemnification....................................... 59
Stock Transfer Agent and Register.......................... 59
Changes In and Disagreements with Accountants on Accounting
     and Financial Disclosure.............................. 60
Legal Matters.............................................. 60
Experts.................................................... 60
Index to Financial Statements.............................. F-1

         ABOUT THIS PROSPECTUS AND WHERE YOU CAN FIND MORE INFORMATION

     Unless the context otherwise requires, "Insynq," "we," "our," "us" and similar expressions refer to Insynq, Inc., a Delaware corporation, and its predecessors, but not to the selling stockholders identified under the caption "Selling Stockholders."

     We file annual, quarterly and special reports, proxy statements and other information with the Securities Exchange Commission, or the SEC. You may inspect and copy these materials at the public reference facilities maintained by the SEC at:

Judiciary Plaza           Citicorp Center           Seven World Trade Center
Room 1024                 500 West Madison Street   13th Floor
450 Fifth Street, N.W.    Suite 1400                New York, New York 10048
Washington, D.C. 20549    Chicago, Illinois 60661

     You also may obtain copies of these materials from the SEC at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on the operation of the public reference rooms. You also can find our SEC filings at the SEC's website at http://www.sec.gov.

     We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933, as amended, or the Securities Act, with respect to the shares of common stock offered in this prospectus. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all of the information set forth in the registration statement. For further information about us and our common stock, we refer you to those copies of contracts or other documents that have been filed as exhibits to the registration statement, and statements relating to such documents are qualified in all respects by such reference. You can review and copy the registration statement and its exhibits and schedules from the SEC at the address listed above or from its Internet site.

     Our World Wide Web site is located at http://www.insynq.com. Information contained on our Web site does not constitute, and shall not be deemed to constitute, part of this prospectus.

                   NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference contain forward looking statements within the meaning of Section 27A of the Securities Act and
Section 21E of the Exchange Act which are intended to be covered by the safe harbors created thereby. Generally, these forward-looking statements include but are not limited to statements about our plans, objectives, expectations, intentions and other statements contained in this prospectus that are not historical facts. You can identify these statements by forward-looking words, such as "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate," "may," "will" and "continue" or similar words. You should read statements that contain these words carefully because they may discuss our future expectations, contain projections of our future results of operations or of our financial condition or state other forward-looking information. We caution readers that these forward-looking statements are not guarantees of future performance or events and are subject to a number of uncertainties, risks and other influences, many of which are beyond our control and may influence the accuracy of the statements and projections upon which the statements are based. The factors listed in the sections captioned "Risk Factors" as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in the "Risk Factors" section and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

                              PROSPECTUS SUMMARY

     This summary sets forth the material highlights of the information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in us, and you should read the entire prospectus carefully, especially the discussion of Risk Factors. Unless specified otherwise, as used herein, the terms "we," "us," or "our" refer to Insynq, Inc., a Delaware corporation and its predecessor entity, Xcel Management, Inc., a Utah corporation. References to "Insynq-WA" refer to Insynq, Inc., a Washington corporation , the assets of which were purchased by us in February 2000. The term "you" refers to a prospective investor.

                                 INSYNQ, INC.

     We are a provider of Internet appliances, managed software services (through customer premises equipment, CPE, and application hosting), Web hosting services, and access to Internet marketing assistance and related equipment and services. We offer these products and services as an integrated whole, either sold directly or on a fee or subscription basis.

     We target small and medium enterprises and the high-end segment of the small office and home office market for the sale of hardware and hosted software and access to Internet-related services. We provide these products and services by developing a customer subscriber base that adopts a cost-effective, on-line solution to building and maintaining an information technology system through the adoption of "Web-based" computing as an alternative to both local area networks and traditional client-server implementations. Generally, we market ourselves as an Internet utility company that can cost-effectively provide all of the computer software, hardware, connectivity and Internet-access needs for our customers.

     We currently have several independent software vendors on line using our server-based computing services and anticipate signing various agreements with additional organizations in the next few months. In addition, we have recently completed initial training for existing software vendors, and we expect to further increase our subscriber base through their respective sales channels. Key software vendor relationships currently in place include Microsoft Corporation, Network Associates, Inc., Remedy Corporation, Macola Software, and Novell, Inc.

     We believe our core competency is providing products and services related to server-based and hosted computing. We believe we have gained credibility in the industry with strategic relationships with companies such as Hewlett-Packard Company, Citrix Systems, Inc., and Global Crossing Ltd. We believe these companies have chosen to strategically align with us in various capacities that combine the hardware, software, and access required to build a successful delivery mechanism for our hosted services.

     Our principal executive offices are located at 1101 Broadway, Tacoma, Washington, 98402, and our telephone number is (253) 284-2000.

                                 THE OFFERING

Securities Offered                 17,184,796 shares of common stock issued or
                                   issuable upon exercise by selling
                                   stockholders of the Warrants, Options and/or conversion.

Common Stock to be Outstanding
After this Offering (1)            35,713,270 shares of common stock.

Common Stock Outstanding as of
December 5, 2000                   25,042,084 shares of common stock.

Use of Proceeds                    We will not receive any of the proceeds from
                                   the sale of the shares of common stock
                                   offered by this prospectus. We will receive estimated gross proceeds of up to $11,455,699 if the selling stockholders exercise all of the currently outstanding warrants and options to purchase the shares of our common stock covered by this prospectus, assuming those shareholders with cashless rights exercise using the cashless feature. We currently intend to use such net proceeds, if any, for working capital and general corporate purposes. See "Use of Proceeds."

Risk Factors                       An investment in the shares of common stock
                                   offered hereby involves a high degree of risk and should be made only by investors who can afford the loss of their entire investment.
                                   See "Risk Factors."

OTC Bulletin Board Market
trading symbol                     ISNQ


(1) Assumes exercise or conversion in full into shares of common stock of the warrants, options and conversion rights held by the selling stockholders as described in "Selling Stockholders."

                                 RISK FACTORS

     Before you invest in our common stock, you should be aware of various risks, including those described below. Investing in our common stock involves a high degree of risk. You should carefully consider these risk factors, together with all of the other information included in this prospectus, before you decide whether to purchase shares of our common stock. Our business, financial condition, and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

Risks Particular to Insynq, Inc.

     We have historically operated at a loss, have experienced negative operating cash flows, and anticipate that losses will continue.

     We have experienced net losses and negative cash flows since we began implementing our current business plan. We expect that the ongoing implementation of our current business plan will increase our net losses and our negative cash flows for the foreseeable future as we continue to incur significant operating expenses and make capital investments in our business. We may never generate sufficient revenues to achieve profitability, and if we are unable to make a profit, we may not be able to continue to operate our business. Even if we do become profitable, we may not be able to sustain or increase profitability on a quarterly or annual basis.

     Our limited operating history makes evaluating our business difficult.

     Insynq, Inc., a development stage company, began doing business in September 1998. Accordingly, we have only a very limited operating history upon which you can evaluate our business and prospects. We face the risks, expenses and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets, including on-line companies which host hardware and software applications for other companies. Our past financial results may not be representative of our future financial results.

     There is substantial doubt about our ability to continue as a going concern.

     Due to our limited operations, we currently do not have sufficient revenue to cover our operating costs to allow us to continue as a going concern indefinitely. We are currently late in the payment of a number of our trade payables, and our inability to raise additional capital to pay these payables, along with our day to day operating expenses, could have a material adverse effect on our operations and ability to continue as a business. We plan to continue to raise funds through public and private debt and equity financings and, consistent with this approach, have entered into several non-exclusive financial advisory agreements.

     Our quarterly results of operations fluctuate, which could result in a lower price for our common stock.

     Our quarterly results may be affected by factors that may be beyond our control, including, but not limited to, the following:

     .    Introduction of new products or pricing programs by our competitors;
     . Changes in pricing for, and changes in the gross margins of, certain products, services, or lines of business as our business model continues to develop;
     .    Difficulty managing growth;
     . Technical difficulties or systems downtime affecting our services and products;
     .    Variations in spending patterns by companies;
     .    Other business interruptions;
     .    Increases in necessary operating expenses;
     . The amount and timing of costs associated with the development and maintenance of new hardware and software products;
     . Economic conditions specific to the Internet or to the hardware and software hosting business, as well as general economic conditions;
     .    Customer acceptance of our products and business model;
     .    Costs and risks associated with potential acquisitions;

     . Inability to acquire or lack of availability of necessary hardware or software components, or difficulties in manufacturing; and
     . Inability to provision additional bandwidth to adequately service customer growth.

     In addition, a substantial portion of our expenses, including most product development and selling and marketing expenses, must be incurred in advance of revenue generation. If our actual revenue does not meet our expectations, then our operating profit, if any, may fall short of our expectations. Further, we may change our pricing strategy for our products due to the rapidly evolving market for hosting hardware and software applications, and this may affect our quarterly results. Any one or more of these factors could affect our business, financial condition, and results of operations, and this makes the prediction of results of operations on a quarterly basis unreliable. As a result, period-to-period comparisons of our historical results of operations may not be meaningful and should not be relied on as an indication of our future performance. Also, due to these and other factors, it is possible that our quarterly results of operations may fall below the expectations of public market analysts and investors. This could adversely affect the trading price of our common stock.

     We will require additional capital and/or vendor credit in the future, which may not be available to us.

     In order to execute our short-term and long-term strategic plans, we need to continue to raise funds through public or private debt or equity financing and obtain and improve credit from key vendors. If we raise additional funds by issuing equity securities, our stockholders may suffer material dilution in their holdings of our common stock. Also, as a result of cash flow shortages that have caused or may cause us to be delinquent on operating payments, adequate funds and credit may not be available to us when we need them, or may not be available to us on favorable terms. In this case, we may be not be able to obtain or maintain key vendor products and services, develop or enhance our products or services, take advantage of business opportunities, or respond to competitive pressures, any of which could harm our business. If we are unable to raise additional capital or maintain vendor credit, we will not be able to achieve the goals set forth in our strategic plan and may be unable to continue to operate our business.

     Our future capital requirements and vendor relationships will depend upon many factors, including the following:

     .    Costs to develop and maintain our on-line hosting of hardware and software;
     .    The rate at which we expand our operations;
     . Our ability to pay timely outstanding amounts to key vendors and improve our credit rating;
     .    The extent to which we develop and upgrade our technology;
     .    The occurrence, timing, size and success of acquisitions; and
     .    The response of competitors to our service offerings.

     Future demand for ASP services is highly uncertain.

     The market for ASP services has only recently begun to develop and is evolving rapidly. Future demand for these services is highly uncertain. We believe that many of our potential customers are not fully aware of the benefits of ASP services. We must educate potential customers regarding these benefits and convince them of our ability to provide complete and reliable services. The market for ASP services may never become viable or grow further. If the market for our ASP services does not grow or grows more slowly than we currently anticipate, our business, financial condition and operating results will be materially adversely affected.

     Our internal accounting and financial controls have weaknesses due primarily to the lack of qualified accounting and financial staff prior to June 2000, and we are unable to determine to what extent these weaknesses have had on our management systems and financial reporting.

     From our inception through June 5, 2000, M. Carroll Benton was our controller and principal accounting officer. During this time period Ms. Benton was also the owner and principal accounting officer of Interactive Information Systems Corporation, or Interactive, a Washington corporation, during which time an undetermined number of related party transactions occurred between Insynq and Interactive.

     When preparing for the audit of our financial statements for the year ended May 31, 2000, our then chief financial officer and our in-house financial team reported to us conditions they believed to be material weaknesses in our system of internal accounting and financial controls related to the financial statement process and reconciliation and analysis of general ledger account balances. In response to this, we hired additional subsidiary accounting personnel. We have begun to identify measures to improve our system of internal controls, implement more rigorous internal accounting policies, procedures and controls, and conduct accounting systems training. Further, we have selected a more robust and capable accounting system and are planning its implementation. However, these measures may not be successful in correcting the noted deficiencies and we may experience similar or other deficiencies in the future as we continue to expand our operations. If we are unable to establish and maintain effective internal accounting and financial controls, we will not be able to timely and accurately account for and monitor the operations of our business and we therefore may not be able to properly execute our strategic plan, which could have a material adverse affect on our business, results of operations and financial condition.

     We rely on technology and channel alliances and ISVs to refer many of our clients to us.

     We rely on referrals from channel alliances for a portion of our business. Companies with whom we have strategic alliances, including Remedy and Macola, refer their customers to us because we can provide an array of services that complement the products and services they offer. However, these companies may stop or substantially reduce referring business to us or they may decide to cooperate with our competitors and thereby adversely impact or eliminate the amount of referrals made to us. If these third party referrals cease or materially decrease, our sales will materially decline and our business, results of operations, and financial condition will be materially adversely affected.

     If we are unable to obtain key software applications and hardware components from certain vendors, we will be unable to deliver our services.

     We rely on third-party suppliers, including Microsoft, Citrix, and Cisco to provide us with key software applications and hardware components for our infrastructure. Certain components or applications are only available from limited sources. Our inability to obtain these products or other services, including connectivity services, in a timely manner at an acceptable cost or at all, may substantially inhibit our ability to deliver our services, and consequently, our business, results from operations and financial condition will be materially adversely affected.

     Some of our ASP service contracts guarantee certain service levels.

     Some of our ASP contracts contain service guarantees that obligate us to provide our hosted applications at a guaranteed level of performance. To the extent we fail to meet those service levels we may be obligated to provide our customers certain services free of charge. If we continue to fail to meet these service levels, our ASP customers have the right to cancel their contracts with us. These credits or cancellations will cost us money, damage our reputation with our customers and prospective customers, and could materially adversely affect our business, results of operations and financial condition.

     Rapid growth in our business due to an increase in the number of customers purchasing our products and services could strain our operational and financial resources and cause us to lose customers and increase our operating expenses.

     Any increase in the volume of users of our computer systems could strain the capacity of our software or hardware, which could lead to slower response times or system failures. Any future growth may require us, among other things, to:

     .    Expand and upgrade our hardware and software systems;
     . Expand and improve our operational and financial procedures, systems and controls;
     .    Improve our financial and management information systems;
     .    Expand, train and manage a larger workforce; and
     . Improve the coordination among our product development, sales and marketing, financial, accounting and management personnel.

     We cannot assure you that our current level of personnel, systems, and controls will be adequate to support future growth. Our inability to manage growth effectively or to maintain the quality of our products and services could cause us to lose customers and could materially increase our operating expenses.

     If we do not increase awareness of our products and services, our ability to reach new customers will be limited.

     Our future success will depend, in part, on our ability to increase awareness of our products and services. To do so, we must succeed in our marketing efforts, provide high-quality products and services, and increase traffic to our Website. If our marketing efforts are unsuccessful, or if we cannot increase our brand awareness, we may not be able to attract new customers and increase our revenues.

     We depend heavily on our management team that has little experience working together or managing a public company. We have also experienced turnover in our management team, and this turnover could be disruptive to our abilities to work together.

     Our success depends, to a significant extent, upon the efforts and abilities of John P. Gorst, chairman of the board and chief executive officer, as well as on the efforts of other officers and senior management. Loss of the services of any or all of the members of our executive management team, or continued turnover in these positions, could have a material adverse affect our business, results of operations, and financial condition and could cause us to fail to successfully implement our business plan. Also, our executive management team has worked together for less than one year, in part due to turnover in the president and chief financial officer positions. The short period of time that they have worked together, or their inability to work successfully together, and/or continued turnover may adversely affect our ability to manage growth. Moreover, our executive management team has a limited amount of experience managing a public company. Our executive management team may not be able to manage future growth, if any, or the demands of successfully operating a public company.

     There is intense competition for qualified technical professionals and sales and marketing personnel, and our failure to attract and retain these people could affect our ability to respond to rapid technological change and to increase our revenues.

     Our future success also depends upon our ability to attract and retain qualified technical professionals and sales and marketing personnel. Competition for talented personnel, particularly technical professionals, is intense. This competition could increase the costs of hiring and retaining personnel. We may not be able to attract, retain, and adequately motivate our personnel or to integrate new personnel into our operations successfully.

     We may not be able to protect our patents, copyrights, trademarks and proprietary and/or non-proprietary technology, and we may infringe upon the patents, copyrights, trademarks and proprietary rights of others.

     Our services are highly dependent upon proprietary technology, including, for example, our IQ Delivery System, which allows us to upgrade and manage the customer's computing environment, both at the data center and customer level. In addition, we rely on contracts, confidentiality agreements, and copyright, patent, trademark, and trade-secrecy laws to protect our proprietary rights in our technology. We have also obtained, or are pursuing, several trademark, copyright, and patent registrations for our various product names. The protective steps we have taken may not be adequate to deter misappropriation of our proprietary information. In addition, some end-user license provisions protecting against unauthorized use, copying, transfer and disclosure of a licensed program may be unenforceable under the laws of certain jurisdictions and foreign countries. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as the laws of the United States. Failure to adequately protect our intellectual property could harm our brand name, devalue our proprietary content, and affect our ability to compete effectively. Furthermore, defending our intellectual property rights could result in the expenditure of significant financial and managerial resources, which could materially adversely affect our business, results of operations and financial condition. Also, it is possible that our competitors or others will adopt product or service brands similar to ours, possibly leading to customer confusion.

     We utilize open source services and code for some products. While we can modify open source and charge for it, we must release certain changes back to the open source community, which may include competitors. This could negatively affect our ability to compete effectively, and have a material adverse affect on our financial condition and results of operations.

     Some of our technology, including our proprietary code, performs functions similar to technology available from third parties. Therefore, we could be subject to claims that our technology infringes the proprietary rights of third parties. Claims against us, even if without merit, could subject us to costly litigation and could divert the time and attention of our technical and management teams. A claim of infringement may require us, and our customers, to obtain one or more licenses from third parties. We cannot assure you that we or our customers will be able to obtain necessary licenses from third parties at a reasonable cost or at all. Any failure to obtain a required license could have a material adverse effect on our business, results of operations and financial condition.

     Disruptions to our data center, or to the offsite backup storage facilities of third parties with whom we do business, could materially affect our business.

     The continued and uninterrupted performance of our computer systems, and of the backup storage facilities of third parties with whom we do business, is critical to our success. Any system failure that causes interruptions in our ability to deliver our products and services to our customers, including failures that affect our customers' abilities to access our hosted hardware, software, and stored data, could reduce customer satisfaction and, if sustained or repeated, would reduce the attractiveness of our services or result in material liabilities or costs.

     Our hardware and software hosting business strategy, including data backup and storage, depends on the consistent performance of our data center and those of third parties. We offer offsite back-up storage of data for all customers. Our current data center, and those of third parties, is vulnerable to interruption from fire, earthquake, flood, power loss, connectivity failures, vandalism and other malicious acts, and other events beyond our control, including natural disasters. If the data center is damaged in any way, a customer whose data is stored there may lose some or all data, despite routine backup procedures. Our operations are dependent on our ability to protect our computer system, and customer systems, applications and data against damages, including, but not limited to those from computer viruses, fire, earthquake, flood, power loss, connectivity failures, vandalism and other malicious acts, and other events beyond our control, including natural disasters. Damage to our computer system, or to the systems, applications, or data of our customers, could delay or prevent delivery of our products and result in the loss of our customers or in material liabilities. In addition, a failure of our telecommunication providers to provide the data communications capacity in the time frame required by us for any reason could cause interruptions in the delivery of our products. Substantially all of our computer and communications hardware is located at a single facility, and the loss of this hardware or the data it contains would cause severe business interruptions. In the event that we experience significant disruptions that affect our data center, we could lose customers or fail to attract new customers, and our business, results of operations and financial condition would be materially adversely affected.

     We could experience breaches of security when transmitting data to or from our customers, including the use of third-party vendor security technologies and methodologies.

     Our business depends upon our ability to securely transmit confidential information between our data center, third-party backup locations, and the servers of our customers, including the use of third-party vendor security technologies and methodologies. Despite our physical design and setup, and the implementation of a variety of security measures, there exists the risk that certain unauthorized access, computer viruses, accidental or intentional disturbances could occur. We may need to devote substantial capital and personnel resources to protect against the threat of unauthorized penetration of our delivery system or to remedy any problems that such penetration might cause. The occurrence of any of these events could cause us to lose customers, cause harm to our reputation, and expose us to material liability, all of which could have a material adverse effect on our financial condition and results of operations.

     We depend on licensed software applications.

     We depend on contracts with third-party software manufacturers to allow their software applications to be hosted or run at our data center and provided to our customers. We have entered into non-exclusive agreements with third-party companies, including, but not limited to, Microsoft and Citrix that allow us to host some of their software applications at our data center or re-license their software applications to our customers. Under most of these agreements, the software manufacturer can terminate its relationship with us for any reason by giving us as little as 30 days notice. In these instances, the software manufacturer is not liable to us, or to our customers, for any damages resulting from termination. If our relationships with these software manufacturers are terminated, or if these or other software manufacturers do not allow our customers to obtain a license to operate the software application on our data centers, our business, operating results and financial condition could be materially adversely affected.

     The hardware and software we use is complex and may contain defects.

     Our service offerings depend on complex hardware and software that may contain defects, particularly when initially introduced or when new versions are released. Although we test internal and third party software applications prior to deployment, we may not discover software defects that could affect our new or current services or enhancements until deployed. These defects could cause service interruptions or the loss of data, which could damage our reputation, increase our operating costs, impair our ability to generate or collect revenue, delay market acceptance or divert our management and technical resources. Any software modifications we perform as part of our integration services could cause problems in application delivery. Also, because we offer an open-source software solution to our customers, they are likely to hold us accountable for any problems associated with their software, even if the manufacturer caused the problem or defect. Typically, software manufacturers disclaim liability for any damages suffered as a result of software defects and provide only limited warranties. As a result, we may have no recourse against the providers of defective software applications.

     Operating margins on certain products or lines of business may decline over time.

     Operating margins may be adversely affected by increases in material or labor costs, heightened price competition, changes in channels of distribution, or in the mix of products sold. We have recently introduced several new products and services, and we plan to release additional new products or services in the future. If warranty costs associated with new products or services are greater than we have experienced historically, operating margins may be adversely affected. Geographic mix, as well as the mix of configurations within each product or service group may also impact our operating margins. We continue to expand third party and indirect distribution channels, which generally result in reduced operating margins. In addition, increasing third party and indirect distribution channels generally results in greater difficulty in forecasting the mix of our products, and to a certain degree, the timing of our orders.

     We also expect that our operating margins may decrease as we continue to hire additional personnel and increase other operating expenses to support our business. Because these expenses are relatively fixed in the short term, a shortfall in revenue could lead to operating results that fall below expectations.

     We are involved in, or may become involved in, legal proceedings with a former employee, consultants, or other third parties that, if determined against us, could require us or one or more of our executives, to issue or transfer a significant amount of our shares of common stock and perhaps pay damages. The issuance of a significant number of shares of our common stock, especially if at a large discount to the then-current market price, will dilute our stockholder position, and the payment of damages could materially adversely affect our financial condition, results of operations, and therefore, our ability to achieve our business plan.

     We were party to a lawsuit in which the plaintiff, who is the widow of a former principal and shareholder of Insynq-WA, sought the rescission of an agreement pursuant to which our chief executive officer purchased 2,500,000 shares from her, a decision from the court that the agreement is unenforceable, and damages in an unspecified amount. We have settled this lawsuit. See "Legal Proceedings."

     We are a party to a lawsuit in which our former president and chief operating officer seeks damages in excess of $3,000,000 for various claims, including breach of contract of employment, regarding the termination of his employment agreement. See "Legal Proceedings."

     We have received correspondence from a shareholder which appears to threaten litigation against us. The allegations against us are vague, but appear to relate to the shareholder's belief that we have not timely registered warrants held by the shareholder.

     Certain of our Series A and Series B warrant holders have also indicated that they might file suit against us if they do not receive registration rights satisfactory to them.

     In the past, we have negotiated with third parties and entered into contracts, in the normal course of our business, with advisors, consultants and others based on business plans and strategies that we may no longer be pursuing. We believe that such negotiations were terminated and that those contracts are no longer effective. However, it is possible that the other parties to those negotiations and contracts could claim that we did not fulfill our obligations. If a court found that we are obligated under any of those contracts, arrangements or otherwise, we could be liable for an undeterminable amount of compensation or stock or both.

     Our stockholders may suffer material dilution if a material number of options are awarded. If any such litigation occurs, it is likely to be expensive for us. If such suits are determined against us, and a court awards a material amount of cash damages, our business, results of operations and financial condition will be materially adversely affected. In addition, any such litigation could divert management's attention and resources.

     We plan to grow, in part, through mergers with and acquisitions of other companies. However, we may not be able to identify, acquire, and successfully integrate future acquisitions into our own operations, which could materially adversely affect our growth and our operating results.

     Our business strategy contemplates that we will seek a number of significant acquisitions within the next few years. While we have initiated discussions with several acquisition targets, there is no assurance that we will complete any such acquisitions or, if we do complete acquisitions, whether we will successfully integrate these acquisitions into our business. In addition, there is no assurance that if we acquire any businesses, we will achieve anticipated revenue and earnings. Our failure to acquire suitable companies or to successfully integrate any acquired companies into our operations could have a material adverse effect upon our business, operating results, and financial condition.

     Many of our installations, testing agreements, and consulting contracts have fixed prices, which expose us to cost overruns. If we are not able to control cost overruns, our operating results could be materially adversely affected.

     We undertake certain projects on a fixed-price basis rather than billing on a time-and-materials basis, or on a per employee or user basis. Projects with cost overruns would cause our expenses to increase, and would materially adversely affect our business, operating results, and financial condition.

     Many companies use names similar in sound or spelling to "Insynq." Intellectual property infringement claims against us for the use of the name "Insynq," or one similar in sound or spelling, even if without merit, could be expensive to defend and divert management's attention from our business. If a claim to stop us from using our name is successful, we will have to either buy the right to use our name, which may be expensive, or change our name, which may also be expensive.

     We are aware that other companies have claimed use of names similar to "Insynq" for products or services similar to our own. We are in the process of investigating the rights, if any, others may have to the name. In addition, we are attempting to register "Insynq" as a trademark in the United States, Europe, and Canada. However, we may not be able to obtain proprietary rights to the use of this name. We will incur expenses if called to defend our use of the "Insynq" name. Any such litigation, even if without merit, may be time consuming and expensive to defend. It also could divert management's attention and resources and require us to enter into costly royalty or licensing agreements. In addition, if any company in our industry is able to establish a use of the "Insynq" name that is prior to our use, we could be liable for damages and could be forced to stop using the name unless we are able to buy the right to use the name. If we are unable to buy the right to use our name after we lose an infringement claim, we would have to change our name, which may require us to spend money to build new brand recognition and incur other costs. Third parties may assert other infringement claims against us. Any of these events could have a material adverse effect on our business, financial condition, and results of operations.

     Others may seize the market opportunity we have identified because we may not efficiently execute our strategy.

     If we fail to execute our strategy in a timely or effective manner, our competitors may be able to seize the marketing opportunities we have identified. Our business strategy is complex and requires that we successfully and simultaneously complete many tasks. In order to be successful, we will need to:

     . Negotiate effective strategic alliances and develop economically attractive service offerings;
     .  Attract and retain customers;
     .  Attract and retain highly skilled employees;
     . Integrate acquired companies into our operations; and . Evolve our business to gain advantages in an increasingly competitive environment.

     In addition, although some of our management team has worked together for approximately one year, there can be no assurance that we will be able to successfully execute all elements of our strategy.

     Our industry is characterized by rapidly changing technology with continuous improvements in both computer hardware and software, and rapid obsolescence of current systems. If we do not respond effectively and on a timely basis to rapid technological change in our industry, we will not be able to effectively sell our services and our sales will materially adversely decline.

     We must continually buy new computer hardware and license new computer software systems to effectively compete in our industry. Our software delivery methodologies must be able to support changes in the underlying software applications that are delivered to our customers. The rapid development of new technologies increases the risk that current or new competitors could develop products or services that would reduce the competitiveness of our products or services. We rely on software providers to produce software applications that keep pace with our customers' demands.

     There is no assurance that we will successfully develop or adopt new technologies, introduce new services or enhance our existing services on a timely basis, or that new technologies, new services or enhancements we use or develop will achieve market acceptance. If we fail to address these developments, we will lose sales to our competitors, and our business, operating results and financial condition will be materially adversely affected.

     Although our current operations include operating as a technology-focused company, our previous business activities included gaming, natural resource mining, and exploration. As a result, we may be exposed to unknown environmental and other liabilities that could require us to expand our financial resources and materially adversely affect our financial condition.

     The assets of a predecessor company were acquired by a publicly-traded company that was engaged, prior to August 1999, in gaming, and prior to 1993, in natural resource exploration and development, including mining, and oil and gas. We no longer own any mining, oil and gas, or gaming-related assets. The mining, mineral processing, and oil and gas industries are subject to extensive governmental regulations for the protection of the environment, including regulations relating to air and water quality, site reclamation, solid and hazardous waste handling and disposal and the promotion of occupational safety. We could be held responsible for any liabilities relating to our previous involvement in gaming, mining or oil and gas exploration and development, which liabilities would result in our spending our cash resources and could have a material adverse effect on our business, financial condition and results of operations.

     Reliability Of Market Data

     Market data used within this report was obtained from internal sources and from industry publications. Such industry publications typically contain a statement to the effect that the information contained therein was obtained from sources considered to be reliable, but that the completeness and accuracy of such information is not guaranteed. While we believe that the market data presented herein is reliable, we have not independently verified such data. Similarly, market data supplied by internal sources, which we believe to be reliable, has not been verified by independent sources.

     Third Party Reports and Press Releases

     We do not make financial forecasts or projections, nor do we endorse the financial forecasts or projections of third parties or comment on the accuracy of third party reports. We do not participate in the preparation of the reports or the estimates given by analysts. Analysts who issue financial reports are not privy to non-public financial information. Any purchase of our securities based on financial estimates provided by analysts or third parties is done entirely at the risk of the purchaser.

     We periodically issue press releases to update stockholders on new developments relating to Insynq and our business. These releases may contain certain statements of a forward-looking nature relating to future events or our future financial performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and which are intended to be covered by the safe harbors created thereby.

     Readers are cautioned that such statements are only predictions, and that actual events or results may materially differ with those statements. In evaluating such statements, readers should specifically review the various risk factors described herein, among others we identify in documents we file with the SEC, which could cause actual results to differ materially from those indicated by such forward-looking statements.

Risks Related to Our Industry

     The failure of the Internet to grow or to remain a viable commercial medium could harm our growth.

     Our success depends in large part on the maintenance of the Internet infrastructure as a reliable network backbone that provides adequate speed, data capacity, and security. Our success also depends on the timely development of products, such as high-speed modems, that enable reliable Internet access and services. The Internet may continue to experience significant growth in the number of users, frequency of use and amount of data transmitted. The Internet infrastructure may not be able to support the demands placed on it and the performance or reliability of the Internet may be adversely affected by this continued growth. In addition, the Internet could lose its commercial viability if the number of people who use the Internet does not continue to grow. A number of factors, including unreliable service, unavailability of cost-effective, high-speed access to the Internet or concerns about security, could impede this growth. The infrastructure or complementary products and services necessary to maintain the Internet as a viable commercial medium may not be developed, and, as a result, the Internet may not continue to be a viable commercial medium for us.

     If the government adopts regulations that charge Internet access fees or impose taxes on subscriptions to our Web-based products, our operating expenses will increase.

     Currently there are few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted that address issues such as pricing and the characteristics of products and services. In addition, several connectivity companies have petitioned the Federal Communications Commission to regulate Internet and on-line service providers in a manner similar to long-distance telephone carriers and to impose access fees on them. This regulation, if imposed, could increase the cost of transmitting data over the Internet. Moreover, it may take years to determine the extent to which existing laws relating to issues such as intellectual property ownership and infringement, libel, obscenity and personal privacy are applicable to the Internet. Finally, state tax laws and regulations relating to the provision of products and services over the Internet are still developing. A few states have tried to impose taxes on products and services provided over the Internet. If additional states try to do so, our operating costs may increase and we may not be able to increase the price that we charge for our products to cover these costs. Any new laws or regulations or new interpretations of existing laws and regulations relating to the Internet could decrease the growth in the use of the Internet, decrease the demand for traffic on our Website, increase our operating expenses, or otherwise adversely affect our business.

     Our industry is rapidly changing.

     Our industry is characterized by rapidly changing technology with continuous improvements in both computer hardware and software. If we do not respond effectively and on a timely basis to rapid technological change in our industry, we will not be able to effectively sell our services and our sales will materially decline. We must continually purchase new computer hardware and license new computer software systems to effectively compete in our industry. In addition, our software delivery methodologies must be able to support changes in the software applications that are delivered to our customers. The rapid development of new technologies increases the risk that current or new competitors could develop products or services that would reduce the competitiveness of our products or services. And moreover, we rely on software providers to produce software that keeps pace with our customers' demands.

     We may not successfully develop or adopt new technologies, introduce new services or enhance our existing services on a timely basis; in addition, new technologies, services, or enhancements we use may never achieve market acceptance. If we fail to address these developments, we will lose sales to our competitors and our business, operating results, and financial condition will be materially adversely affected.

Risks Related to Our Common Stock

     Anti-takeover actions and/or provisions could prevent or delay a change in control.

     Provisions of our certificate of incorporation and bylaws and Delaware law may make it more difficult for a third party to acquire us, even if so doing would be beneficial to our stockholders. These include the following:

     . Our board of directors is authorized to issue of up to 10,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions of those shares without any further vote or action by the stockholders, which may be used by the Board to create voting impediments or otherwise delay or prevent a change in control or to modify the rights of holders of our common stock;

     . Our board of directors is authorized to issue of up to 10,000,000 shares of class A common stock pursuant to which the holders of such stock are entitled to three (3) votes for each share held, on all matters submitted to stockholders, which voting power may be used by the holders of such stock to create voting impediments or otherwise delay or prevent a change in control or to modify the rights of holders of our common stock;

     . A prohibition on cumulative voting in the election of directors, which would otherwise allow less than a majority of stockholders to elect directors;

     . Our articles of incorporation provide that Section 203 of the Delaware General Corporation Law, an anti-takeover law, will not apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale of other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associated, owns, or within three years prior, did own, 15% or more of our voting stock; and

     . Limitations on who may call annual and special meetings of stockholders.

     Control by officers and directors could have an adverse effect on our stockholders.

     As of December 5, 2000, our directors, executive officers, and their affiliates beneficially owned approximately 59.1% of our outstanding common stock. John P. Gorst, our chairman of the board and chief executive officer, beneficially owns approximately 36.0% of our outstanding common stock and M. Carroll Benton, our chief administrative officer, secretary, treasurer and director beneficially owns approximately 23.1% of our outstanding common stock. As a result, these stockholders, acting together, have the ability to control substantially all matters submitted to our stockholders for approval, including the election and removal of directors and any merger, consolidation, takeover or other business combination involving us, and to control our management and affairs. This may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which could materially adversely affect the market price of our common stock.

     The volatility of our stock price could adversely affect our stockholders.

     There currently is a public market for our common stock, but there is no assurance that there will always be such a market. The trading price of our common stock is highly volatile and could be subject to wide fluctuations in response to factors such as:

     .  Actual or anticipated variations in quarterly operating results;
     .  Announcements of technological innovations;
     . New sales methodologies, contracts, products or services by us or our competitors;
     .  Changes in financial estimates by securities analysts;
     . Announcements of significant acquisitions, strategic partnerships, joint ventures or capital commitments;
     .  Additions or departures of key personnel;
     .  Sales of common stock; or
     . Other general economic or stock market conditions, many of which are beyond our control.

     In addition, the stock market in general, and the market for Internet-related and technology companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies. The trading prices of many technology companies' stock have, during the last year, been at or near unprecedented levels. There can be no assurance that these trading prices and price-to-earnings predictions will be repeated. These broad market and industry factors may materially adversely affect the market price of our common stock, regardless of our operating performance. Historically, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against that company. The institution of similar litigation against us could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect on our business, financial condition, and results of operations.

     You should not expect to receive dividends from us.

     We currently do not anticipate paying any cash dividends on our common stock in the foreseeable future and we intend to retain our earnings, if any, to finance the expansion of our business and for general corporate purposes. Any payment of future dividends will be at the discretion of our board of directors and will depend upon, among other things, our earnings, financial condition, capital requirements, level of indebtedness, contractual restrictions, and other factors that our board of directors deems relevant.

                                USE OF PROCEEDS

     We will not receive any of the proceeds from the sale of the shares of common stock offered by the selling stockholders under this prospectus. If all currently outstanding warrants and options to purchase the shares of common stock offered for resale in this offering were exercised, Insynq would receive aggregate gross proceeds of approximately $11,455,699 assuming those shareholders with cashless exercise rights use the cashless feature.

     The net proceeds, if any, that we receive from the exercise of warrants and options will be used for working capital and general corporate purposes. We may also use all or a portion of the net proceeds for the acquisition of businesses, products and technologies or otherwise to enter into strategic alliances. While we from time to time have engaged, and expect to continue to engage, in preliminary discussions with other business entities with regard to the possibility of acquisitions or strategic alliances, as of the date of this prospectus no discussions have resulted in any pending definitive acquisition or strategic alliance agreements. We can give no assurances that we will be able to reach a definitive agreement on or consummate any such related transaction. Pending any uses, we intend to invest the net proceeds from the warrant and option exercises in short-term, interest-bearing, investment-grade securities.

     The foregoing represents our current best estimate of our use of the net proceeds derived from the exercise of the warrants and options to purchase the shares of common stock offered in this prospectus, if any, based upon our present plans, the state of our business operations and current conditions in the industries in which we operate. We reserve the right to change the use of the net proceeds if unanticipated developments in our business, business opportunities, or changes in economic, regulatory or competitive conditions, make shifts in the allocations of proceeds necessary or desirable.

                              SELLING STOCKHOLDERS

     This prospectus relates to the offer and sale by the following selling stockholders of the indicated number of shares, some of which are issuable pursuant to warrants and/or options held by these selling stockholders. We are not aware that any of these selling stockholders has any plan, arrangement, understanding, agreement, commitment or intention to sell their securities. See "Plan of Distribution." None of the following shareholders, other than Charles Benton, the husband of our secretary, treasurer and chief administrative officer
M. Carroll Benton, has held any position or office within Insynq, nor has had any other material relationship with us in the past three years, other than in connection with the transactions pursuant to which the selling stockholders acquired the warrants, options, rights to conversion and common shares.

     The following table sets forth some information about the selling stockholders for whom we are registering shares of common stock for resale to the public. The information in the table assumes no sales are effected by the selling stockholders other than pursuant to this registration statement, and that all shares of common stock being registered pursuant to this registration statement are sold. Certain of these shares have been, or will be, acquired by the selling stockholders pursuant to:

     . the exercise by Consulting & Strategy International, LLC of warrants to purchase 2,000,000 shares of common stock, in 500,000 share increments, at exercise prices of $1.25, $1.50, $2.00 and $2.25, in accordance with the terms of that certain Warrant Purchase Agreement dated February 24, 2000, and an option to purchase 600,000 shares at an exercise price of $1.00 per share in accordance with that certain Business Services Agreement dated November 18, 1999;

     . the exercise of warrants to purchase 218,637 shares at $2.13 per share by Robert J. Torres and 134,003 shares at $2.13 per share by Lowell Cooper in accordance with that certain Consulting Agreement dated October 28, 1999;

     . the exercise of warrants to purchase 282,112 shares at $0.35 per share by Hewlett-Packard under that certain Warrant Agreement dated June 1, 1999;

     . the exercise of warrants to purchase an aggregate of 125,000 shares at $3.00 per share by Timothy Horan (50,000), Raymond Betz (25,000) and International Fluid Dynamics, Inc. (50,000) in accordance with those certain Warrant Agreements dated May 17, 2000;

     . the exercise of warrants to purchase 325,000 shares at $2.00 per share by each of International Fluid Dynamics, Inc., subsequently transferred to Sage Capital Management, Inc., and Garnier Holdings, Ltd. in accordance with those certain Warrant Agreements dated July 17, 2000;

     . the exercise of warrants to purchase 457,746 shares at $1.00 per share by each of TCA Investments, Inc. and Travin Partners, L.L.L.P. in accordance with those certain Subscription Agreements dated June 16, 2000;

     . the exercise of warrants to purchase 57,144 shares at $3.25 per share by The Perry Family Trust in accordance with that certain Warrant Agreement dated April 6, 2000;

     . the exercise of warrants to purchase 285,714 shares at $2.75 per share and 285,714 shares at $3.75 per share by Plazacorp Investors Limited in accordance with those certain Warrant Agreements dated April 26, 2000;

     . the exercise of warrants to purchase 125,000 shares at $1.00 per share by each of TCA Investments, Inc., subsequently transferred to Sage Capital Management, Inc., and Travin Partners, L.L.L.P. in accordance with those certain Subscription Agreements dated September 11, 2000;

     . the exercise of warrants to purchase an aggregate of 1,311,820 shares at $1.77 per share and 1,311,820 shares at $2.84 per share by our Series A and Series B warrant holders pursuant to certain Warrant Agreements dated February 18, 2000;

     . that certain agreement between Charles Benton, the husband of our secretary, treasurer and chief administrative officer M. Carroll Benton, and John P. Gorst, us, and certain other parties, pursuant to which Mr. Benton received 248,466 shares in exchange for the release of certain potential claims; in addition, Mr. Benton previously owned 248,000 shares which are also being registered hereunder.

     . that certain Settlement Agreement for 1,500,000 shares between Kathleen McHenry, Hagens, Berman, LLP, John P. Gorst, us and other parties.

     . the exercise of warrants to purchase 100,000 shares at $0.50 per share by Locke Liddell & Sapp LLP in accordance with that certain Warrant Agreement dated December 7, 2000.

     . an Agreement with International Fluid Dynamics, Inc. whereby the amount due under a promissory note dated October 20, 2000 was converted into 250,000 shares of common stock.

     . an Agreement with Travin Partners, L.L.L.P., subsequently transferred to Gerald M. Sherman, whereby the amount due under a promissory note dated October 20, 2000 was converted into 250,000 shares of common stock.

     . an Agreement with Plazacorp Investments Limited whereby the amount due under a promissory note dated October 20, 2000 was converted into 500,000 shares of common stock.

     . an Agreement with TCA Investments, Inc. whereby the amount which could be converted under a convertible debenture dated June 16, 2000 was converted into 650,000 shares of common stock.

     . an Agreement with Travin Partners, L.L.L.P. whereby the amount which could be converted under a convertible debenture dated June 16, 2000 was converted into 650,000 shares of common stock.

      . an Agreement with International Fluid Dynamics, Inc., subsequently transferred to Sage Capital Management, Inc., whereby the amount due under a promissory note dated July 17, 2000 was converted into 255,000 shares of common stock.

     . an Agreement with Garnier Holdings, Ltd. whereby the amount due under a promissory note dated July 17, 2000 was converted into 255,000 shares of common stock.

     . an Agreement with TCA Investments, Inc., subsequently transferred to Sage Capital Management, Inc., whereby the amount which could be converted under a convertible debenture dated September 11, 2000 was converted into 250,000 shares of common stock.

     . an Agreement with Travin Partners, L.L.L.P., subsequently transferred to Gerald M. Sherman, whereby the amount which could be converted under a convertibl debenture dated September 11, 2000 was converted into 250,000 shares of common stock.

     . an Agreement with International Fluid Dynamics, Inc. under which shares that may be "put" to us at $2.86 per share under a Registration and Repurchase Agreement may be converted into 286,000 shares.

     . an Agreement with Raymond Betz under which shares that may be "put" to us at $2.86 per share under a Registration and Repurchase Agreement may be converted into 143,000 shares.

     . an Agreement with Timothy Horan, Jr. under which shares that may be "put" to us at $2.86 per share under a Registration and Repurchase Agreement may be converted into 286,000 shares.

     . an Agreement with Plazacorp Investments Limited under which shares that may be "put" to us at $2.50 per share under a Registration and Repurchase Agreement may be converted into 1,428,730 shares.

-----------------------------------------------------------------------------------------------------------------------
NAME                               NUMBER OF SHARES       NUMBER OF SHARES        NUMBER OF SHARES     PERCENT
                                   BENEFICIALLY OWNED     BEING REGISTERED        BENEFICIALLY         BENEFICIALLY
                                   PRIOR TO OFFERING      UNDER OFFERING          OWNED AFTER          OWNED AFTER
                                   FOR RESALE                                     OFFERING*            OFFERING
-----------------------------------------------------------------------------------------------------------------------
Consulting & Strategy
International, L.L.C. (1)                  2,600,000                2,600,000                 0                   0
-----------------------------------------------------------------------------------------------------------------------
Robert Torres (2)                            857,619                  644,625           212,994                   +
-----------------------------------------------------------------------------------------------------------------------
Lowell Cooper                                134,003                  134,003                 0                   0
-----------------------------------------------------------------------------------------------------------------------
Hewlett Packard                              282,112                  282,112                 0                   0
-----------------------------------------------------------------------------------------------------------------------
Timothy Horan, Jr.(3)                        786,000                  786,000                 0                   0
-----------------------------------------------------------------------------------------------------------------------
Raymond Betz (4)                             218,000                  218,000                 0                   0
-----------------------------------------------------------------------------------------------------------------------
International Fluid Dynamics,
Inc. (5)                                     586,000                  586,000                 0                   0
-----------------------------------------------------------------------------------------------------------------------
Sage Capital Management, Inc. (6)            955,000                  955,000                 0                   0
-----------------------------------------------------------------------------------------------------------------------
Garnier Holdings, Ltd. (7)                   580,000                  580,000                 0                   0
-----------------------------------------------------------------------------------------------------------------------
Travin Partners, L.L.L.P. (8)              1,532,746                1,532,746                 0                   0
-----------------------------------------------------------------------------------------------------------------------
TCA Investments, Inc.(9)                   1,107,746                1,107,746                 0                   0
-----------------------------------------------------------------------------------------------------------------------
Charles Benton(10)                         6,242,112                  496,466         5,745,646                16.1%
-----------------------------------------------------------------------------------------------------------------------
Kathleen McHenry(11)                       1,150,000                1,150,000                 0                   0
-----------------------------------------------------------------------------------------------------------------------
Hagens, Berman, LLP(11)                      350,000                  350,000                 0                   0
-----------------------------------------------------------------------------------------------------------------------
Gerald Sherman                               600,000                  600,000                 0                   0
-----------------------------------------------------------------------------------------------------------------------
Martin Weiner                                100,000                  100,000                 0                   0
-----------------------------------------------------------------------------------------------------------------------
Rhea H. Laws                                  90,000                   90,000                 0                   0
-----------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------------------------
NAME                            NUMBER OF SHARES        NUMBER OF SHARES BEING   NUMBER OF SHARES
                                BENEFICIALLY OWNED      REGISTERED UNDER         BENEFICIALLY OWNED    PERCENT
                                PRIOR TO OFFERING FOR   OFFERING                 AFTER OFFERING*       BENEFICIALLY OWNED
                                RESALE                                                                 AFTER OFFERING
----------------------------------------------------------------------------------------------------------------------------
Jeffrey L. Henkin                         40,000                   40,000                  0                  0
----------------------------------------------------------------------------------------------------------------------------
Lan Bentsen                               20,000                   20,000                  0                  0
----------------------------------------------------------------------------------------------------------------------------
The Perry Family Trust                   114,288                  114,288                  0                  0
----------------------------------------------------------------------------------------------------------------------------
Plazacorp Investors Limited (12)       2,500,158                2,500,158                  0                  0
----------------------------------------------------------------------------------------------------------------------------
Locke Liddell & Sapp LLP                 100,000                  100,000                  0                  0
----------------------------------------------------------------------------------------------------------------------------
Series A and B Warrant Holders
----------------------------------------------------------------------------------------------------------------------------
Astro Enterprises                        105,792                   70,528             35,264                  +
----------------------------------------------------------------------------------------------------------------------------
Stephen Hull                             126,948                   84,632             42,316                  +
----------------------------------------------------------------------------------------------------------------------------
Laron W. Kent                            126,948                   84,632             42,316                  +
----------------------------------------------------------------------------------------------------------------------------
Larry McDermid                             8,466                    5,644              2,822                  +
----------------------------------------------------------------------------------------------------------------------------
Larry McLanahan                          211,584                  141,056             70,528                  +
----------------------------------------------------------------------------------------------------------------------------
Theodore Yvon Roy                        169,266                  112,844             56,422                  +
----------------------------------------------------------------------------------------------------------------------------
Joseph Wiberg                             63,474                   42,316             21,158                  +
----------------------------------------------------------------------------------------------------------------------------
Melea Johnson                             10,578                    7,052              3,526                  +
----------------------------------------------------------------------------------------------------------------------------
Spencer Jones                             10,578                    7,052              3,526                  +
----------------------------------------------------------------------------------------------------------------------------
David Kent                                10,578                    7,052              3,526                  +
----------------------------------------------------------------------------------------------------------------------------
Jerald Kent                               10,578                    7,052              3,526                  +
----------------------------------------------------------------------------------------------------------------------------
Ray Jarvis                                 8,466                    5,644              2,822                  +
----------------------------------------------------------------------------------------------------------------------------
Glen Hult                                 84,636                   56,424             28,212                  +
----------------------------------------------------------------------------------------------------------------------------
Tren Jones                                42,318                   28,212             14,106                  +
----------------------------------------------------------------------------------------------------------------------------
Elaine Kent                               21,162                   14,108              7,054                  +
----------------------------------------------------------------------------------------------------------------------------
Loretta Legault                           42,318                   28,212             14,106                  +
----------------------------------------------------------------------------------------------------------------------------
Verna B. Campbell Trust                   21,156                   14,104              7,052                  +
----------------------------------------------------------------------------------------------------------------------------
Kevin Lyle                                42,318                   28,212             14,106                  +
----------------------------------------------------------------------------------------------------------------------------
Charles Destree                           21,156                   14,104              7,052                  +
----------------------------------------------------------------------------------------------------------------------------
Sharon C. Smith                           21,156                   14,104              7,052                  +
----------------------------------------------------------------------------------------------------------------------------
W.L. Hyndman                              21,156                   14,104              7,052                  +
----------------------------------------------------------------------------------------------------------------------------
Charles L. Hyndman                        21,156                   14,104              7,052                  +
----------------------------------------------------------------------------------------------------------------------------
Gann Family Trust                         21,156                   14,104              7,052                  +
----------------------------------------------------------------------------------------------------------------------------
Erle R. Robertson                         21,156                   14,104              7,052                  +
----------------------------------------------------------------------------------------------------------------------------
Eagle One Enterprises, Inc.               10,578                    7,052              3,526                  +
----------------------------------------------------------------------------------------------------------------------------
Bonnie Wilks                              42,318                   28,212             14,106                  +
----------------------------------------------------------------------------------------------------------------------------
Barbara Eisenhour                         10,578                    7,052              3,526                  +
----------------------------------------------------------------------------------------------------------------------------
James R. Stutz                            12,696                    8,464              4,232                  +
----------------------------------------------------------------------------------------------------------------------------
Bill Gantry                               63,474                   42,316             21,158                  +
----------------------------------------------------------------------------------------------------------------------------
Vicki Jarvis                              21,162                   14,108              7,054                  +
----------------------------------------------------------------------------------------------------------------------------
Mike Noland                               16,926                   11,284              5,642                  +
----------------------------------------------------------------------------------------------------------------------------
James M. Vranizan                         21,162                   14,108              7,054                  +
----------------------------------------------------------------------------------------------------------------------------
Mary Crocker                               4,230                    2,820              1,410                  +
----------------------------------------------------------------------------------------------------------------------------
David Cooper                               4,230                    2,820              1,410                  +
----------------------------------------------------------------------------------------------------------------------------
Gary Forcum                               84,636                   56,424             28,212                  +
----------------------------------------------------------------------------------------------------------------------------
Donald L. Manzano                         10,578                    7,052              3,526                  +
----------------------------------------------------------------------------------------------------------------------------
Don Manzano                               12,696                    8,464              4,232                  +
----------------------------------------------------------------------------------------------------------------------------
Leitze Family Trust                       21,156                   14,104              7,052                  +
----------------------------------------------------------------------------------------------------------------------------
Paul Panico                               25,392                   16,928              8,464                  +
----------------------------------------------------------------------------------------------------------------------------
Rebecca D. Vidrine                        10,578                    7,052              3,526                  +
----------------------------------------------------------------------------------------------------------------------------
Mark Bowin                                84,636                   56,424             28,212                  +
----------------------------------------------------------------------------------------------------------------------------
Aspen Ridge                               74,052                   49,368             24,684                  +
----------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------
                            NUMBER OF                                      NUMBER OF
                            SHARES               NUMBER OF                 SHARES                PERCENT
                            BENEFICIALLY         SHARES BEING              BENEFICIALLY          BENEFICIALLY
                            OWNED  PRIOR         REGISTERED                OWNED AFTER           OWNED AFTER
NAME                        FOR RESALE           UNDER OFFERING            OFFERING*             OFFERING
--------------------------------------------------------------------------------------------------------------------
Foster Family Trust              12,696                    8,464               4,232                +
--------------------------------------------------------------------------------------------------------------------
Aubrey & Lois Foster             21,162                   14,108               7,054                +
--------------------------------------------------------------------------------------------------------------------
Clayton Foster                   10,578                    7,052               3,526                +
--------------------------------------------------------------------------------------------------------------------
Deborah Foster                   10,578                    7,052               3,526                +
--------------------------------------------------------------------------------------------------------------------
Lee Foster                       12,696                    8,464               4,232                +
--------------------------------------------------------------------------------------------------------------------
Shawna Foster                    10,578                    7,052               3,526                +
--------------------------------------------------------------------------------------------------------------------
Carol Jones                      42,318                   28,212              14,106                +
--------------------------------------------------------------------------------------------------------------------
Tawnya Jones                     10,578                    7,052               3,526                +
--------------------------------------------------------------------------------------------------------------------
Peter Franklin                   10,578                    7,052               3,526                +
--------------------------------------------------------------------------------------------------------------------
Gene Gladysz                     42,318                   28,212              14,106                +
--------------------------------------------------------------------------------------------------------------------
Colin McKean                     21,162                   14,108               7,054                +
--------------------------------------------------------------------------------------------------------------------
Northern Foods Ltd.              42,318                   28,212              14,106                +
--------------------------------------------------------------------------------------------------------------------
Michelle Visic                   10,578                    7,052               3,526                +
--------------------------------------------------------------------------------------------------------------------
Christopher Yen                  42,318                   28,212              14,106                +
--------------------------------------------------------------------------------------------------------------------
Linda M. Jones                   48,666                   32,444              16,222                +
--------------------------------------------------------------------------------------------------------------------
Eldon Worobieff                  21,162                   14,108               7,054                +
--------------------------------------------------------------------------------------------------------------------
Julian J. Villegas               42,318                   28,212              14,106                +
--------------------------------------------------------------------------------------------------------------------
Mary L. Bailey                   21,156                   14,104               7,052                +
--------------------------------------------------------------------------------------------------------------------
William E. Ballard               21,156                   14,104               7,052                +
--------------------------------------------------------------------------------------------------------------------
Lavern D. Turner                 21,162                   14,108               7,054                +
--------------------------------------------------------------------------------------------------------------------
Arthur Delisle Jr.               25,398                   16,932               8,466                +
--------------------------------------------------------------------------------------------------------------------
Arthur Kuntz                     42,318                   28,212              14,106                +
--------------------------------------------------------------------------------------------------------------------
Steven Neumann                   42,318                   28,212              14,106                +
--------------------------------------------------------------------------------------------------------------------
Steven G. Rodacker, Sr.          50,784                   33,856              16,928                +
--------------------------------------------------------------------------------------------------------------------
Orville M. Rolf                  42,318                   28,212              14,106                +
--------------------------------------------------------------------------------------------------------------------
Kenneth R. Taylor                21,156                   14,104               7,052                +
--------------------------------------------------------------------------------------------------------------------
William Thompson                 21,156                   14,104               7,052                +
--------------------------------------------------------------------------------------------------------------------
Glenn Whitestone                 21,156                   14,104               7,052                +
--------------------------------------------------------------------------------------------------------------------
Brent A. Johnston                10,578                    7,052               3,526                +
--------------------------------------------------------------------------------------------------------------------
John H. Gorst                    10,578                    7,052               3,526                +
--------------------------------------------------------------------------------------------------------------------
Robert Bailey                    10,578                    7,052               3,526                +
--------------------------------------------------------------------------------------------------------------------
Brad Hageman                     10,578                    7,052               3,526                +
--------------------------------------------------------------------------------------------------------------------
Peter Hummel                     10,578                    7,052               3,526                +
--------------------------------------------------------------------------------------------------------------------
Rob Neiffer                      10,578                    7,052               3,526                +
--------------------------------------------------------------------------------------------------------------------
David P. Allen                  211,584                  141,056              70,528                +
--------------------------------------------------------------------------------------------------------------------
Donald Siedelman                 31,740                   21,160              10,580                +
--------------------------------------------------------------------------------------------------------------------
Paul Allen                      126,948                   84,632              42,316                +
--------------------------------------------------------------------------------------------------------------------
Bradley Casper                  135,414                   90,276              45,138                +
--------------------------------------------------------------------------------------------------------------------
Loraine Callahan                 10,578                    7,052               3,526                +
--------------------------------------------------------------------------------------------------------------------
Michael Farwell                  10,578                    7,052               3,526                +
--------------------------------------------------------------------------------------------------------------------
Linda Levasseur                 116,370                   77,580              38,790                +
--------------------------------------------------------------------------------------------------------------------
Tarina Lyth                      10,578                    7,052               3,526                +
--------------------------------------------------------------------------------------------------------------------
Todd Williams                    48,666                   32,444              16,222                +
--------------------------------------------------------------------------------------------------------------------
Colin Pool d/b/a ProClear        12,696                    8,464               4,232                +
 Services
--------------------------------------------------------------------------------------------------------------------
TOTAL                        24,242,262               17,184,796           7,057,466
--------------------------------------------------------------------------------------------------------------------

* Assumes all shares are sold under this offering.
+ Less than 1%.

(1) Includes warrants to purchase 2,000,000 shares of common stock and options to purchase 600,000 shares of common stock that are not exercisable until May 1, 2001. These warrants have a cashless exercise feature, and the options additionally cannot be exercised until we have received four million in financing.

(2)  Includes 425,988 Series A & B warrants to purchase shares of common stock.

(3)  Includes 150,000 shares held as trustee for certain individuals as follows:
     75,000 for Timothy Horan, Jr., 37,500 for Travin Partners, L.L.L.C., and 37,500 for International Fluid Dynamics, Inc. Also includes 286,000 shares pursuant to a present right to conversion.

(4)  Includes 143,000 shares pursuant to a present right to conversion.

(5) Includes warrants to purchase 50,000 shares of common stock that are not exercisable until May 1, 2001. Also includes 286,000 shares pursuant to a present right to conversion.

(6) Includes warrants to purchase 325,000 and 125,000 shares of common stock that are not exercisable until May 1, 2001. The warrants to purchase 125,000 shares of common stock have a cashless exercise feature.

(7) Includes warrants to purchase 325,000 shares of common stock that are not exercisable until May 1, 2001.

(8) Includes warrants to purchase 457,746 and 125,000 shares of common stock that are not exercisable until May 1, 2001. The warrants to purchase 125,000 shares of common stock have a cashless exercise feature.

(9) Includes warrants to purchase 457,746 shares of common stock that are not exercisable until May 1, 2001.

(10) Includes 5,745,646 shares owned by Mr. Benton's wife, M. Carroll Benton, as to which Mr. Benton disclaims any beneficial ownership. The 496,466 shares are subject to a lock up agreement for a period of 180 business days after the effective date of the registration of the shares referenced herein, except that Mr. Benton may sell 50,000 shares during each calendar quarter during the term of the lock up.

(11) These shares are subject to a lock up agreement and may not be sold until 180 trading days after the effective date of the registration of the shares referenced herein.

(12) Includes 1,428,730 shares pursuant to a present right to conversion.

          Of the shares of common stock covered by this prospectus, (i) 10,671,186 have not yet been issued and the related warrants, options and rights to conversion remain outstanding, and (ii) 1,996,466 are subject to lock up agreements as described herein.

          In connection with the issuance of shares, warrants and options to certain selling stockholders, we agreed to file and use our best efforts to cause to be declared effective the registration statement of which this prospectus is a part.

          We have agreed to indemnify certain of the selling stockholders against some expenses, claims, losses, damages and liabilities (or action in respect thereof). We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, blue sky expenses, printing expenses, accounting fees, administrative expenses and our own counsel fees and those of certain of the selling stockholders not to exceed various capped rates.

                             PLAN OF DISTRIBUTION

          The shares covered by this prospectus may be offered and sold from time to time by the selling stockholders. The selling stockholders may include donees and pledgees selling shares received from one of the selling stockholders after the date of this prospectus. The selling stockholders will act independently of us in making decisions with respect to the timing, manner, and size of each sale. The selling stockholders may sell the shares being offered by this prospectus in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. Shares may be sold by one or more of the following means of distribution:

     . block trades in which the broker-dealer so engaged will attempt to sell such shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

     . purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

     . ordinary brokerage transactions and transactions in which the broker solicits purchasers;

     .    privately negotiated transactions;

     . broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

     .    a combination of any such methods of sale; and

     .    any other method permitted pursuant to applicable laws.

Amendment and Supplementation Necessitated by Future Sales

     To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of such shares or otherwise, the selling stockholders may enter into hedging transactions with broker-dealer or other financial institutions. In connection with these transactions, broker-dealer or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with the selling stockholders. The selling stockholders may also sell our common stock short and redeliver the shares to close out such short positions. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institution of the shares offered in this prospectus, which shares the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The selling stockholders may also pledge their shares to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     In effecting sales, brokers, dealers or agents engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling stockholders in amounts to be negotiated prior to the sale. These brokers or dealers, the selling stockholders, and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any such commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling stockholders.

Other Information Regarding Future Sales

     In order to comply with the securities laws of some states, if applicable, the shares being offered in this prospectus must be sold in such jurisdictions only through registered or licensed brokers or dealers.

In addition, in some states shares may not be sold unless they have been registered or qualified for sale in the applicable state or a seller complies with an available exemption from the registration or qualification requirement.

     We will make copies of this prospectus available to the selling stockholders and will inform them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares offered hereby. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against some liabilities, including liabilities arising under the Securities Act.

     At the time a particular offer of shares is made, if required, a prospectus supplement will be filed and distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. In addition, upon being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a prospectus supplement will be filed and distributed.

Payment of Expenses

     We will pay all the expenses related to the registration of the shares offered by this prospectus, except for any underwriting, brokerage or related fees, discounts, commissions or the fees or expenses of counsel or advisors to the selling stockholders, except that the we will reimburse the following costs to the following entities/individuals: Plazacorp Investors Limited - $5,000, International Fluid Dynamics, Inc. - $2,000, Timothy Horan, Jr. - $2,000, and Raymond Betz - $1,000.

               MARKET PRICES OF COMMON STOCK AND DIVIDEND POLICY

     Our common stock currently trades on the OTC Bulletin Board under the symbol "ISNQ." Until August 3, 2000, our common stock was traded on the OTC Bulletin Board under the symbol "XCLL." The following table sets forth, for the periods indicated, the high and low bid and ask prices for the common stock as reported on the OTC Bulletin Board. The table gives effect to our two-for-one stock split that occurred on August 3, 2000. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions:

-------------------------------------------------------------------------------
FISCAL YEAR        QUARTER                    BID                 ASK
-------------------------------------------------------------------------------
                                       HIGH        LOW      HIGH       LOW
-------------------------------------------------------------------------------
1999             1st Quarter*          $ 0.01      $0.01    $ 0.08     $0.08
-------------------------------------------------------------------------------
                 2nd Quarter*            0.01       0.01      0.08      0.08
-------------------------------------------------------------------------------
                 3rd Quarter*              +          +       0.05      0.05
-------------------------------------------------------------------------------
                 4th Quarter*              +          +       0.05      0.05
-------------------------------------------------------------------------------
2000             1st Quarter             0.01         +       0.05      0.05
-------------------------------------------------------------------------------
                 2nd Quarter             0.04       0.01      0.12      0.05
-------------------------------------------------------------------------------
                 3rd Quarter             N/A        N/A       N/A       N/A
-------------------------------------------------------------------------------
                *4th Quarter            10.00       2.00     12.75      2.06
-------------------------------------------------------------------------------
2001             1st Quarter             6.25       1.75      6.38      0.06
-------------------------------------------------------------------------------
                 2nd Quarter             2.50       0.69      2.75      0.72
-------------------------------------------------------------------------------
                 3rd Quarter (through    0.94       0.88      1.00      0.75
                 December 5, 2000)
-------------------------------------------------------------------------------

* These bid prices give effect to the following: in connection with our plan of reorganization in its Chapter 11 bankruptcy proceeding, in July 1999, each holder of our common stock received, pro rata, a total of .0102 shares of common stock for each share then held.

+    Less than $0.01.

     On December 5, 2000, the last reported sale price for our common stock on the OTC Bulletin Board was $0.87 per share. On December 5, 2000, there were 923 stockholders of record of our common stock.

     Holders of our common stock are entitled to dividends when, as and if declared by the board of directors out of funds legally available therefor. We have never paid cash dividends on our common stock, and management intends, for the immediate future, to retain any earnings, if any, for the operation and expansion of our business. Any future determination regarding the payment of dividends will depend upon results of operations, capital requirements, our financial condition and such other factors that our board of directors may consider.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the financial statements and notes thereto included elsewhere in this prospectus. The statements contained in this report that are not historical facts, including, without limitation, statements containing the words "believes," "anticipates," "estimates," "expects," and words of similar import, constitute "forward-looking statements." Forward-looking statements are made based upon management's current expectations and beliefs concerning future developments and their potential effects upon the Company. Our actual results could differ materially from those anticipated for many reasons, including risks faced by us described in this prospectus under "Risk Factors."

Overview

     Insynq-WA was incorporated August 31, 1998, and is a development stage company that provides Internet Appliances, managed and hosted software services, Web hosting services, Web-based local and wide area networks, and access to Internet marketing assistance and related equipment and services.

     In late 1999, we (then Insynq-WA) decided to target a combination with a public company and on February 18, 2000, Xcel and Insynq-WA closed an asset purchase transaction in which Xcel acquired substantially all of the assets of Insynq-WA. Xcel continued the business of Insynq-WA and on August 3, 2000, at a special meeting of its shareholders, Xcel completed a re-incorporation merger with its wholly owned subsidiary, Insynq Inc., a Delaware corporation. Today, as a combined entity, we continue to deliver the application hosting and managed software services we founded incorporating Internet Appliances developed as part of our IQ Delivery System.

Results of Operations

     For the Three Months Ended August 31, 2000. During the fiscal quarter ended August 31, 1999 (First Quarter 2000), we had limited active operations and therefore, we believe that a comparison of the results of operations of First Quarter 2000 to the fiscal quarter ended August 31, 2000 (First Quarter 2001), has limited value for evaluating trends and as a basis for predicting future results.

     We incurred a net loss of $2,808,499 for the First Quarter 2001, as compared to a net loss of $62,970 for the First Quarter 2000. The First Quarter 2001 and First Quarter 2000 losses resulted primarily from: (1) providing discounted or free services as we test-marketed our products and services, (2) initial network, infrastructure, and research and development costs associated with start-up operations, and (3) increases in salaries and related benefits, reflecting headcount increases in our technical, development, sales, marketing, finance, accounting, and administrative staff.

     Total revenue for First Quarter 2001 was $67,761, an increase of $44,299 as compared to the First Quarter 2000. The primary sources of First Quarter 2001 revenue, which essentially did not occur in First Quarter 2000, includes: seat subscription revenue of $42,012, managed software service revenue of $21,008, and hardware and software sales revenue of $4,741. We expect future revenue from all sources to trend away from our practice of providing discounts and free offerings experienced in First Quarter 2000 as we continue to develop our sales and implement our sales and marketing strategies, and prove our business model.

     Our continued growth is significantly dependent upon our ability to generate sales relating to our subscription and managed software services. Our main priorities relating to revenue are: (1) increase market awareness of our products and services through our strategic marketing plan, (2) growth in the number of customers and seats per customer, (3) continue to accomplish technological economies of scale, and (4) continue to streamline and maximize efficiencies in our system implementation model.

     For the Years Ended May 31, 2000 and 1999. During the year ended May 31, 1999 (Fiscal 1999), we had limited active operations, and therefore, we believe that a comparison of the results of operations of Fiscal 1999 to the year ended May 31, 2000 (Fiscal 2000) has limited value for evaluating trends and as a basis for predicting future results.

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

     We incurred a net loss of $3,778,867 for Fiscal 2000 and a net loss of $143,475 for Fiscal 1999. The Fiscal 2000 and Fiscal 1999 losses resulted primarily from: (1) providing discounted or free services as we test- marketed our products and services, (2) initial network, infrastructure, and research and development costs associated with start-up operations, (3) increases in salaries and related benefits, reflecting headcount increases in our technical, development, sales, marketing, finance, accounting, and administrative staff, and (4) expenses related to stocks and warrants issued for services in Fiscal 2000.

     Total revenue for Fiscal 2000 was $235,808, an increase of $222,192 as compared to Fiscal 1999. The primary sources of Fiscal 2000 revenue, which essentially did not occur in Fiscal 1999, includes: seat subscription revenue of $162,148, managed software service revenue of $39,287, and hardware and software sales revenue of $34,373. We expect future revenue from all sources to trend away from our practice of providing discounts and free offerings experienced in Fiscal 2000 as we continue to develop our sales, implement our sales and marketing strategies and prove our business model.

Costs and Expenses

     Three Months Ended August 31, 2000. During First Quarter 2001, we recorded direct costs of services of $274,381, an increase of $235,453 over the limited operations experienced in First Quarter 2000. Network and infrastructure costs were $37,414 for First Quarter 2001, which is an increase of $31,464 from First Quarter 2000.

     Selling, general, and administrative costs increased to $2,132,658 in the First Quarter 2001, an increase of $2,078,854 over the First Quarter 2000, as we built out our infrastructure, including hiring management and support staff, and started to develop our sales and delivery systems.

     Depreciation and amortization expense increased to $72,357 in First Quarter 2001, an increase of $61,993 over First Quarter 2000, as we purchased fixed assets, including computer equipment needed for infrastructure to support active business operations.

     Interest expense was $236,291 during First Quarter 2001 versus $18,625 in First Quarter 2000 as a result of an increase in capital lease obligations incurred on purchases of computer equipment needed for infrastructure to support active business operations and as a result of interest recognized on discounts on short-term notes and convertible debentures. Other income, decreased to $566 in the First Quarter 2001, versus $41,239, primarily due to trademark revenue recorded in First Quarter 2000.

     We recorded a $469,050 non-recurring extraordinary gain on extinguishment of debt for First Quarter 2000 in connection with the Xcel Asset Purchase Agreement.

     For the Years Ended May 31, 2000 and 1999. During Fiscal 2000, we recorded direct costs of services of $594,297, an increase of $550,681 over the limited operations experienced in Fiscal 1999. Network and infrastructure costs were $94,303 for Fiscal 2000, which is an increase of $87,265 from Fiscal 1999.

     Selling, general, and administrative costs increased to $2,875,143 in Fiscal 2000, an increase of $2,784,821 over Fiscal 1999, as we built out our infrastructure, including hiring management and support staff, and started to develop our sales and delivery systems. In Fiscal 2000 the company incurred

$105,752 in research and development costs and $97,745 in advertising expense.

     Depreciation and amortization expense increased to $195,610 in Fiscal 2000, an increase of $185,963 over Fiscal 1999, as we purchased fixed assets, including computer equipment needed for the infrastructure to support active business operations .

     Interest expense increased to $98,611 during Fiscal 2000 versus $6,468 in Fiscal 1999 as a result of an increase in capital lease interest expense of $87,774 incurred on acquisition of computer equipment needed for infrastructure to support active business operations. Other income of $46,786 was recorded in Fiscal 2000.

Liquidity and Capital Resources

     For the Three Months Ended August 31, 2000. We had cash and cash equivalents of $0.00 at August 31, 2000, and $106,806 at May 31, 2000, and working capital deficits of $1,319,582 and $441,029 at the same dates, respectively.

     We recently have signed several sales and marketing agreements and management anticipates that revenues will take an upward movement as a result of these agreements, particularly with Bridge 21, which consists of approximately 140 accounting member firms. The purchase of our ASP solution for Bridge 21 has given us access to their member's clients and their ASP needs. Management conservatively projects this agreement to add $300,000 per month in necessary revenues. We are currently deploying seats in this market with great acceptance and now have a "beta" site at a broker dealer in the securities industry. We are configuring desktops for a February rollout at the National Investment Banking meeting.

     For the Years Ended May 31, 2000 and 1999. We had cash of $106,806 at May 31, 2000, and $501 at May 31, 1999, and working capital deficits of $441,029 and $215,746 at the same dates, respectively.

     Our continuation as a going concern is dependent on our ability to obtain additional financing and generate sufficient cash flow from operations to meet, and in certain cases restructure, our obligations on a timely basis. If we are successful in obtaining sufficient additional funding to execute our business plan, based on Pro Forma projections we would expect to achieve profitability in late 2001.

     From June 5, 2000, through December 5, 2000, we raised additional funds in the amount of $194,280 through the exercise of options and warrants, $805,000 in short-term loans, $1,180,000 in equity investments and a short-term promissory note of $1,120,000 from a shareholder of the Company. This credit facility gives us the necessary working capital through January 2001 to meet our ongoing needs but little funds, if any, to pay our past payables. We are currently working with our trade payable creditors to accept stock or long term payment plans. Management believes we have been well received by our creditors and further believes we can settle and/or restructure a significant number of these accounts.

     As of December 5, 2000, we are late in payment of certain trade payables in the amount of approximately $619,038. If we are not able to pay such amounts on a timely basis, it could adversely impact our financial condition and ability to raise funding or obtain trade credit in the future. We have initiated discussions to restructure these payables and are negotiating on other trade payables regarding payment terms.

     We currently have no arrangements or commitments for accounts or accounts receivable financing. We believe our need for additional capital going forward will be met from public and private debt and equity offerings, and, increasingly, from revenues from operations as we continue to implement our strategic plan; however, future operations will be dependent upon our ability to secure sufficient sources of financing and adequate vendor credit.

     We are currently developing and refining our acquisition and expansion strategy. If we expand more rapidly than currently anticipated, if our working capital needs exceed our current expectations, or if we consummate acquisitions, we will need to raise additional capital from public and private equity and debt sources. We cannot be sure that we will be able to obtain the additional financings to satisfy our cash requirements or to implement our growth strategy on acceptable terms or at all. If we cannot obtain such financings on terms acceptable to us, our ability to fund our planned business expansion and to fund our on-going operations will be materially adversely affected. We are presently pursuing a variety of sources of debt and equity financings. If we incur debt, the risks associated with our business and with owning our common stock could increase. If we raise capital through the sale of equity securities, the percentage ownership of our stockholders will be diluted. In addition, any new equity securities may have rights, preferences, or privileges senior to those of our common stock.

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

                                 OUR BUSINESS

     Except for historical information, the following description of our business contains forward-looking statements based on current expectations that involve risks and uncertainties. Our actual results could differ materially from those set forth in these forward-looking statements as a result of a number of factors, including those set forth in this prospectus under the heading "Risk Factors."

History

     One of our predecessor companies, Xcel Management, Inc., formerly known as "Palace Casinos, Inc.," was inactive from the end of 1995 until the consummation of an asset purchase transaction with another of our predecessor companies, Insynq-WA. During the two-year period prior to the transaction with Insynq-WA, Xcel and its then management worked to complete a plan of reorganization confirmed in the United States Bankruptcy Court under Chapter 11 of the federal bankruptcy laws, and undertook necessary steps to position Xcel to seek a new business enterprise in which it could become involved, either through a merger or reorganization, or an acquisition transaction. These efforts resulted in the transaction with Insynq-WA, completed in February 2000.

     Xcel was originally incorporated in the state of Utah on May 22, 1980, under the name Ward's Gas & Oil, to engage in the oil and gas business. This business was terminated after a few years of

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

operations. From December 1992 until approximately the end of 1995, Xcel (then called "Palace Casinos, Inc."), was engaged, through its then wholly-owned subsidiary, Maritime Group, Ltd., in the development of a dockside gaming facility in Biloxi, Mississippi. In April 1994, Maritime completed the development of the Biloxi gaming facility, "Palace Casino," and commenced operations. On December 1, 1994, Xcel and Maritime separately filed voluntary petitions for relief under Chapter 11 of the federal bankruptcy laws. Although the original bankruptcy petition was filed in the United States Bankruptcy Court for the District of Utah, Central Division, the supervision of Xcel's Chapter 11 proceedings was transferred to the United States Bankruptcy Court for the Southern District of Mississippi. On September 22, 1995, Xcel, having been operating as a debtor-in-possession in connection with the bankruptcy proceeding, entered into an asset purchase agreement under the terms of which it agreed, subject to the approval of the Mississippi bankruptcy court, to sell substantially all of Maritime's operating assets. This transaction was approved by the Mississippi bankruptcy court and completed in the end of 1995, with all of the net proceeds of the transaction being distributed to creditors. Following the completion of the sale of Maritime's Assets, Xcel had essentially no assets and liabilities and its business operations essentially ceased, except for efforts to complete a plan of reorganization, described below.

     In February 1999, Steve Rippon and Edward D. Bagley, Xcel's management at the time, submitted to the Mississippi bankruptcy court, as plan proponents, a plan of reorganization, which was confirmed by the Mississippi bankruptcy court on June 16, 1999. Under the terms of the Plan: (a) all of Xcel's priority creditors were paid a total of $5,000; (b) unsecured creditors, holding between $300,000 and $500,000 in claims, were issued pro rata a total of 90,000 shares of post- bankruptcy common stock in full satisfaction of such obligations; and
(c) all of the equity holders of Xcel common stock were issued, pro rata, a total of approximately 90,000 shares of common stock in lieu of a total of 8,794,329 shares of preferred and common stock issued and outstanding, with the result that .0102 shares of common stock were issued for each previously outstanding share of common stock. Under the terms of the Plan, all of Xcel's outstanding warrants and options expired. In connection with the Plan, Messrs. Rippon and Bagley, creditors of the estate and the plan proponents, were elected as Xcel's officers and directors, and were issued a total of 1,620,000 shares of common stock (810,000 shares each) in consideration of their contributions of services and approximately $20,000 in cash provided to pay for legal services and costs incurred in the plan confirmation process and related activities.

     Following the confirmation of the plan in June 1999, Xcel completed the plan in accordance with its terms. Immediately following the confirmation of the plan, Xcel had a total of approximately 1,800,000 shares of common stock, par value $0.001 per share, issued and outstanding. On December 3, 1999, the Mississippi bankruptcy court, after reviewing the efforts by the plan proponents, issued an order closing the bankruptcy estate.

     Since the completion of the plan, Xcel undertook efforts to complete updated financial statements, to prepare and file updated periodic reports with the Securities and Exchange Commission, and to undertake actions to enable Xcel to seek a business opportunity for acquisition or involvement by Xcel. These efforts resulted in the asset purchase transaction with Insynq-WA.

     On January 26, 2000, Xcel entered into an asset purchase agreement with Insynq-WA. Insynq-WA was, since September 1998, engaged in providing hardware, software, computer Internet and related connectivity services and products to the small to medium size enterprise market and the small office and home office market. On or about that same time, Insynq-WA engaged in a 1.41056 to 1 stock split. The terms of the Insynq-WA asset purchase agreement were substantially completed on February 18, 2000. Under the terms of the Insynq-WA asset purchase agreement, Xcel acquired substantially all of the assets of Insynq-WA and assumed substantially all of the obligations of Insynq-WA, in exchange for the issuance by Xcel of a total of 7,604,050 shares of restricted common stock of Xcel to the Insynq-WA shareholders pro rata in a liquidating distribution. As a result of the transaction, Xcel had a total of approximately 9,404,050 shares issued and outstanding, of which the former Insynq-WA shareholders held 7,604,050 shares, or approximately 80.9%. In connection with the Insynq-WA asset purchase

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

agreement, Insynq-WA obtained approval of the sale of its assets by its shareholders at a duly called and convened shareholders' meeting.

     As a result of the Insynq-WA asset purchase agreement, Xcel acquired essentially all of the assets, tangible and intangible, of Insynq-WA and became engaged in Insynq-WA's business. These assets included computer hardware and software, related equipment, furniture and fixtures, proprietary technology developed by Insynq-WA, all contractual rights including capitalized lease equipment and other leasehold rights, trade names and trademarks and all client lists and marketing data and materials, cash and cash equivalents, accounts receivable, inventory, work-in-progress and related assets. Xcel also assumed essentially all of the obligations and liabilities of Insynq-WA, including capital lease obligations on equipment, accounts payable, accrued payroll and other business taxes, notes payable, and other liabilities. In addition to such liabilities, Xcel agreed to assume all other contractual obligations of Insynq-WA. In that regard, Xcel has entered into employment contracts with certain individuals who were executives or key employees of Insynq-WA on substantially the same terms as the terms of employment between Insynq-WA and such individuals.

     Prior to September 1998, the business which ultimately became Insynq-WA's business was under development as a potential product/services line of Interactive, a company wholly owned by M. Carroll Benton, our Secretary, Treasurer and Chief Administrative Officer. In September 1998, Interactive transferred to Charles Benton, husband of Ms. Benton and then a creditor of Interactive, in satisfaction of a debt obligation owed by Interactive to Charles Benton, all of Interactive's right, title and interest in and to (1) certain equipment and other tangible personal property, and (2) the intellectual properties, computer software, trademarks, copyrights, ideas, work-in-progress, and other tangible and intangible property comprising the system known as the "Insynq Project" which later developed into Insynq's IQ Delivery System. Mr. Benton contributed all of the Insynq Project intellectual property assets to Insynq-WA in exchange for the initial shares of common stock issued by Insynq-WA at the time of its formation. Mr. Benton also sold the equipment and other tangible property to the newly-formed Insynq-WA, in exchange for a note. Mr. Benton then sold all of his shares of Insynq-WA common stock to M. Carroll Benton and John P. Gorst, our Chief Executive Officer and Chairman of the Board. Insynq-WA continued the development of the Insynq Project business until February 18, 2000, when all of that business was acquired by Xcel under the terms of the Insynq-WA asset purchase agreement.

     Under the Insynq-WA asset purchase agreement, Xcel also agreed to assume all equipment leases, leaseholder obligations covering office space utilized by Insynq-WA, all consulting contracts, and all other contract obligations. Finally, at the time of completion of the Insynq-WA asset acquisition, Insynq-WA had outstanding to various shareholders a number of warrants and options which entitled the holders to purchase shares of restricted common stock of Insynq-WA, which warrants and options were converted into like warrants and options to purchase shares of Xcel's common stock.

     On August 3, 2000, at a special meeting of shareholders, Xcel completed a re-incorporation merger with its wholly owned subsidiary, Insynq, Inc., a Delaware corporation, pursuant to a Plan of Merger dated June 30, 2000. Pursuant to the plan of merger, each shareholder of Xcel received two (2) shares of Insynq common stock for each one (1) share of Xcel stock held on the date of the merger.

     Since February 2000, we have operated several satellite sales offices in central and southern California and in Washington State, selling our hosted and managed network services to small to medium enterprises. We believe our test marketing initiative provided us with critical information regarding the deployment of our products and services into regionally dispersed markets. In addition to our test marketing efforts, we initiated a strategic alliance program, which we believe has proved to be a more beneficial method of increasing awareness and generating market share of our products and services.

     We recently implemented a reorganization of our operations, both in sales and marketing and in our executive management team and implemented certain cost-cutting measures. We believe this

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

reorganization and the cost-cutting measures, which resulted in a workforce reduction of approximately 20 people - mostly in sales-related positions - in addition to changes to our executive management team, will allow us to (1) reduce operating costs, (2) provide operational efficiencies, and (3) focus on the development of strategic alliances in preparation for future growth initiatives.

     As part of our corporate reorganization, we consolidated our sales activities into our corporate headquarters office in Tacoma while retaining one California sales office. We plan a redeployment of a national direct sales force in the future to augment our strategic alliance program.

     In addition to the reorganization, retroactive to September 1,2000, we reduced salaries and benefits for most members of executive management and certain other employees until the earlier of three months or the receipt of equity financing of at least $1,000,000.

     The combination of the reorganization and the salary reductions will reduce corporate overhead by approximately $100,000 per month.

     The second part of our reorganization effort was a restructure of our executive management team. We promoted James R. Leigh, III, chief technology officer, to the position of president. We believe Mr. Leigh brings significant technological expertise and operational knowledge to his new role; he will continue as chief technology officer, overseeing product design and deployment. In addition, James A. Zachman was promoted to senior vice president. He will work closely with Mr. John P. Gorst, our chief executive officer, in developing growth strategies and continue our strategic alliance program. Last, we announced the departure of DJ Johnson, who we appointed as our chief financial officer in June. Stephen C. Smith, currently the chief financial officer of ALT Global of Carlsbad, CA, an integration company, will be our interim chief financial officer as we conduct a nationwide search for a full-time chief financial officer.

     We believe these changes, along with our current management team, position us well for future growth opportunities, as we now have the right mix of technology and sales know-how to help our strategic relationships be more effective promoting our products and services.


Our Proprietary IQ Delivery System

     Our Internet Utility service and our IQ Delivery System were originally developed by Interactive, a computer integration company located in Tacoma, Washington. The early state of the IQ delivery system was purchased by Insynq-WA in September 1998, and was subsequently assumed by Xcel as part of the Insynq-WA asset purchase agreement in February 2000. The complete IQ Delivery System includes managed network and application services, and can span from a customer's keyboard to the Insynq Data Center. Insynq provides certain equipment, which is kept on its customer's premises, including a simplified, diskless workstation or thin client, and multi-function router that we manage and maintain. The system can also include Internet-access services provided by Global Crossing or another provider. The final piece of the system is the Insynq Data Center, which is located at the Tacoma Technology Center, and is managed by us. This facility, with redundant power, bandwidth, and cooling, houses our Hewlett-Packard server equipment and Cisco routers. While we recommend that customers use the full IQ Delivery System, they are free to choose which components they use.

     In the process of developing the IQ Delivery System, we believe we acquired valuable technological expertise. We have created new methodologies and produced proprietary hardware and software that we believe is essential to the configuration and effective management of Internet-based networks and outside deployment of shared software applications. Some of our key employees are certified as Microsoft Systems Engineers, Microsoft Certified Professionals, Certified Netware

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

Administrators, Certified Citrix Administrators, Certified Netware Engineers and Certified Cisco Architects.

     To support Microsoft Corporation's Windows-based applications, the IQ Delivery System uses proprietary Citrix Systems, Inc., independent computer architecture protocol to increase end-user performance and reduce a customer's total cost of owning and maintaining computer hardware and software. Our technology utilizes a simple appliance at the client site that allows us to manage all hosted application processing functions. The centrally managed servers also house customers' data, provide storage and backup, file and directory security, and anti-virus protection.

     The IQ Delivery System receives and transmits information in the form of images rather than data, requiring less bandwidth than traditional client-server configurations. Customers may connect to the IQ Delivery System via a variety of carriers and connectivity technologies, including public access over the Internet with encryption, through private connections, or other available access methods. Properly scaled and provisioned connections, whether public or private, generally provide a quality end-user experience.

     A thin client is a type of simplified, diskless workstation. Internet browser-based Thin Client devices, also called Internet appliances, allow a user to interact with Internet content using only a monitor, keyboard, and a mouse. The Internet appliance actually does very little since its functions are limited to sending user instructions to an outsourced provider. Using the IQ Delivery System, an Internet appliance communicates the user's data-entry and retrieval commands to servers located at the Insynq Data Center, where all computing functions are performed. Internet appliances do not have disk or tape drives, which generally increases customer productivity by restricting users' ability to install extraneous software applications, such as computer games, or tamper with a computer's operating system. This access device imposes a singleness of purpose upon the operation, and improves manageability, simplicity, and reliability. This is the user option recommended by us.

     The traditional workstation, utilizing a central processing unit, or CPU and disk resources, constitutes the second type of customer configuration.
These customers may need to use fully equipped workstations for certain individual seats that utilize non-Windows software applications or very specialized, complex applications such as computer aided design, or CAD programs. This is not our recommended option because it does not free the customer from the technical problems and service costs associated with maintaining this type of configuration. Customers may choose to use existing workstations to connect to the IQ Delivery System, and can be accomplished by using a Citrix independent computer architecture software client and a standard network interface card, or NIC. However, because this machine uses an operating system that Insynq does not manage, the workstation may be more susceptible to various failures.

     Once connected to the IQ Delivery System, users can acquire any of the following computer services.

     Virtual Office - We can establish a virtual office for a customer, allowing professionals, employers, employees, clients, and customers to utilize a wide variety of software applications and/or interact directly in a network environment. This office is always open, irrespective of the time of day or the user's location.

     Office Suite - Customers may select from one of three (3) Office Suites as part of the virtual desktop subscription. Customers may also select from a wide variety of fully supported Windows-based software. We serve some vertical markets and in many cases incorporate specialized software for these customers. We regularly test new applications and make them available to our customers. If a customer wishes to use Windows-based software that is not already offered for use with our service, we may test, and subsequently configure, load, and maintain compatible applications for an additional monthly fee.

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

     Internet Connection - We may provide customers with connectivity to the Internet at a discounted rate as part of our service.

     Web Site Hosting - For an additional fee, we may put the customer's Internet Web site on one of our servers and host the site for them. Further, we can assist our customer in performing Web site changes and updates.

     Data Back-up and Storage - The IQ Delivery System provides daily automatic backup of customer data on high-speed tape and logs the backups. Upon request, a customer can receive their backup data and related backup logs. On average we provide one (1) gigabyte of data storage with each business subscription. For larger customers, we tailor storage requirements to the customers' needs and price it accordingly.

     Security - Our IQ Delivery System generally raises the level of a customer's computer security in several ways. First, our servers are located in biometrically secured rooms, with keycard access. Second, customers utilizing thin client technology additionally prevent unauthorized disk installation and installation of extraneous software, both of which can introduce computer corruptions and viruses. Third, access to customer data is restricted through the use of secured application servers located at the Insynq Data Center, which is protected by firewall filters and Internet protocol based networking rules. Last, customer data is rarely transmitted; transmissions between the customer's site and the servers located in the Insynq Data Center generally occur in the form of indecipherable, encrypted images.

     Redundancy - Our IQ Delivery System secures customer data on redundant disk arrays with ready spare disk drives. We make a best effort to assure application redundancy so that if one server fails, we can reroute customers to similar servers, thereby minimizing customer downtime.

Overview of Internet Industry

     The Internet has emerged as a global medium, enabling millions of people worldwide to share information, communicate, and conduct business electronically. Internet growth is expected to be driven by the increasing number of personal computers and Internet connectivity options that can be installed in homes and offices, the decreasing cost of personal computers, the introduction of Internet appliances, improvements in network infrastructure, the proliferation of Internet content and the increasing familiarity with and acceptance of the Internet by businesses and consumers. As the number of users has increased, the Internet has emerged as an effective means to market products and services, helping to fuel its growth as a commercial medium.

     The Internet possesses a number of unique characteristics that differentiate it from traditional reference points: a lack of geographic or temporal limitations; a sense of spatial freedom realized through high powered navigation tools; fast connectivity and the shedding of one's true identity and the adoption of an online identity; real-time access to dynamic and interactive content; and instantaneous communication with a single individual or with groups of individuals, effecting a flattening and broadening of interpersonal relationships in general. In a true sense, the term cyberspace reflects another dimension, the new frontier of our time. As a result of these characteristics, Internet usage is expected to continue to grow rapidly. The proliferation of users, combined with the Internet's reach and its lower cost for transmitting data, graphics, and voice communications has created a powerful new dimension to the conduct of business.

     The commercial potential of the Internet has resulted in a proliferation of Web sites through which a vast number of persons, businesses, and communities, including media companies, news services, affinity groups and individuals seek to inform, entertain, communicate and conduct business with Internet users worldwide. New Internet businesses, such as E-Loan Inc., InsWeb Corporation, and

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

Microsoft's Expedia, have been established to offer goods and services in novel ways using the Internet. Other popular Internet destination sites such as FindLaw, ivillage and Xoom offer users the ability to engage and participate in a virtual community with users of similar interests. At the same time, many traditional media and publishing companies have transitioned their brand and content onto the Internet, such as ABC.com, Disney.com, MSNBC.com, and Dow Jones (The Wall Street Journal Interactive Edition). Hundreds of thousands of corporations have established Web sites and corporate intranets and extranets to communicate with employees, customers, and business partners over the Internet.

     This rapid growth in the number of Web sites and the wide array of content associated with them has caused the emergence of the "portal," an integrated online service through which users can access a wide range of information and services without having to navigate through multiple sites. Leading Internet service providers, such as America Online, Internet software and services companies, such as Microsoft and Netscape Communications Corporation, and Internet search engines and directories, such as those offered by Yahoo!, Inc., Lycos, Inc., Excite, Inc. and Infoseek Corp., have sought to capitalize on their positions as the most frequently visited sites on the Internet by establishing themselves as primary portals. These companies have regularly added to their service offerings, aggregating third party content, such as stock quotes, news and yellow pages, and incorporating links to and from other related sites, in order to prolong their users' visits and promote repeat usage. In this environment, popular destination and corporate sites have found it increasingly difficult to compete for the attention of users and to preserve user loyalty. Many of these sites have found it necessary to add to the amount of information and services accessible through their sites, supplementing their more targeted or thematic content with useful third-party content and services and effectively becoming portals themselves.

     The popularity of the Internet has also resulted in the emergence of new Internet access devices and the adaptation of traditional communications devices for Internet access, including cellular phones, pagers, screen phones, television set-top boxes, online kiosks, personal digital assistants and, most recently, Internet appliances. In order to drive market acceptance of their devices, these suppliers seek an integrated package of content and services that is specifically designed to complement the display format and navigational features of their devices.

     In order to differentiate their services and attract the attention of users on the increasingly crowded Internet, existing and emerging Internet portals, destination sites and suppliers of personal computers and other Internet access devices all need to continually expand and enrich their offerings with value-added content and services. The objective of these companies is to effectively increase the audience for their services in terms of both reach and frequency. The greater the size of their audience, the greater the advertising and electronic commerce opportunities afforded to them.

     The growth of the Internet represents a significant opportunity for businesses to conduct commerce over the Internet. One factor in this projected growth is the increasing variety of transactions that take place on the Internet. Initially, companies focused on facilitating Internet transactions between businesses. More recently, however, a number of companies have targeted business-to-consumer transactions. These companies typically use the Internet to offer standard products and services that can be easily described with graphics and text and that do not necessarily require a physical presence for purchase, such as software, books, music, videocassettes, home loans, airline tickets and online banking and stock trading. The Internet allows these companies to develop one-to-one relationships with customers worldwide without making significant investments in traditional infrastructure such as retail outlets, distribution networks, and sales personnel.

     As the Internet evolves into a mass medium, we believe there will be an increasing need for outsourced business and syndication services to enable existing and emerging Internet portals, destination sites and suppliers of personal computers and other Internet access devices (collectively, "Internet points-of-entry") to broaden their content offering and exploit the revenue potential of their audience. In more traditional media such as television, radio and print, syndicated content provided by the major television networks, programming syndicators and wire services, such as Reuters and Associated Press, has been widely used by local television stations, radio stations and newspapers in order to augment their core programming with additional programming and, in so doing, extend their audience reach and retention. The diverse Internet points-of-entry similarly need a source of syndicated content that will increase the convenience, relevancy and enjoyment of their users' experience, thereby generating increasing dependence and/or repeat usage and making it less likely that users will switch to another service. Such syndicated content must be delivered to these Internet points-of-entry through a reliable, scalable infrastructure that can ensure high-quality service. As a result, we believe there is an opportunity for a highly focused company to provide business software, outsourced content services and Web hosting to small and medium sized businesses.

Strategic Plan

     We have targeted the following businesses as our primary markets: (1) businesses with multiple office locations, (2) businesses with a highly mobile workforce, and (3) high-growth and startup organizations.

     We believe we are different from our competitors because we fill the real need of enterprises, who require reliable information technology including propriety and off-the-shelf software, hardware, and all related services at a cost-effective price. Our challenge is to educate our target markets on the cost savings associated with hosted Web-based computing as an alternative to traditional local area networks and client-server implementations. We will position our product and service offerings as the high-quality, value-added alternative to traditional computing models.

     We will promote, market and sell our services in order to achieve our goals primarily through indirect channels involving strategic relationships with Internet service providers, connectivity companies, independent software vendors
(ISV), managed service providers, other application service providers, or ASPs, and telephone and computer hardware and software resellers. By focusing heavily on the education of our reseller channels, we hope to penetrate a large part of our target markets with a concise and planned approach; there is no assurance, of course, that we will be successful in accomplishing our goal.

     While we believe that it is paramount that we remain focused on our plan, we must have the ability inherent in small companies to adapt to changing market conditions.

     In addition to internally generated growth, we intend to expand our business through strategic acquisitions in the United States and possibly abroad. We believe our acquisitions should allow us to accelerate our penetration of key geographical markets, broaden our offerings of products and services, and expand our technical staff and sales force.

Recent Reorganization

     Until recently, we operated several satellite sales offices in central and southern California and in Washington State, selling our hosted and managed network services to small to medium enterprises. We completed our test marketing recently allowing us to focus on our strategic alliance program, which we believe has proved to be a more beneficial method of increasing awareness and generating market share of our products and services.

     We recently implemented a reorganization of our operations, both in sales and marketing and in our executive management team and implemented certain cost-cutting measures. We believe this reorganization and the cost-cutting measures, which resulted in a workforce reduction of approximately 20 people - mostly in sales-related positions - in addition to changes to our executive management team, will allow us to (1) reduce operating costs, (2) provide operational efficiencies, and (3) focus on the development of strategic alliances in preparation for future growth initiatives.

     As part of our corporate reorganization, we consolidated our sales activities into our corporate headquarters office in Tacoma while retaining one California sales office. We plan a redeployment of a national direct sales force in the future to augment our strategic alliance program.

     In addition to the reorganization, retroactive to September 1, we reduced salaries and benefits for certain members of executive management and certain other employees until the earlier of three months or the receipt of equity financing of at least $1 million.

     The combination of the reorganization and the salary reductions will reduce corporate overhead by approximately $100,000 per month.

Sales and Marketing

     Our market research and test marketing efforts have resulted in our targeting the small to medium size enterprise market and the small office and home office market. Although specific definitions for these market segments vary somewhat, we view the high end small office and home office market to represent small offices with up to 10 employees, and the small to medium size enterprise market to represent companies that employ approximately 11 to 100 people. We will occasionally pursue larger opportunities.

     The report dated August 1999 produced by Cahners In-Stat-Group entitled "Small Company Problems, Future Web-based Computing Solutions: Demand for Application Services in the Small and SOHO Business Market" found that the market has never been better for the ASP industry, particularly for service providers targeting small companies. Customers' increased understanding of technology, pressures to implement business strategies over the Internet, and growing confidence in the Internet has set the stage for what we expect to be a booming market.

     In relation to the small to medium size enterprise market, Cahners In-Stat Group states the following:

 .    small companies will spend more than $7 billion on application services by
     2004, and the majority of the spending will likely be part of broadband connectivity;

 .    by 2004, Cahners In-Stat estimates more than 3 million small companies will use application services, likely subscribing to them through a carrier or broadband connectivity provider; and

 .    In-Stat believes carriers will emerge as the most influential channel for
     ASPs targeting small companies, as these vendors will focus on re-positioning themselves as "business service providers," endeavoring to surround their customers with business solutions in addition to high-speed connectivity.

     We believe the small to medium size enterprise market is very dependant on reliable information technology. Computers are used for a range of functions including accounting, shipping, inventory, internal and external communications, and personal productivity. Small enterprises are typically not large enough, however, to have dedicated information technology departments like those found in larger businesses. This, coupled with deficiencies in software automation and the associated networks to run them, has impeded their efficiency and ability to compete with more technically enabled competitors.

     As a result, many small to medium size enterprise customers have become willing to outsource their information technology and software application hosting to ASPs. We believe this outsourcing decision allows these companies to focus on their core competencies rather than the nuisance and overhead associated with managing an information technology infrastructure. The outsourced information technology services and pay-as-you-go application subscription that we provide enables our customers to enjoy the most advanced computing capabilities available, with higher reliability, and at a lower cost than these companies are currently experiencing.

     Our target small office and home office customer is as dependent on reliable information technology as any other business. We believe our standard small office and home office customer will be a multi- user installation using desktop publishing, accounting, Internet, and administration software as well as job specific software needs. We believe we will be able to offer an attractive proposition to the service-oriented and security-oriented buyers for a cost-effective price.

     We target professional firms including: graphic artists, writers, consultants, accountants, lawyers, doctors and dentists. We also target individuals who maintain home offices for part-time or personal use.

     We leverage existing relationships to dramatically accelerate market penetration and reduce the cost of producing new sales. We are currently pursuing a three-pronged distribution approach, with plans to pursue a fourth channel as the market matures. The first three channels of distribution include: telecommunication providers, independent software vendors, and direct sales. The fourth channel is retail.

     We target telecommunication providers to tap new revenue streams through their sales organizations. Second, we will develop sales through alternate channels involving a variety of companies whose core competencies complement ours. Several key information technology and carrier market drivers are reshaping the direction of this segment. The channel sales department will leverage these changes to develop a significant value proposition that can be used by the carrier sales channels as an enhancement and differentiator for their core product offerings.

     The independent software vendor market is comprised of thousands of U.S. software companies. In late 1999, our research revealed that a large percentage of traditional client-server independent software vendors were in the early stages of determining how the Web-based model of application delivery would fit in with their respective businesses. Many prominent independent software vendors are seeing declines in revenue from Fortune 1000 companies as this market saturates. A number of these independent software vendors conducted market research, which subsequently identified a significant recurring revenue stream that promised not to negatively impact their traditional revenue sources including client-server software sales and installations.

     As a result, a growing number of independent software vendors are turning toward the small to medium size enterprise market for growth. We differentiate ourselves by offering a complete delivery system and offer a unique strategic alliance approach that includes both joint marketing and joint sales efforts.

Competition

     We compete in a highly competitive market for computer services. The principal competitive factors include technical innovation to meet dynamic market needs, product performance and reliability, ease of installation and use, customer service and support, marketing, and financial strength.

     There are several segments within the application-hosting industry. Companies that are not currently focused on our target markets will not be discussed in this prospectus. We have identified the following ASP competitors in our target markets.

     Identified as a primary ASP competitor, FutureLink is backed by $35 million in funding and is a public company. A viable contender for the independent software vendor market, FutureLink places higher emphasis on larger organizations with larger seat counts.

     Breakaway Solutions is a pure ASP, providing sales and support for vertical applications that include Vignette's e-marketing software, Silknet's eCRM, OnDisplay's Centerstage product suite and Brio's Internet portal and analytic tools.

     Originating in Norway, Telecomputing recently established a U.S. headquarters in Fort Lauderdale, Florida. While being a viable contender for the mid-market, Telecomputing does not appear to pose a present threat to us in our target markets, having a higher emphasis on larger companies with larger seat counts.

     Corio, Inc. and U.S. Internetworking also compete in the ASP market, although their primary focus is on the middle market, a segment that we are not specifically targeting with our marketing efforts.

Government Regulation

     There are currently few laws or regulations directly governing access to, or commerce upon, the Internet. Due to the increasing popularity and use of the Internet, it is possible that a number of laws and regulations may be adopted with respect to the Internet, covering issues such as user privacy, pricing and characteristics and quality of products and services.

     Such legislation could dampen the growth in the use of the Internet generally and decrease the acceptance of the Internet as a communications and commercial medium, and could, thereby, have a material adverse effect on our business, results of operations and financial condition. Other nations, including Germany, have taken actions to restrict the free flow of material deemed to be objectionable on the Internet. In addition, several connectivity carriers are seeking to have connectivity over the Internet regulated by the Federal Communications Commission, or FCC, in the same manner as other connectivity services. For example, America's Carriers Connectivity Association has filed a petition with the FCC for this purpose. In addition, because the growing popularity and use of the Internet has burdened the existing connectivity infrastructure and many areas with high Internet use have begun to experience interruptions in phone service, local telephone carriers, such as Pacific Bell, have petitioned the FCC to regulate ISPs and online service providers, or OSPs, in a manner similar to long distance telephone carriers and to impose access fees on the ISPs and OSPs. If either of these petitions is granted, or the relief sought therein is otherwise granted, the costs of communicating on the Internet could increase substantially, potentially slowing the growth in use of the Internet, which could in turn decrease the demand for our products.

     Also it is possible that laws will be adopted or current laws interpreted in a manner to impose liability on online service providers, such as us, for linking to third party content providers and other Internet sites that include materials that infringe copyrights or other rights of others. Such laws and regulations if enacted could have an adverse effect on our business, operating results and financial condition. Moreover, the applicability to the Internet upon the existing laws governing issues such as property ownership, copyright defamation, obscenity and personal privacy is uncertain, and we may be subject to claims that our services violate such laws. Any such new legislation or regulation or the application of existing laws and regulations to the Internet could have a material adverse effect on our business, operating results and financial condition.

     In addition, as our products and services are available over the Internet in multiple states and foreign countries, such jurisdictions may claim that we are required to qualify to do business as a foreign corporation in each such state or foreign country. We are qualified to do business only in the states of Washington and California, and our failure to qualify as a foreign corporation in a jurisdiction where we are required to do so could subject us to taxes and penalties and could result in the our inability to enforce contracts in such jurisdictions. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services could have a material adverse effect on our business, results of operations and financial condition.

     At present, we do not collect sales or other similar taxes in respect of sales and shipments of our products through Internet purchases. However, various states have sought to impose state sales tax collection obligations on out-of- state direct marketing companies similar to us. A successful assertion by one or more of these states that it should have collected or be collecting sales tax on the sale of our products could result in additional costs and corresponding price increases to its customers. The U.S. Congress has passed legislation limiting for three years the ability of states to impose taxes on Internet-based transactions. Failure to renew this legislation could result in the broad imposition of state taxes on e-commerce.

Customer Services

     Our Customer Support Service is comprised of Customer Service Representatives, Customer Support Representatives (the Help Desk) and is further supplemented by Senior Technical Support Representatives consisting of Microsoft, Citrix, Novell and Cisco Certified Engineers and Insynq Server Technicians. The Help Desk is available via toll-free telephone lines to offer support for any aspect of the IQ Delivery System.

Intellectual Property and Proprietary Rights

     We regard our service marks, trademarks, domain names, and similar intellectual property as critical to our success. We have applied for federal trademark or service mark registration of a number of names and terms, including "Insynq," "Your Internet Utility Company," "Interlynq," and "Idesq." Our domain names include, INSYNQ.com, ON-Q.net, SIMPLENETWORKS.net, APPLICATIONVAULT.com, MESSAGEIQ.com, OURACCOUNTING.com, OURBOOKEEPER.com, and RAPIDNETWORKS.com, all of which are now owned by the Company. We have also applied for a patent covering our multi-platform network application management and connectivity system: our InterLynQ and IdesQ CPE solution.

     We rely on trademark, unfair competition and copyright law, trade secret protection and contracts such as confidentiality and license agreements with our employees, customers, partners, and others to protect our proprietary rights. Despite precautions, it may be possible for competitors to obtain and/or use the proprietary information without authorization, or to develop technologies similar to our and independently create a similarly functioning infrastructure. Furthermore, the protection of proprietary rights in Internet-related industries is uncertain and still evolving. The laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. Protection for proprietary rights in the United States or abroad may not be adequate.

     We intend to continue to license certain technology from third parties such as Citrix, Microsoft, and others, for our technologies that support business systems. The market is evolving and we may need to license additional technologies to remain competitive. We may not be able to license these technologies on commercially reasonable terms or at all. In addition, we may fail to successfully integrate licensed technology into our operations.

     Although we have not yet experienced infringement or misappropriation of our intellectual property or similar proprietary rights, it may be anticipated that infringements and misappropriations will occur as our business grows and there is more brand loyalty attaching to our trade names and domain names. We intend to police against infringement or misappropriation. However, we cannot guarantee that we will be able to enforce our rights and enjoin the alleged infringers from their use of confusingly similar trademarks, service marks, telephone numbers, and domain names.

     In addition, third parties may assert infringement claims against us. We cannot be certain that our technologies or trademarks do not infringe valid patents, trademarks, copyrights, or other proprietary rights held by third parties. We may be subject to legal proceedings and claims from time to time relating to the intellectual property of others in the ordinary course of our business. Intellectual property litigation is expensive and time-consuming and could divert management resources away from running the business.

Employees

     We currently have approximately 31 employees, including management and clerical, approximately 15 technical people, and an additional 5 marketing and sales personnel.

Management

     Our board of directors consists of John P. Gorst, M. Carroll Benton and David D. Selmon, each of whom took this position upon or shortly after the consummation of the asset purchase on February 18, 2000, and continued in these positions after the reincorporation merger effected on August 3, 2000. Our executive officers include: John P. Gorst, chief executive officer and chairman of the board, M. Carroll Benton, chief administrative officer, secretary and treasurer, James R. Leigh, III, president and chief technology officer, William
G. Hargin, executive vice president of marketing, James A. Zachman as senior vice president, and Joanie C. Mann, vice president of operations. In September 2000, DJ Johnson resigned his position as our chief financial officer, and we appointed Stephen C. Smith as our interim chief financial officer while we conduct a nationwide search for a full-time chief financial officer.

     We recently implemented a reorganization of our operations, both in sales and marketing and in our executive management team. As part of our corporate reorganization, we restructured our executive management team. We promoted James R. Leigh, III, chief technology officer, to the position of president. We believe Mr. Leigh brings significant technological expertise and operational knowledge to his new role; he will continue as chief technology officer, overseeing product design and deployment.

     In addition, we promoted James A. Zachman to senior vice president. He will work closely with Mr. John P. Gorst, our chief executive officer, in developing growth strategies and continue our strategic alliance program. Last, we announced the departure of DJ Johnson, who we brought on in June as our chief financial officer. Stephen C. Smith, currently the chief financial officer of ALT Global of Carlsbad, CA, an integration company, is our interim chief financial officer as we conduct a nationwide search for a full-time chief financial officer.

Need For Additional Capital

     In order to execute our long-term and short-term strategic plans and to continue our operations, we need to continue to raise funds through public or private debt or equity financings. Consistent with this approach, we have entered into various non-exclusive financial advisory agreements, including, but not limited to, a non-exclusive financial consulting agreement with Union Atlantic LC and Union Atlantic Capital LC to provide financial consulting services to us. Pursuant to the terms of the Union Atlantic agreement, we have agreed to pay to Union Atlantic a cash fee equal to ten percent (10%) of the aggregate purchase price of the securities purchased by or through any investor or intermediary identified to us by Union Atlantic. In addition, upon the closing of each transaction contemplated in the Union Atlantic agreement, we have agreed to issue to Union Atlantic through escrow a warrant entitling Union Atlantic or its designees to purchase 50,000 shares per one million dollars ($1,000,000) raised, subject to adjustment of our common stock. The warrant will be immediately exercisable for a four (4) year period and shall have unlimited piggyback registration rights.

     In addition, we entered into a Contract of Engagement with Cardinal Securities, L.L.C. to provide non-exclusive, general financial advisory services. Pursuant to the terms of the Cardinal agreement, we have agreed to pay to Cardinal a cash fee equal to seven percent (7%) of the face amount of any Cardinal private placement which occurs. In addition, Cardinal will receive fifty thousand (50,000) warrants to purchase shares of our common stock for each one million dollars ($1,000,000) raised, which warrants shall be registered on the investor's registration statement and be exercisable for a period of five
(5) years at one hundred twenty percent (120%) of the closing price on the date the private placement closes.

     We also entered into an agreement with Gerard Klauer Mattison & Co., Inc.
(GKM) on May 15, 2000, to be our exclusive financial advisor. On October 20, 2000, we gave the required thirty (30) days' notice to terminate this agreement.

     There can be no assurance that we will be able to raise additional capital through any such financial advisory arrangements, including, but not limited to, Union Atlantic or its affiliates or Cardinal.

                                  PROPERTIES

     Our headquarters are located in Tacoma, WA, and consist of approximately 6,629 square feet of office space under a lease expiring October 31, 2002. The lease provides that upon notice, we can add an additional 840 square feet. In addition, we lease space in the Tacoma Technology Center under an 18-month lease expiring December 2000 with automatic renewal provisions. As a result of our recent reorganization, we are in the process of sub-leasing additional office space in Tacoma, WA, and are continuing to lease office space in Newport Beach, CA. We believe that these facilities are adequate for our current operations.

                               LEGAL PROCEEDINGS

     As described under "Description of Business," in December 1994, our predecessor, Xcel, and its then wholly owned subsidiary, filed voluntary petitions under Chapter 11 of the Federal Bankruptcy Code. As a result of these filings, all litigation against Xcel was stayed. In June 1999, Xcel's new management submitted a Plan of reorganization that was confirmed by the Mississippi bankruptcy court. On December 3, 1999, the Mississippi bankruptcy court issued an order closing the bankruptcy estate. As a result of these proceedings, Xcel was not a party to any material pending legal proceedings.

     On August 14, 2000, Kathleen McHenry (McHenry), the widow of a former shareholder of Insynq-WA, filed a lawsuit in the Superior Court of Washington against us, Insynq-WA, Ms. Benton, and Mr. Gorst. In May 1999, Mr. Gorst and Ms. McHenry entered into an agreement (the McHenry Agreement) whereby Ms. McHenry sold to Mr. Gorst 2,500,000 shares of Insynq-WA left to her after her husband's death. The lawsuit alleged that both Mr. Gorst and Insynq-WA did not perform under the McHenry Agreement, and sought a rescission of that agreement, a decision from the court that the agreement was unenforceable, and damages in an unspecified amount. The parties have now reached a resolution of the lawsuit. Mr. Gorst has agreed to provide 1,500,000 of our shares held by him to Ms. McHenry in exchange for a complete release by Ms. McHenry of us, Gorst, Benton and Insynq-WA, as well as a dismissal of the lawsuit with prejudice. Mr. Gorst is retaining the right to vote, by proxy, the 1,500,000 shares being returned to Ms. McHenry for so long as Ms. McHenry continues to own such shares. Ms. McHenry's counsel is receiving 350,000 of the shares being returned to Ms. McHenry in payment of their legal fees, and Mr. Gorst is retaining the right to vote, by proxy, all such shares for so long as Ms. McHenry's counsel continues to own such shares.

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

     On October 23, 2000, Donald L. Manzano, our former president and chief operating officer, filed a lawsuit against us in the Superior Court of California, Placer County. The lawsuit alleges that the Company breached a written employment contract and an alleged oral employment contract, breached an alleged duty of good faith and fair dealing, committed fraud and deceit, and intentionally inflicted emotional distress upon him. Each of Mr. Manzano's allegations relate to the cessation of his employment with the Company in approximately June 2000. He alleges that he has been damaged in an amount in excess of $3,000,000, the majority of such alleged damages stemming from his allegation that he may be unable to obtain employment with other employers in a position with compensation comparable to that which he alleges the Company would have paid him had his employment continued with the Company. He also seeks punitive damages. The Company strenuously denies Mr. Manzano's allegations and intends to vigorously defend against the lawsuit.

     We have received correspondence from a shareholder which appears to threaten litigation against us. The allegations against us are vague, but appear to relate to the shareholder's belief that we have not timely registered warrants held by the shareholder. We strenuously deny that we have improperly delayed the registration of any shareholders' stock or warrants and will vigorously defend any litigation if brought by the shareholder. Further, the stock subject to the warrants of which the shareholder complains are being registered on this Form SB-2.

     Certain of our series A and Series B warrantholders have indicated that they may file suit against us if they do not receive registration rights satisfactory to them for their shares.

                                  MANAGEMENT

Directors

     The names of our directors, their principal occupations, and the year in which each of our current directors initially joined the board of directors are set forth below.

Name                  Age                       Position
--------------------------------------------------------------------------------

John P. Gorst         32      Chairman of the Board, Chief Executive Officer and
                              Director

M. Carroll Benton     56      Chief Administrative Officer, Secretary, Treasurer
                              and Director

David D. Selmon       43      Director

     John P. Gorst has served as our chairman of the board, chief executive officer and director since February 2000, and served as our president from June 2000 to September 2000. Mr. Gorst was a co-founder of Insynq-WA. Mr. Gorst has over twelve (12) years experience in founding entrepreneurial technology ventures, specifically in the development of software and data services for businesses. The prior experience of Mr. Gorst includes serving as vice president and general manager of Interactive, and a training/IS consulting business in conjunction with Nynex Business Centers of New York.

     M. Carroll Benton has served as our chief administrative officer, secretary, treasurer and director since February 2000. Ms. Benton was a co-founder of Insynq-WA. Ms. Benton directed and managed our fiscal responsibilities prior to the hiring of a chief financial officer in June 2000. Ms. Benton's early career spanned both the public and private sectors working largely with banking systems and higher education institutions, assisting in the development and deployment of computer systems. Ms. Benton is the sole owner of Interactive.

     David D. Selmon has served as our director since February 2000. Mr. Selmon is a certified tax professional and has practiced with David Selmon, Inc. since 1982. In August 1999, Mr. Selmon, without admitting or denying the allegations raised in a complaint by the National Futures Association, or NFA, agreed to withdraw from the NFA in all capacities and to refrain from applying in the future for any status with the NFA.

     There are no family relationships among any of our directors or executive officers. See "Certain Relationships and Related Transactions" for a description of transactions between us and our directors, executive officers or their affiliates.

     In a consulting agreement we assumed with One Click Investments, LLC, originally entered into on September 20, 1999, with Insynq-WA, One Click was granted the right to appoint one (1) person to serve on our board of directors. One Click has not yet exercised the right to appoint a member to our board.

     In a business services agreement we assumed with Consulting & Strategy International, LLC, originally entered into on November 18, 1999, with Insynq-WA, CSI was granted the right to appoint two (2) persons to serve on our board of directors, such members not to exceed forty percent (40%) of our board, subject to our stock becoming publicly traded. Pursuant to the purchase of Insynq-WA by Xcel, our stock began trading publicly on February 18, 2000. CSI has not yet exercised its right to appoint two members to our board.

Executive Officers

     Our executive officers as of December 5, 2000 are as follows:

NAME                        AGE    POSITION WITH INSYNQ, INC.
----                        ---    --------------------------

John P. Gorst               32     Chairman of the Board, Chief Executive
                                   Officer and Director

James R. Leigh, III         31     President and Chief Technical Officer

Stephen C. Smith            51     Interim Chief Financial Officer

M. Carroll Benton           56     Secretary, Treasurer, Chief Administrative
                                   Officer and Director

William G. Hargin           39     Executive Vice President of Sales and
                                   Marketing

James A. Zachman            38     Senior Vice President

Joanie C. Mann              39     Vice President of Operations

     Information concerning the business experience of Mr. Gorst and Ms. Benton is provided under the caption "Directors" above. Set forth below is information concerning the business experience of our other executive officers.

     James R. Leigh, III has served as our president since September 2000 and as our chief technical officer since February 2000. Prior to being named chief technology officer, he served as our director of technical services. Mr. Leigh is a Microsoft certified systems engineer and Citrix certified administrator with an extensive background in IBM AS/400 midrange systems administration and database management. Before joining us, Mr. Leigh worked as a technical consultant for Analysts International Corporation.

     Stephen C. Smith has served as our interim chief financial officer since September 2000. Mr. Smith is currently the chief financial officer of ALT Global of Carlsbad, CA, an integration company. Mr. Smith brings over 30 years of experience to our management team, and has agreed to join us on an interim basis as we conduct a nationwide search for a replacement chief financial officer.

     William G. Hargin has served as our executive vice president of sales and marketing since July 2000. Prior to July 2000, Mr. Hargin served as director of international business development for PADS Software, Inc., and previously as the director of sales at HyperLynx, Inc. Prior to that Mr. Hargin worked as a consultant for Apple Computer and for Microsoft Corporation, and as an engineer at Boeing Aerospace and Electronics.

     James A. Zachman has served as our senior vice president since September 2000. Mr. Zachman was our vice president of sales from January 2000 to June 2000 and vice president of our business development from June 2000 to September 2000. Mr. Zachman brings over 13 years of senior sales management experience to our team. Prior to joining us, Mr. Zachman held sales and marketing positions within the computer services and EDI industries, and brings with him over 14 years of on-line transaction oriented service industry experience. Mr. Zachman's experience working with several of the industry's leading providers of transaction and outsourcing data processing firms includes National Data Corporation, EDS, American Express, and Shared Medical Systems.

     Joanie C. Mann has served as our vice president of operations since July 2000. She brings to us over 18 years of experience in multi-user system design and implementation, voice and data networking, and advanced network integrations. Ms. Mann also has extensive experience in business process automation and a strong background in business accounting principles. Previous positions held include founder of Com-Pacific Resources, Inc., a network integration firm whose business operations were sold to Communications World International; manager of the Seattle-based computer telephony and data integration division of Commworld; and IS Management Consultant for Interactive.

Directors' Compensation

     Pursuant to a consulting agreement we entered into with David D. Selmon, Mr. Selmon will receive 3,500 shares of our common stock for each full fiscal quarter he serves on our board beginning June 1, 2000. Mr. Selmon also receives $250 for each Board meeting attended. To date, Mr. Selmon has received 7,000 shares.

Compensation of Executive Officers

     The total compensation for the two fiscal years ended May 31, 2000 of John
P. Gorst, our chief executive officer (and the chief executive officer of Xcel prior to its merger with Insynq), Donald L. Manzano, our former president and chief operating officer, and James R. Leigh, III, our president and chief technology officer (the named executive officers), is set forth below in the following Summary Compensation Table. No other person received cash compensation in excess of $100,000 during the fiscal year ended May 31, 2000.

                        Summary Compensation Table (1)

                                                  Annual Compensation                    Long-Term Awards
                                                  -------------------                    ----------------
                                                                                              Securities
                                                                                              ----------
Name and Principal                                                 Other Annual            Underlying Options          All Other
------------------                                                 ------------            ------------------          ---------
Position                    Year    Salary ($)(3)    Bonus ($)    Compensation ($)(5)            (#)               Compensation ($)
--------                    ----    -------------    ---------    ------------------             ---               ----------------
John P. Gorst
 President, Chief
  Executive Officer and     2000      $107,919         $1,624          $20,129                  3,000,000 (6)             -
  Director                  1999        53,731                               -                          -                 -

Donald L. Manzano (2)
 Former President and       2000       123,250            575                -                    196,632                 -
  Chief Operating Officer   1999             -              -                -                          -                 -

James R. Leigh, III
 Chief Technical            2000        74,957          1,624           25,000(4)                 780,000                 -
    Officer                 1999        48,125            250                -                          -                 -

(1) The compensation described in this table does not include medical, group life insurance or other benefits received by the named executive officers that are available generally to all of our salaried employees, and may not include certain perquisites and other personal benefits received by the named executive officers that do not exceed the lesser of $50,000 or ten percent (10%) of any such officer's salary and bonus disclosed in the table.

(2) Mr. Manzano served as president and chief operating officer from July 20, 1999, through June 15, 2000. We no longer employ him in any capacity. Under the terms of his employment agreement, 196,632 shares have vested and are exercisable at any time before February 21, 2005, at an exercise price of $0.71. We are currently in litigation with Mr. Manzano about any additional terms regarding the termination of his employment and the receipt of any additional compensation.

(3)  Includes compensation from Insynq-WA during such period.

(4)  These shares were returned to the Company on November 30, 2000.

(5)  Includes non-cash compensation for services performed for us.

(6)  Represents options for class A common stock granted under the Executive
     LTIP.

Option Grants During Last Fiscal Year

     Long Term Incentive Awards

     The following table provides information related to long-term incentive awards granted to our named executive officers during the fiscal year ended May 31, 2000. The information in this table reflects options granted by the board of directors under our 2000 Executive Long Term Incentive Plan and our 2000 Long Term Incentive Plan, which plans were approved by our stockholders on August 3, 2000. Options granted to Mr. Gorst vest according to specific company-related goals.

             Long Term Incentive Plan - Awards in Last Fiscal Year

--------------------------------------------------------------------------------------------------------
                                                                       Awards
                                                  ------------------------------------------------------
                                                      Number of Shares
                                                    Units or Other Rights  Performsnce Or Other Period
Name and Principal Location         Fiscal Year             (#)             Until Maturation Or Payout
--------------------------------------------------------------------------------------------------------
John P. Gorst, Chairman of the
Board, Chief Executive Officer        2000               3,000,000                     (1)(2)
and Director

Don Manzano, former President
and Chief Operating Officer           2000                 196,632                       (3)

James R. Leigh, III
Chief Technical Officer               2000                 780,000                       (4)

--------------------------------------------------------------------------------------------------------


  (1) This includes 2,000,000 options exercisable as of May 31, 2000.

  (2) Our board of directors previously granted nonqualified stock options to acquire shares of class A common stock to John P. Gorst and M. Carroll Benton with a strike price equal to $0.20, which reflected the board's determination of the fair market value of such shares on February 21, 2000. Based on its recent determination that the actual fair market value of a share of our Class A Common Stock on February 21, 2000 was $1.00 per share, our Board of Directors has increased the exercise price of the options issued to Mr. Gorst and Ms. Benton to $1.00 per share which, post-split, equals $0.50 per share.

  (3) Mr. Manzano served as president and chief operating officer from July 20, 1999 through June 15, 2000. We no longer employ him in any capacity. Under the terms of his option agreement, 196,632 shares have vested and are exercisable at any time before February 21, 2005, at an exercise price of $0.71. We are currently in litigation with Mr. Manzano regarding the termination of his employment and his receipt of any additional stock options.

  (4) Includes 50,000 options that are currently exercisable at an exercise price of $0.50 and 730,000 options which will vest and are exercisable at an exercise price of $1.00 as follows: 243,332 shares on February 20, 2001, and thereafter in increments of 1/24 (20,278) each month beginning March 20, 2001, and continuing until 2003.

      Options Grants In Last Fiscal Year

      The following table provides information related to options granted to our named executive officers during the fiscal year ended May 31, 2000. The information in this table reflects options granted by the board of directors under our 2000 Executive Long Term Incentive Plan and our 2000 Long Term Incentive Plan, which plans were approved by our stockholders on August 3, 2000.

      The following table sets forth each grant of stock options made during the fiscal year ended May 31, 2000, to the named executive officers:

                                    Number of Securities         % of Total
                                        Underlying             Options Granted             Exercise Price    Expiration
            Name                     Options Granted            in Fiscal 2000 (5)           Per Share         Date (6)
            ----                     ---------------            ------------------           ---------         --------
John P. Gorst (1)(2)                    3,000,000                    35.9%                   $0.50              2/21/10
Donald L. Manzano (3)                     196,632                     2.4%                   $0.71              2/21/05
James R. Leigh (4)                        780,000                     9.3%               $0.50 and $1.00        2/21/10

(1)  This includes 2,000,000 options exercisable as of May 31, 2000.

(2) Our board of directors previously granted nonqualified stock options to acquire shares of our class A common stock to John P. Gorst and M. Carroll Benton with a strike price equal to $0.20, which reflected the Board's determination of the fair market value of such shares on February 21, 2000. Based on its recent determination that the actual fair market value of a share of our class A common stock on February 21, 2000 was $1.00 per share, our board of directors has increased the exercise price of the options issued to Mr. Gorst and Ms. Benton to $1.00 per share which, post-split, equals $0.50 per share.

(3) Mr. Manzano served as president and chief operating officer from July 20, 1999, through June 15, 2000. We no longer employ him in any capacity. Under the terms of his option agreement, 196,632 shares have vested and are exercisable at any time before February 21, 2005, at an exercise price of $0.71. We are currently in litigation with Mr. Manzano regarding the termination of his employment and his receipt of any additional stock options.

(4) Includes 50,000 options that are currently exercisable at an exercise price of $0.50 and 730,000 options which will vest and are exercisable at an exercise price of $1.00 as follows: 243,332 shares on February 20, 2001, and thereafter in increments of 1/24 (20,278) each month beginning March 20, 2001, and continuing until 2003.

(5) Based on a total of 8,367,082 options granted during the fiscal year ended May 31, 2000.

(6) Options may terminate before their expiration date upon death, disability, or termination of employment of the optionee.

     Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Options Values

     The following table sets forth, for each of the named executive officers, information concerning the number of shares received during fiscal 2000 upon exercise of options and the aggregate dollar amount received from such exercise, as well as the number and value of securities underlying unexercised options held on May 31, 2000.


                                                                              Number of Securities         Value of In-The-Money
                                   Shares Acquired     Value                   Underlying Options          ---------------------
                                    on Exercise(#)   Realized ($)(1)            at Year End (#)           Options at Year-End($)(2)
                                    --------------   ---------------            ---------------           -------------------------
      Name                                                               Exercisable  Unexercisable    Exercisable    Unexercisable
      ----                                                               ----------   ------------     ----------     --------------
John P. Gorst(3)                          -             -                  2,000,000     1,000,000      $4,120,000       $2,060,000
Donald L. Manzano                         -             -                    196,632             -         363,769                -
James R. Leigh, III                       -             -                     50,000       730,000         103,000        1,138,800

(1) Based on the difference between the option exercise price and the fair market value of our common stock on the exercise date as determined pursuant to the terms of the 2000 Long Term Incentive Plan and the 2000 Executive Long Term Incentive Plan.

(2) Based on the difference between the option exercise price and the closing sale price of $2.56 of our common stock as reported on the OTC Bulletin Board on May 31, 2000, the last trading day of our 2000 fiscal year, adjusted for the two-for-one stock split effected on August 3, 2000, multiplied by the number of shares underlying the options.

(3) Our board of directors previously granted nonqualified stock options to acquire shares of our class A common stock to John P. Gorst and M. Carroll Benton with an exercise price equal to $0.20, which reflected the Board's determination of the fair market value of such shares as of February 21, 2000. Based on its recent determination that the actual fair market value of a share of the our class A common stock on February 21, 2000 was $1.00 per share, our board of directors has increased the exercise price of the options issued to Mr. Gorst and Ms. Benton to $1.00 per share which, post-split, equals $0.50 per share.

Employment Contracts and Termination of Employment Agreements

     In March 2000, we entered into employment agreements with each of John P. Gorst and M. Carroll Benton (each, an employee) (hereinafter referred to as the executive agreements). Our board of directors approved the principal terms of the executive agreements on February 21, 2000.

     The executive agreements are each for an initial term of three years, and are automatically renewable for additional terms of one year each, unless terminated by the employee or us on at least thirty (30) days written notice prior to the expiration of the current term. The executive agreements contain standard confidentiality and non-compete provisions that prohibit the employee from disclosing our confidential information, and from competing with us for a period of six (6) months following the employee's termination of employment, whether voluntary or involuntary. If we terminate either of the executive agreements "for cause," our obligations under such executive agreement are terminated as of the termination date. If we terminate either of the executive agreements without cause, the employee shall be entitled to receive a severance payment equal to twice the employee's annual salary, payable within sixty (60) days of the termination date, and shall be entitled to receive fully paid medical benefits of the type the employee had prior to termination, for a period of eighteen months after such termination. Each of the executive agreements provides for payment of certain benefits to the employee upon the occurrence of a "change of control," as defined in the executive agreements. If the employee's employment is terminated upon a the event of a "change of control," for any reason other than for cause or for "good reason" by the employee, as defined in the executive agreements, the employee is entitled to receive a severance benefit equal to two times the sum of the employee's highest annual cash base salary in effect within two years preceding the change of control, plus the average of the employee's annual bonuses paid for the two calendar years immediately preceding the change of control. In addition, if the employee is terminated under circumstances requiring a severance payment, as described above, we are required to provide the health and welfare benefits that are no less favorable than the benefits that the employee was entitled to prior to the change of control.

     In connection with our reorganization, in September 2000 certain of our executives executed amendments to their employment agreements under which each agreed to a reduction in salary for a period of three (3) months or until we received one million dollars ($1,000,000) in financing.

     The executive agreement with Gorst, pursuant to which Mr. Gorst is employed as our chief executive officer, provides for an annual salary of $225,000 during the first year; $250,000 during the second year; and $275,000 during the third year of employment. In addition, the Gorst agreement provides for use of an Insynq-owned or leased automobile; executive health, life, disability and dental insurance; and reimbursement of all ordinary and necessary business expenses. The Gorst agreement entitles Gorst to participate in our 2000 Long Term Incentive Plan and 2000 Executive Officer Long Term Incentive Plan. On September 27, 2000, Mr. Gorst executed Amendment No. 1 to his agreement in which he agreed to a forty percent (40%) reduction in salary until the earlier of (a) an elapse of three months or (b) we receive $1 million in financing.

     The employment agreement with Benton, pursuant to which Ms. Benton is employed as our chief administrative officer, provides for an annual salary of $135,000 during the first year; $150,000 during the second year; and $165,000 during the third year of employment. In addition, the Benton agreement provides for the use of an Insynq-owned or leased automobile; executive health, life, disability and dental insurance; and reimbursement of all ordinary and necessary business expenses. The Benton agreement entitles Benton to participate in our 2000 Long Term Incentive Plan and 2000 Executive Officer Long Term Incentive Plan." On September 27, 2000, Ms. Benton executed Amendment No. 1 to her agreement in which she agreed to a forty percent (40%) reduction in salary until the earlier of (a) an elapse of three months or (b) we receive $1 million in financing.

     We entered into an employment agreement with David Wolfe, effective as of August 17, 2000, providing for Mr. Wolfe's full-time employment as director of mergers and acquisitions. The employment agreement provides for an initial employment term of three years, and automatic one-year renewals thereafter, unless terminated by either party in writing on or before ninety days prior to the end of a current term of the agreement. Under the terms of the employment agreement, Mr. Wolfe will be paid an annual salary of $180,000 and a signing bonus of 25,000 options to purchase shares of common stock at an exercise price of $2.00. Mr. Wolfe has been granted options to purchase a total of 225,000 shares of our common stock at an exercise price of $2.00. The 225,000 options vest and are exercisable, subject to Mr. Wolfe's continued employment, as follows: (a) 75,000 shares vest and are exercisable after August 17, 2001 and before August 17, 2010; and (b) 6,250 shares vest each month, beginning September 17, 2001 and ending August 17, 2003 (for 24 months), and are exercisable prior to August 17, 2010. In addition, we have granted to Mr. Wolfe an additional bonus of 3% of the "Value" of any reorganization, purchase of assets, merger or other form of acquisition or similar transaction completed by us during the term of this agreement, whether or not initiated by Mr. Wolfe or us or a third party. This bonus will be awarded in the form of 50% cash and 50% in shares of common stock. The term "value" means the total consideration paid directly or indirectly by us or received by the seller in the transaction. On September 27, 2000, Mr. Wolfe executed Amendment No. 1 to his agreement in which he agreed to a thirty percent (30%) reduction in salary until the earlier of (a) an elapse of three months or (b) we receive $1 million in financing. On October 19, 2000, Mr. Wolfe executed Amendment No. 2 in which he was granted an additional 300,000 options at an exercise price of $0.81 per share, 150,000 of which will vest when we receive $500,000 in financing, and the remaining 150,000 will vest upon the securing of an additional $500,000 or more in financing. On November 29, 2000, Mr. Wolfe executed Amendment No. 3 in which he was granted an additional 500,000 immediately vested options, as a bonus, at an exercise price of $0.01 per share. On December 1, 2000, Mr. Wolfe exercised his option for the 500,000 shares of common stock and tendered to us the purchase price of $5,000.

     We entered into an employment agreement with James R. Leigh, III, effective as of February 20, 2000, providing for his employment as our chief technical officer. Mr. Leigh was appointed as our president on September 22, 2000. The employment agreement provides for an initial employment term of three years, and automatic one-year renewals thereafter, unless terminated by either party in writing on or before ninety days prior to the end of a current term of the agreement. Under the terms of the employment agreement, Mr. Leigh will be paid an annual salary of no less than $105,000 plus $8,000 bonus for the first year of employment. This salary will be increased to no less than $130,000 in the second year and no less than $150,000 in the third year. Mr. Leigh has been granted options to purchase a total of 780,000 shares of our common stock as follows: 50,000 options that are currently exercisable at an exercise price of $0.50 and 730,000 options which will vest and are exercisable at an exercise price of $1.00 as follows: 243,332 shares on February 20, 2001, and thereafter in increments of 1/24 (20,278) each month beginning

March 20, 2001, and continuing until 2003. The agreement contains both non-disclosure and non-competition clauses.

     We entered into an employment agreement with Stephen C. Smith, effective as of September 18, 2000, providing for Mr. Smith's interim employment as chief financial officer. The employment agreement provides for an initial employment term of fifteen weeks, and on each succeeding Friday thereafter, for terms of one (1) year, on such terms and conditions set forth in the employment agreement. Under the terms of the employment agreement, Mr. Smith will be paid a weekly salary of no less than $100 per week plus a signing bonus of $2,500 and an Incentive Stock Option to purchase 60,000 shares of our common stock at an exercise price of $0.30 per share. The agreement contains both non-disclosure and non-competition clauses. On December 1, 2000, Mr. Smith executed Amendment No. 1 to his employment agreement in which his base salary has been increased to $2,500 per week to be received for any week he is located at our headquarters. All of the options granted under the original employment agreement have been terminated.

     We entered into an employment agreement with William G. Hargin on June 28, 2000 providing for his employment as our Executive Vice President of Sales Marketing, with a transition to President on or before October 1, 2000. The employment agreement provides for an initial employment term of three years, and automatic one-year renewals thereafter, unless terminated by either party in writing on or before ninety days prior to the end of a current term of the agreement. Under the terms of the employment agreement, Mr. Hargin will be paid an annual salary of $140,000 with annual increases of 15%. Mr. Hargin received a signing bonus equal to one month's base salary, and has the ability, based on an equation, to receive quarterly bonuses ranging from $15,000 to $26,250. Mr. Hargin has been granted options to purchase a total of 300,000 shares of our common stock at $3.00 per share, which vest as follows: 50,000 options are currently exercisable and 250,000 options which will vest and are exercisable as follows: 50,000 shares on June 28, 2001, and thereafter in increments of 1/24 (8,333) each month beginning July 28, 2001, and continuing until 2003. Mr. Hargin was granted an additional 50,000 options to purchase our common stock at $3.00 per share as his transition to president did not occur on or before October 1, 2000. The agreement contains both non-disclosure and non-competition clauses. On October 1, 2000 Mr. Hargin was granted the additional 50,000 options at an exercise price of $3.00 per share as required under his employment agreement.

     The employment agreement of James A. Zachman, originally entered into on February 21, 2000, was amended on September 16, 2000, to appoint him as our senior vice president. The employment agreement provides for an initial employment term of three years with no renewal option. Under the terms of the amended employment agreement, Mr. Zachman will be paid an annual salary of $96,000 with annual increased to be based on overall performance as determined by our board of directors. Mr. Zachman has been granted options to purchase a total of 300,000 shares of our common stock at $1.00 per share, which vest in three equal increments of one-third (100,000) per year commencing on January 1, 2000. Mr. Zachman has the opportunity to receive additional stock options dependant upon certain performance-related goals. The agreement contains both non-disclosure and non-competition clauses. On September 27, 2000, Mr. Zachman executed Amendment No. 2 to his agreement in which he agreed to a thirty percent (30%) reduction in salary until the earlier of (a) an elapse of three months or
(b) we receive $1 million in financing.

     We entered into an employment agreement with Joanie C. Mann on February 20, 2000, providing for her employment as our vice president of operations. The employment agreement provides for an initial employment term of three years, and automatic one-year renewals thereafter, unless terminated by either party in writing on or before ninety days prior to the end of a current term of the agreement. Under the terms of the employment agreement, Ms. Mann will be paid an annual salary of no less than $85,000 for the first year of employment. This salary will be increased to no less than $110,000 in the second year and no less than $125,000 in the third year. Ms. Mann has been granted options to purchase a total of 450,000 shares of our common stock as follows: 50,000 options that are currently exercisable at an exercise price of $0.50 and 400,000 options which will vest and are exercisable at an exercise price of

$1.00 as follows: 133,332 shares on February 20, 2001, and thereafter in increments of 1/24 (11,111) each month beginning March 20, 2001, and continuing until 2003. The agreement contains both non-disclosure and non-competition clauses. On September 25, 2000, Ms. Mann executed Amendment No. 1 to her agreement in which she agreed to a thirty percent (30%) reduction in salary until the earlier of (a) an elapse of three months or (b) we receive $1 million in financing. Also on September 25, 2000, Ms. Mann executed Amendment No. 2 to her agreement in which she received an increase in her base salary to $95,000 per year.

     We have also assumed the obligations under employment agreements between Insynq-WA and a number of key employees or former employees, or entered into employment agreements with our key employees or former employees. These include
(a) Insynq-WA employment agreements with Carey M. Holladay, currently a company employee, and Donald L. Manzano, our former president and chief operating officer; and (b) recent employment agreements with Christopher Todd as director of development and Barbara D. Brown as controller. On November 29, 2000, Ms. Brown executed Amendment No. 1 to her agreement in which she received additional Performance Bonus options for the period from June 6, 2000 through June 5, 2001. Ms. Brown received forty thousand (40,000) options which are immediately vested and are exercisable for a period of ten (10) years at an exercise price of $0.96875 per share. Ms. Brown is no longer with us. Mr. Todd's employment agreement provides for a royalty of two percent (2%) of our monthly gross revenue from a hardware device that Mr. Todd assisted us in developing for the deployment of our IQ Delivery System. Stock options were granted to these individuals under the terms of their employment agreements. We may enter into other employment agreements from time to time with other executives and key employees.

     Donald L. Manzano, our former president and chief operating officer, resigned and his employment agreement was terminated effective as of June 14, 2000. In connection with his resignation and the termination of his employment agreement Mr. Manzano has 196,632 options that are currently vested and exercisable. Mr. Manzano has sued us regarding the termination of his employment.

     On September 18, 2000, DJ Johnson, our former chief financial officer, resigned. Mr. Johnson performed services for us commencing February 20, 2000, but was formally appointed as chief financial officer at the end of June 2000. Under the termination provisions of the employment agreement, Mr. Johnson will receive his salary for three months, plus reimbursement for certain medical insurance. Mr. Johnson has been granted options to purchase a total of 190,000 shares of our common stock, all of which have vested. The exercise price for options covering 50,000 shares is $0.50, the exercise price for 125,000 is $1.00, and the exercise price on the remaining 15,000 shares is $1.63. These options are exercisable any time before February 20, 2001. We have included the options and the resale of shares underlying the options in a Form S-8 registration statement filed with the Securities and Exchange Commission on October 10, 2000.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Interactive is a company wholly owned by M. Carroll Benton, our chief administrative officer, secretary and treasurer. John P. Gorst, our chief executive officer, was also vice president and general manager of Interactive. During their time at Interactive, Ms. Benton and Mr. Gorst began developing the "Insynq Project," which later developed into our current business. On September 16, 1998, Interactive transferred to Charles Benton, husband of Ms. Benton and then a creditor of Interactive, all of Interactive's title and interest in and to (1) certain equipment and other tangible personal property, and (2) the intellectual properties, computer software, trademarks, copyrights, ideas, work-in-progress, and other tangible and intangible property comprising the system known as the "Insynq Project" to retire a $200,000 debt obligation owed by Interactive to Charles Benton. These assets later developed into Insynq's IQ Delivery System. Mr. Benton contributed all of the "Insynq Project" intellectual property assets to Insynq-WA in exchange for the initial 5,500,000 shares of common stock issued by Insynq-WA at the time of its formation. On the same date, Mr. Benton sold the equipment and other tangible property to the newly-formed Insynq-WA, in exchange for a $70,000 promissory note. Mr. Benton then sold 2,750,000 shares to each of Ms. Benton and Mr. Gorst in exchange for a $65,000 note from each of them secured by the shares. During the start-up operations of Insynq-WA, the business contacts of Interactive were utilized in the purchase of supplies and other items for Insynq-WA. As of September 30, 1999, Insynq-WA owed

Interactive $117,024 related to these purchases, and on November 12, 1999, the board of Insynq-WA approved the issuance of 118,000 shares of its common stock in full payment of this debt, after a board determination that the shares of Insynq-WA should be valued at $1.00 per share. From October 1, 1999 through December 5, 2000, approximately $8,000 of services/expenses on behalf of Interactive have been paid by us. During the same time period, we received approximately $6,400 from Interactive for services.

     On September 22, 2000, we executed a Release Agreement (the Release Agreement) with M. Carroll Benton, our chief administrative officer, secretary and treasurer, John Gorst, our chief executive officer, Charles Benton, the husband of Ms. Benton, Interactive Information Systems, an entity owned by Ms. Benton, and entities controlled by Mr. Benton, which, with certain exceptions, releases the parties from any and all claims, if any, arising from the parties' prior relationships and dealings prior to the Release date. Among the consideration given for the Release Agreement, we granted Mr. Benton registration rights to register his shares of common stock of the Company. In addition, Mr. Gorst, Mr. Benton and Ms. Benton executed a Release Agreement (the Gorst Release) to fully and finally release Mr. Gorst personally of any obligations arising under the $65,000 promissory note he owed to Mr. Benton secured by shares of our stock he originally purchased from Mr. Benton, as well as a general release of Mr. Gorst, with certain exceptions, by Mr. and Mrs. Benton and certain entities affiliated with them. In consideration of the Gorst Release, Mr. Gorst agreed to transfer 150,000 shares of our common stock held by him to Mr. Benton, and Ms. Benton transferred approximately 98,000 shares of common stock held by her to Mr. Benton.

     On October 17, 2000, we executed a Lock-Up and Waiver Agreement with Mr. Benton with respect to the 496,466 shares of our common stock owned by him. Under the agreement, he waived any rights he may have to exercise any registration right for a period of 180 trading days after a contemplated registration statement is filed with the SEC. This agreement was amended on November 30, 2000, to allow Mr. Benton to sell 50,000 shares per calendar quarter during the term of the lock up agreement.

     On October 31, 2000, we executed a Consulting Agreement with CFB Associates, Inc., and specifically Charles F. Benton, CPA, for him to provide consulting services on general operational issues for a period of three (3) months. We have agreed to compensate CFB in the amount of $350 per hour. For previous consulting services performed by Mr. Benton, we have agreed to guarantee Mr. Benton a minimum of eighty-six (86) hours at this rate. Additionally, we agree to pay to CFB $5,000 per month for eight (8) consecutive months beginning November 30, 2000.

     On June 1, 2000, we entered into a Master Licensing Agreement with My Partner Online, Inc. (MPO), a company two-thirds owned by M. Carroll Benton and Charles Benton. The agreement is for a term of five (5) years with an automatic one year extension unless either party notifies the other of termination within ninety (90) days. The agreement may be terminated at any time by either party for breach or insolvency. Under the agreement, MPO has a non-exclusive, worldwide license to promote, market, distribute and sublicense application hosting services, bundled or unbundled with MPO products. MPO must use reasonable commercial efforts to market, promote, and distribute our services by marketing them through their sales activity. We have agreed to charge MPO a below-market rate for subscription pricing and to forgive the $5,000 monthly maintenance fee in exchange for the right to exercise an option to purchase a five percent (5%) equity position in MPO. On November 29, 2000, this agreement was amended to specifically detail the services MPO is to provide, and also requires that MPO purchase 100 of our seats at $50.00 per seat for a period of twelve (12) months, beginning on December 1, 2000.

     On November 28, 2000, we executed an Independent Consultant Agreement with MPO and Summer J. Mathews, MPO's president. The Consultant Agreement is for a term of three (3) months beginning December 1, 2000, and is automatically renewable for additional three (3) month terms unless terminated by either party upon thirty (30) days notice. For consulting services, we have agreed to pay a consulting fee of $15,000 in the form of shares of our common stock at $0.9675 per share. We have agreed to register these shares within 45 days of their issuance.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of December 5, 2000, there were issued and outstanding 25,042,084 shares of our common stock. There is no other class of voting security of ours issued or outstanding.

     The following table sets forth the number of shares of our common stock beneficially owned, as of December 5, 2000 by:

     . each person known to us to own more than 5% of our outstanding common stock;

     .   each director;

     .   each named executive officer; and

     . all directors, named executive officers and other executive officers as a group.

     Unless otherwise indicated, the number of shares and percentage of ownership of common stock for each of the stockholders set forth below assumes that shares of common stock that the stockholder may acquire within sixty days of December 5, 2000 are outstanding. Except as otherwise indicated, all shares are owned directly and the owner has the sole voting and investment power with respect thereto.

Name                                                                              Number     Percent
----                                                                              ------     -------
                                                                                   Shares Beneficially
                                                                                   -------------------
                                                                                        Owned(10)
                                                                                        ---------
5% Owners
Plazacorp Investors Limited (1)                                                  2,500,158     7.4%

Directors and Officers:
 John P. Gorst (2)                                                              10,103,336    36.0%
 Donald L. Manzano (3)                                                             207,210       *
 M. Carroll Benton (4)                                                           6,242,112    23.1%
 David D. Selmon                                                                     7,000       *
 James R. Leigh, III (5)                                                            60,000       *
 Joanie C. Mann (6)                                                                100,284       *
 William G. Hargin (7)                                                             115,000       *
 Stephen C. Smith                                                                        -       *
 James A. Zachman (8)                                                               17,500       *

All executive officers and directors as a group (9 persons) (9)                 16,852,442    59.1%

*    Less than 1%

(1) This includes 1,428,720 shares with a present right to conversion, and 571,428 warrants to purchase shares of common stock.

(2) This includes 100,000 shares of common stock held by One Click Investments, LLC, and 1,150,000 shares of common stock held by Kathleen Henry and 350,000 shares of common stock held by Hagens Berman LLP as to which Mr. Gorst holds a voting proxy and as to which Mr. Gorst disclaims beneficial ownership. Also includes 3,015,000 shares of common stock issuable upon the exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of December 5, 2000.

(3) Includes 196,632 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of December 5, 2000. Also includes 7,052 warrants to purchase shares of common stock that are presently exercisable.

(4) Includes 496,466 shares of common stock held by Charles Benton, the husband of Ms. Benton, as to which Ms. Benton disclaims beneficial ownership. Also includes 2,015,000 shares of common stock issuable upon exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of December 5, 2000.

(5) Includes 60,000 shares of common stock issuable upon the exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of December 5, 2000.

(6) Includes 65,000 shares of common stock issuable upon the exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of December 5, 2000.

(7) Includes 115,000 shares of common stock issuable upon the exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of December 5, 2000.

(8) Includes 15,000 shares of common stock issuable upon the exercise of outstanding stock options that are presently exercisable or will become exercisable within 60 days of December 5, 2000.

(9) Includes 5,481,632 shares of common stock issuable upon exercise of outstanding stock options held by our executive officers, including Mr. Manzano, who is no longer an officer of the company, that are presently exercisable or will become exercisable within 60 days of December 5, 2000.

(10) Adjusted for the two-for-one stock split effected on August 3, 2000.

                         DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 100,000,000 shares of common stock, $0.001 par value per share, 10,000,000 shares of class A common stock, $0.001 par value per share, and 10,000,000 shares of preferred stock, $0.001 par value per share.

Common Stock

     There were 25,042,084 shares of our common stock outstanding and held of record by approximately 923 stockholders as of December 5, 2000.

     Holders of our common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Because the shares of common stock do not have cumulative voting rights, the holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the board of directors. Subject to preferences that may be applicable to the holders of outstanding shares of preferred stock, if any, the holders of our common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the board of directors out of funds legally available therefor. In the event of liquidation, dissolution or winding-up, and subject to the prior distribution rights of the holders of outstanding shares of preferred stock, if any, the holders of shares of our common stock shall be entitled to receive pro rata all the remaining assets available for distribution to our stockholders. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable, and the shares to be issued pursuant to this Offering shall be fully paid and nonassessable, assuming compliance with the exercise provisions of the related warrants.

     Our board of directors is authorized to issue additional shares of common stock, not to exceed the amount authorized by our Certificate of Incorporation, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the Board may deem appropriate without further stockholder action. The above description concerning our common stock does not purport to be complete. Reference is made to our Certificate of Incorporation and By-laws which are available for inspection upon proper notice at our offices, as well as to the applicable statutes of the State of Delaware for a more complete description concerning the rights and liabilities of stockholders.

Class A Common Stock

     We currently have no outstanding shares of class A common stock. Holders of our class A common stock are entitled to three votes per share on all matters to be voted upon by the stockholders. Because the shares of common stock do not have cumulative voting rights, the holders of more than 50 percent of the shares voting for the election of directors can elect all the directors if they choose to do so and, in such event, the holders of the remaining shares will not be able to elect any person to the board of directors. Holders of our class A common stock are not entitled to receive cash dividends, if any, as may be declared from time to time by the board of directors. In the event of liquidation, dissolution or winding-up, and subject to the prior distribution rights of the holders of outstanding shares of preferred stock, if any, the holders of shares of our class A common stock shall be entitled to receive pro rata all the remaining assets available for distribution to our stockholders. Our class A common stock has no preemptive rights. Holders of class A common stock may at any time or from time to time, at their discretion, convert any whole number or all of the Class A common stock held into fully paid and nonassessable common stock at the rate (subject to adjustment) of one share of common stock for each share of class A common stock. There are no redemption or sinking fund provisions applicable to our class A common stock. All outstanding shares of our class A common stock are fully paid and nonassessable, and the shares to be issued pursuant to this Offering shall be fully paid and nonassessable, assuming compliance with the exercise provisions of the related warrants.

     Our board of directors is authorized to issue additional shares of class A common stock, not to exceed the amount authorized by our Certificate of Incorporation, and to issue options and warrants for the purchase of such shares, on such terms and conditions and for such consideration as the board may deem appropriate without further stockholder action. The above description concerning our class A common stock does not purport to be complete. Reference is made to our Certificate of Incorporation and By-laws which are available for inspection upon proper notice at our offices, as well as to the applicable statutes of the State of Delaware for a more complete description concerning the rights and liabilities of stockholders.

Preferred Stock

     We currently have no outstanding shares of preferred stock. The board of directors has the authority, without further action by our stockholders, to issue up to one million shares of preferred stock in one or more series and to fix the rights, preferences and privileges thereof, including dividend rates and preferences, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without further vote or action by the stockholders. Although they presently have no intention to do so, the board of directors, without stockholder approval, could issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock. The issuance of preferred stock may also have the effect of delaying or preventing a change of control of us.

Delaware Law and Certain Charter Provisions

     Our Certificate of Incorporation states that we will not be subject to the provisions of Section 203 of the Delaware General Corporation law and anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless either (i) prior to the date at which the person becomes an interested stockholder, the board of directors approves such transaction or business combination, (ii) the stockholder acquires more than 85% of the outstanding voting stock of the corporation (excluding shares held by directors who are officers or held in some employee stock plans) upon consummation of such transaction, or (iii) the business combination is approved by the board of directors and by two-thirds of the outstanding voting stock of the corporation (excluding shares held by the interested stockholder) at a meeting of stockholders (and not by written consent). A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to such interested stockholder. For purposes of Section 203, "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock.

     Our Certificate of Incorporation includes a provision that allows the board of directors to issue preferred stock in one or more series with such voting rights and other provisions as the board of directors may determine. This provision may be deemed to have a potential anti-takeover effect and the issuance of preferred stock in accordance with such provisions may delay or prevent a change of control of us.

              LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     As permitted by the Delaware General Corporation Law, our certificate of incorporation contains a provision eliminating the monetary liability of a director for breach of fiduciary duty, subject to certain exceptions. The provision does not eliminate a director's liability for (i) breaches of the director's duty of loyalty to us or our shareholders, (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law,
(iii) the payment of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) any transaction from which the director derived an improper personal benefit. Furthermore, the provision does not limit equitable remedies, such as an injunction or rescission for breach of a director's fiduciary duty of care.

     The Delaware General Corporation Law permits, and in some cases requires, a corporation to indemnify directors and officers who are or have been a party or are threatened to be made a party to litigation against certain expenses, judgments, fines, settlements, and other amounts under certain circumstances.

     Article IX of our Bylaws provides for indemnification of and advancement of expenses to directors, officers, employees, and agents to the fullest extent authorized or permitted by the Delaware General Corporation Law.

     We have in force an officers' and directors' liability insurance policy insuring, up to specified amounts and with specified exceptions, our directors and officers and former directors and officers of us and our subsidiaries against damages, judgments, settlements and costs for which they are not indemnified by us that any such persons may become legally obligated to pay on account of claims made against them for any error, misstatement or misleading statement, act or omission, or neglect or breach of duty committed, attempted or allegedly committed or attempted by such persons in the discharge of their duties to us in their capacities as directors or officers, or any matter claimed against them solely by reason of their serving in such capacities.

       SECURITIES AND EXCHANGE COMMISSION'S POSITION ON INDEMNIFICATION

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons pursuant to the Delaware General Corporation Law, our Certificate of Incorporation and our Bylaws, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                       STOCK TRANSFER AGENT AND REGISTRAR

     The stock transfer agent and registrar for our common stock is Colonial Stock Transfer Co., 455 E. 400 South #100, Salt Lake City, Utah, 84111, (801) 355-5740.

       CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND
                             FINANCIAL DISCLOSURE

     On April 3, 2000, our board of directors decided to terminate our accountants, Jones, Jensen & Company, and engage G. Brad Beckstead, CPA, as our auditor for the year ending May 31, 2000. The firm of Jones, Jensen & Co. served as our auditors for the fiscal year ended May 31, 1999. In February 2000 Beckstead was engaged as the independent auditor of Insynq-WA to audit its financial statements for the years ended December 31, 1998 and 1999. Because of Beckstead's familiarity with the accountings and business operations of Insynq-WA, the assets of which we acquired on February 18, 2000, our board of directors believes Beckstead is in the best position to undertake the audit of our financial statements for the fiscal year ending May 31, 2000. Beckstead's office is located at 330 East Warm Springs, Las Vegas, Nevada 89119.

     During the year ended May 31, 1999, and up to and including the present, there have been no disagreements between ourselves and Jones, Jensen & Co. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures. Jones, Jensen & Co.'s report on our financial statements for the fiscal year ended May 31, 1999, indicated there was substantial doubt regarding our ability to continue as a going concern. The appointment of Beckstead was ratified at the special meeting of shareholders held on August 3, 2000.

     On October 11, 2000, our board of directors decided to terminate our auditor for the quarter ending August 31, 2000. Beckstead served as the Company's auditor for the fiscal year ended May 31, 2000. Grant Thornton LLP has been appointed to be our auditor. Grant Thornton's office is located in Key Tower at 700 Fifth Avenue, Suite 4150, Seattle, Washington 98104.

     During the year ended May 31, 2000, and up to and including the present, there have been no disagreements between ourselves and Beckstead on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures. Beckstead's report on our financial statements for the fiscal year ended May 31, 2000, indicated that substantial doubt existed regarding our ability to continue as a going concern.

                                 LEGAL MATTERS

     The validity of the shares offered hereby has been passed upon for us by Locke Liddell & Sapp LLP. On December 7, 2000, we issued a warrant to Locke Liddell & Sapp LLP to purchase 100,000 shares of our common stock at an exercise price of $0.50 per share.

                                    EXPERTS

     Our audited financial statements as of May 31, 2000 and 1999, have been included in the registration statement in reliance upon the report of G. Brad Beckstead CPA, as independent auditor, given upon his authority as an expert in accounting and auditing.

                         INDEX TO FINANCIAL STATEMENTS


Interim Financial Statements For Three Months Ended August 31, 2000 (Unaudited):

Balance Sheets -
   August 31, 2000 and May 31, 2000..........................  F-2

Statements of Operations -
   Three Months Ended August 31, 2000 and 1999...............  F-4

Statement of Stockholders' Equity (Deficit)-
   Three Months Ended August 31, 2000........................  F-5

Statements of Cash Flows -
   Three Months Ended August 31, 2000 and 1999...............  F-6

Notes to Financial Statements................................  F-7

Financial Statements For Year Ended May 31, 2000 and 1999 -
   Restated (Audited):

Independent Auditor's Report.................................  F-10

Balance Sheets - Restated
   May 31, 2000 and 1999.....................................  F-11

Statements of Operations - Restated
   Years Ended May 31, 2000 and 1999.........................  F-13

Statement of Stockholders' Deficit - Restated
   Years Ended May 31, 2000 and 1999.........................  F-14

Statements of Cash Flows - Restated
   Years Ended May 31, 2000 and 1999.........................  F-15

Notes to Financial Statements................................  F-16

                                 Insynq, Inc.
                        (formerly Xcel Management, Inc.)
                         (A Development Stage Company)
                                Balance Sheets

                                                    August 31, 2000            May 31, 2000
                                                ---------------------      -------------------
                                                      (unaudited)               (restated)
ASSETS

CURRENT ASSETS:
  Cash                                                     $       --               $  106,806
  Restricted Cash                                              15,000
  Accounts receivable, net of
   allowance for doubtful accounts of
   $9,920 and $1,469 at August 31,
   2000, and May 31, 2000, respectively                        65,113                   63,405
  Other receivables                                            48,712                   16,912
  Inventory                                                    13,064                   29,512
  Prepaid expenses                                             32,481                   29,186
                                                ---------------------      -------------------
                                                              174,370                  245,821

PROPERTY AND EQUIPMENT, NET                                 1,127,265                1,031,675
OTHER ASSETS:
  Intellectual and other intangible                            72,088                   87,824
   property, net
  Deposits                                                    167,414                  165,584
                                                ---------------------      -------------------

                                                           $1,541,137               $1,530,904
                                                =====================      ===================

                                 - continued -

                                 Insynq, Inc.
                       (formerly Xcel Management, Inc.)
                         (A Development Stage Company)
                                Balance Sheets

                                                                      August 31, 2000            May 31, 2000
                                                                    -------------------      -------------------
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)                          (unaudited)               (restated)
CURRENT LIABILITIES:
  Accounts payable                                                        $   859,343           $   296,946
  Accrued and other liabilities                                               171,832               183,565
  Notes payable                                                               252,245                39,470
  Current portion of capital leae obligations                                 210,532               166,869
                                                                          -----------           -----------
    Total current liabilities                                               1,493,952               686,850

ADVANCE FROM STOCKHOLDER                                                           --               100,000
CONVERTIBLE DEBENTURES, NET OF DISCOUNT OF $325,000                           325,000                    --
CAPITAL LEASES OBLIGATIONS, NET OF CURRENT PORTION                            421,917               442,087
COMMITMENTS AND  CONTINGENCIES                                                     --                    --

PUT OPTION OBLIGATION                                                       1,071,785             1,071,785

STOCKHOLDERS' EQUITY (DEFICIT):
 Preferred stock, $0.001 par value, 10,000,000 shares
  authorized, no shares issued or outstanding                                      --                    --
 Common stock - Class A, $0.001 par value, 10,000,000 shares
  authorized, no shares issued or outstanding                                      --                    --
 Common stock, $0.001 par value, 100,000,000 shares
  authorized, 20,354,346 and 19,620,946 shares
  and outstanding as of August 31 and May 31, 2000,
  respectively                                                                 20,354                19,621
Additional paid-in capital                                                  6,792,129             3,132,903
Unearned compensation and services                                         (1,853,159)                   --
Accumulated development stage deficit                                      (6,730,841)           (3,922,342)
                                                                          -----------           -----------
     Total stockholders' equity (deficit)                                  (1,771,517)             (769,818)
                                                                          -----------           -----------
                                                                           $1,541,137            $1,530,904
                                                                          ===========           ===========

The accompanying notes are an integral part of these financial statements.

                                 Insynq, Inc.
                        (formerly Xcel Management, Inc.)
                         (A Development Stage Company)
                           Statements of Operations

                                                                                           Cumulative results of
                                                Three months ended August 31,                operations since
                                         --------------------------------------------            inception
                                                2000                   1999                 (August 31, 1998)
                                         -----------------   ------------------------    --------------------------
                                             (unaudited)     (unaudited and restated)           (unaudited)
REVENUE                                        $    67,761              $   23,462                    $   317,185

COSTS AND EXPENSES:
  Direct cost of services                          274,381                  38,928                        912,294
  Network and infrastructure costs                  37,414                   5,950                        138,755
  Selling, general and administrative            2,132,658                  53,804                      5,098,123
  Research and development                          70,684                      --                        176,436
  Advertising                                       53,041                      --                        150,786
  Depreciation and amortization                     72,357                  10,364                        277,614
                                         -----------------     -------------------     --------------------------
                                                 2,640,535                 109,046                      6,754,008
                                         -----------------     -------------------     --------------------------

  Loss from operations                          (2,572,774)                (85,584)                    (6,436,823)

OTHER INCOME (EXPENSES):
  Interest expense                                (236,291)                (18,625)                      (341,370)
  Other income                                         566                  41,239                         47,352
                                         -----------------     -------------------     --------------------------
                                                  (235,725)                 22,614                       (294,018)
                                         -----------------     -------------------     --------------------------

NET LOSS                                       $(2,808,499)             $  (62,970)                   $(6,730,841)
                                         =================     ===================     ==========================

NET LOSS PER SHARE                                  $(0.14)                 $(0.01)                        $(0.49)
                                         =================     ===================     ==========================

WEIGHTED AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING                             19,972,841              11,321,046                     13,763,070
                                         =================     ===================     ==========================


The accompanying notes are an integral part of these financial statements.

                                 Insynq, Inc.
                        (formerly Xcel Management, Inc.)
                         (A Development Stage Company)
                  Statement of Stockholders' Equity (Deficit)
                                  (Unaudited)

                                                                                                 Accumulated
                                      Common Stock              Additional         Unearned      Development           Total
                             ------------------------------       Paid-in        Compensation       Stage           Stockholders'
                                 Shares           Amount          Capital        and Services      Deficit         Equity (Deficit)
                             --------------    ------------    -------------    --------------   ------------     -----------------

Balances at May 31, 2000
 as restated                     19,620,846         $19,621       $3,132,903       $        --    $(3,922,342)        $  (769,818)

Issuance of common stock
 for services valued at
 $3.25 per share in June
 2000, including
 unearned services                  250,000             250          812,250          (643,230)            --             169,270

Issuance of common stock
 at $0.60 per share in
 July 2000                          200,000             200          119,800                --             --             120,000

Issuance of common stock
 at $0.60 per share in
 August 2000                        200,000             200          119,800                --             --             120,000

Issuance of common stock
 at $0.50 per share in
 August 2000                         80,000              80           39,920                --             --              40,000

Issuance of common stock
 for services valued at
 $1.32 per share in
 August 2000 and stock
 granted to Director for
 services                             3,500               3           22,932           (13,755)            --               9,180

Unearned compensation
 for stock options
 granted to employees
 with exercise prices
 below fair market value
 on date of grant                        --              --        1,307,500        (1,307,500)            --                  --

Amortization of unearned
 compensation                            --              --               --           111,326             --             111,326

Allocation of warrants
 and conversion feature
 on convertible debenture                --              --          650,000                --             --             650,000

Issuance of common stock
 warrants for services
 rendered                                --              --          358,024                --             --             358,024

Allocation of common
 stock warrants issued
 with debt                               --              --          229,000                --             --             229,000

Net loss for the period
 ended August 31, 2000                   --              --               --                --     (2,808,499)         (2,808,499)
                             --------------    ------------    -------------    --------------   ------------     ---------------
Balances at August 31,
 2000                            20,354,346         $20,354       $6,792,129       $(1,853,159)   $(6,730,841)        $(1,771,517)
                             ==============    ============    =============    ==============   ============     ===============


The accompanying notes are an integral part of this financial statement.

                                 Insynq, Inc.
                        (formerly Xcel Management, Inc.)
                         (A Development Stage Company)
                            Statements of Cash Flows



                                                               Three months ended
                                                                   August 31,                     Cumulative cash flows
                                                    --------------------------------------          since inception
                                                           2000                 1999              (September 16, 1998)
                                                    -----------------     ----------------     --------------------------
                                                        Unaudited             Unaudited                 Unaudited
                                                                            and Restated
INCREASE (DECREASE) IN CASH:
  Net loss                                                $(2,808,499)            $(62,970)                   $(6,730,841)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET CASH
  PROVIDED BY (USED IN) OPERATING ACTIVITES:
  Depreciation and amortization expense                        72,357               10,364                        277,174
  Issuance of common stock for services                       169,270                   --                        508,349
  Issuance of warrants for services                           358,024                   --                      1,140,868
  Issuance of options to employees under fair                 120,506                   --                        120,506
   market value
  Warrants issued with debt and capital leases                145,267                   --                        168,867
  Warrants and beneficial conversion feature of
   debentures                                                 325,000                   --                        325,000
CHANGE IN ASSETS AND LIABILITIES:
  Accounts receivable                                          (1,708)              (3,083)                       (65,113)
  Other receivables                                             3,200                 (634)                       (13,712)
  Prepaid expenses                                             (3,295)              (2,613)                       (32,481)
  Inventories                                                  16,448              (26,843)                       (13,064)
  Deposits and other assets                                      (671)                  --                       (164,882)
  Accounts payable                                            562,397                9,999                        859,343
  Accrued liabilities                                         (11,733)              39,625                        171,575
                                                    -----------------     ----------------     --------------------------
     Net cash provided by (used by) operating
       activities                                          (1,053,437)              36,154                     (3,448,411)
                                                    -----------------     ----------------     --------------------------



CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of fixed assets                                   (135,608)             (37,662)                      (548,082)
  Acquisition of intellectual property                             --                   --                         (1,548)
  Deposit on future acquisition                               (50,000)                  --                        (50,000)
  Cash received from Xcel acquisition                              --                   --                            257
                                                    -----------------     ----------------     --------------------------
     Net cash used by investing activities                   (185,608)             (37,662)                      (599,373)
                                                    -----------------     ----------------     --------------------------


CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on capital leases                                   (2,136)                                             (9,463)
  Borrowings on convertible debentures                        550,000                                             550,000
  Proceeds from short-term notes payable                      310,000                                             310,000
  Payments on short-term notes payable                         (5,625)                                            (36,155)
  Proceeds from issuance of common stock                           --              265,001                      3,133,402
  Advance from stockholder                                    280,000                   --                        100,000
                                                    -----------------     ----------------     --------------------------
     Net cash provided by financing activities              1,132,239              265,001                      4,047,784
                                                    -----------------     ----------------     --------------------------


NET INCREASE (DECREASE) IN CASH                              (106,806)             191,184                             --
CASH AT BEGINNING OF PERIOD                                   106,806                  501                             --
                                                    -----------------     ----------------     --------------------------
CASH AT END OF PERIOD                                     $        --             $191,685                    $        --
                                                    =================     ================     ==========================

The accompanying notes are an integral part of these financial statements.

                                 Insynq, Inc.
                        (formerly Xcel Management, Inc.
                         Notes To Financial Statements


Note 1 - Financial Statements
------

The unaudited financial statements of the Company have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles (GAAP) have been condensed or omitted pursuant to such rules and regulations. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire fiscal year ending May 31, 2001. The accompanying unaudited financial statements and related notes should be read in conjunction with the Company's financial statements and notes thereto, and Form 10-KSB/A for its fiscal year ended May 31, 2000.

The Company, in preparing the Quarterly Financial Report Form 10QSB, discovered material errors in the Company's Annual Report on Form 10-KSB for the year ended May 31, 2000 (the "Original Filing"). There is a change in the reporting entity. The restated financial statements present the financial position and results of operations of Insnyq, Inc. for the period from inception (August 31, 1998) to May 31, 2000. The financial statements included in the Original Filing were those of Xcel Management, Inc. for the two years ended May 31, 2000, with the results of operations of Insynq included from February 18, 2000 (date of merger) to May 31, 2000. In addition material errors were discovered in reporting of expenses related to stock and warrants issued for services in the amount of $862,843 and the Company did not record an adjustment to equity of $1,071,785 to account for Put Option Obligation on certain stock. In addition, there were other adjustments decreasing Stockholders' Equity as of May 31, 2000, and increasing the loss from operations and net loss totaling approximately $85,000 for the year ended.

The following is a schedule of changes to the Original Filing as of May 31, 2000:

                                        Original Filing         As Restated
                                        ---------------         -----------
Total assets                            $  1,607,577            $  1,530,904
Liabilities                             $  1,320,408            $  1,228,937
Put Option Obligation                           --              $  1,071,785
Stockholders equity                     $    287,169            $   (769,818)
Loss from operations                    $ (2,830,427)           $ (3,727,042)
Net Loss                                $ (2,830,427)           $ (3,778,867)
Net Loss Per Common Share                     $(0.29)                 $(0.27)

The Company has taken steps to correct these errors and to implement procedures to insure they do not recur.

The Company has filed an Amended Annual Report on Form 10-K for the Period ended May 31, 2000 (Form 10-KSB/A) on December 6, 2000.


Note 2 - Basis of Presentation
------

Basis of Presentation: The Company does not have operations significant to sustain it without raising additional funds either through added debt or offerings of equity. Therefore, in accordance with Statement of Financial Accounting Standards Board ("SFAS") No. 7, the Company is considered a Development Stage Company.

                                 Insynq, Inc.
                       (formerly Xcel Management, Inc.)
                         Notes To Financial Statements

Note 3 - Loss Per Common Share
------

Basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the period. The weighted average number of shares outstanding was 19,972,841 and 11,321,046 for the three months ended August 31, 2000 and 1999, respectively, and 13,763,070 since inception August 31, 1998 through August 31, 2000. Diluted loss per share for all periods presented equaled basic loss per share due to antidilutive effect of the potentially dilutive securities.

Note 4 - Management Plans
------

The Company is devoting its present efforts into establishing a new business in the Application Service Provider ("ASP") industry and is currently in the process of establishing alliances with Independent Software Vendors ("ISV") to provide applications for its customers and building channels for marketing products to its customers. We are further developing new products to enable the deployment and on going management of Insynq services. These products will enable us to provide additional services to customers and will generate additional revenues.

Accordingly, our operating revenue has been minimal. The Company's operations to date have consumed substantial and increasing amounts of cash. The Company's negative cash flow from operations is expected to continue and may accelerate in the future. The Company has been exploring various marketing strategies and has completed its national marketing plan. Through its efforts, the Company has recently signed several national sales and marketing agreements. These relationships are projected to bring over $300,000 per month in recurring revenues. The Company will continue to need to raise substantial additional capital through public and private equity or debt financing to fund its operations and planned expansion of its sales efforts. In doing so, the Company has recently negotiated a short-term promissory note for $1,120,000 and has converted certain debentures in the amount of $900,000 and certain promissory notes in the amount of $755,000 into common stock. The Company has recently implemented a reorganization of its operations, both in sales and marketing and in its executive management team, and implemented certain cost saving measures. The Company has approximately $619,038 in trade payables that are over 90 days past due. Management is currently working with creditors to define the payment terms including offering stock or installment payment plans. In addition, the Company is continuing to develop and refine its acquisition and expansion strategy. There can be no assurance, however, that such additional funding will be available on acceptable terms, if at all. The Company's continued existence as a going concern is ultimately dependent upon its ability to secure additional funding for completing and successfully market its technology and services.

Note 5 - Stock Split
------

On August 3, 2000, the Company held a special meeting of the shareholders and unanimously voted to adopt the following:

In connection with the re-incorporation of the Company in the State of Delaware, the shareholders adopted a plan of re-capitalization (the "Re-capitalization") pursuant to which the issued and outstanding shares of the Company's common stock were forward split, two-for-one, so that holders of common stock received two shares of the Company's $0.001 par value common stock (the "Split Common Stock") for each share previously held.

In addition, the 9,915,424 shares of common stock outstanding immediately prior to the reorganization were converted to approximately 19,830,848 shares of common stock, and outstanding options and warrants to purchase shares were converted into options and warrants entitling the holders to purchase twice as many shares upon exercise of such options and warrants. The financial statements have been restated to reflect the forward split.

Note 6 - Stockholder Loans
------

On July 17, 2000, the Company entered into a private financing transaction with two shareholders, International Fluid Dynamics ("IFD") and Garnier Holdings, Inc. ("Garnier"), under the terms of which IFD and Garnier each loaned the Company the sum of $127,500, or a total of $255,000, (the "loans"), and were granted warrants to purchase a total of 325,000 shares of common stock at a price of $2.00 per share at any time before July 17, 2005. The Loans are payable on or before March 1, 2001, with interest compounded annually at the Chase Manhattan Bank, NA rate quoted as its prime. The Company recorded a discount on the loans totaling $229,000 for the fair value of warrants granted.

Note 7 - Convertible Debentures
------

Prior to June 1, 2000 the Company received a $100,000 shareholder advance on a loan pursuant to an agreement with Travin Partners, LLLP ("TPL"), and TCA Investments, Inc. ("TII"). On June 16, 2000, the Company entered into a private financing transaction with TPL and TII, under the terms of which TPL and TII each loaned us the sum of $325,000 (the "loans"), in the form of convertible debentures, convertible at $0.71, with attached warrants entitling each of them to purchase a total of 457,746 shares of the Company's common stock at a price of $1.00 per share. Accrued interest under each debenture is payable only in shares of the Company's common stock, at a price of $0.71 per share at the current Bank of America prime rate, plus 1/2%.

The Company recorded a discount on the convertible debentures totaling $650,000 for the fair value of the warrants and conversion feature. The Company has recognized $325,000 of interest expense on the discount for the period ended August 31, 2000.

Note 8 - Stockholders' Equity
------

Issuance of Common Stock and Warrants for Cash:

On August 2, 2000 the Company completed a private placement of common equity with five foreign investors for $100,000 at $0.50 per share, a total of 200,000 shares of restricted shares of common stock. The Company issued these securities under an exception provided by Rule 903 of Regulation S under the Act.

On August 4, 2000 the Company completed a private placement of common equity with a private equity investor for $120,000 at $0.60 per share, a total of 200,000 shares of restricted shares of common stock and warrants to purchase 200,000 shares of common stock at an exercise price of $2.00 per share were issued.

                                 Insynq, Inc.
                       (formerly Xcel Management, Inc.)
                         Notes To Financial Statements


Note 9 - Contingencies
------

On August 14, 2000, Kathleen McHenry ("McHenry"), the widow of a former principal and shareholder of Insynq, filed a lawsuit in the Superior Court of Washington against the Company, Insynq, M. Carroll Benton, the Company's Chief Administrative Officer, Secretary, and Treasurer, and Mr. John Gorst, the Company's President, Chief Executive Officer, and Chairman of the Board, alleging that the defendants attempted to defraud her out of the shares issued to her deceased husband during his tenure with Insynq. In May 1999, Mr. Gorst and Ms. McHenry entered into an agreement whereby Ms. McHenry sold to Mr. Gorst 3,526,400 shares of Insynq left to her after her husband's death. The lawsuit alleges that neither Mr. Gorst nor Insynq performed under the terms of the agreement and seeks a rescission of that agreement, a declaration from the court that the agreement is unenforceable, and damages in an unspecified amount. Management does not consider the contingency to be probable or quantifiable, and therefore has not accrued an amount on the Company's financial statements.

Note 10 - Stock Options
-------

In connection with the restructuring, the Company granted 535,000 options to existing employees and 85,000 options to employees who were terminated. All options were issued at an exercise price of $1.63 per share.

The Company also issued options to employees with an exercise price under fair market value. The Company recorded unearned compensation of $1,307,500 and recognized expense of $111,326 for the period ended August 31, 2000.

Note 11 - Subsequent Events
-------

Between September 11, 2000 and November 1, 2000, the Company entered into several private financing transactions which totaled $1,625,000. In conjunction with these short-term obligations, the Company issued convertible debentures and granted warrants.

Effective September 1, 2000, the Company amended its Long Term Incentive Plan to include a provision to issue stock options to consultants at less than fair market value as of the grant date.

In October 2000, the Company entered into a consulting service agreement with the spouse of a corporate officer. The services will be provided through June 2001 and will cost the Company approximately $70,100.

On October 23, 2000, a former president and officer of the Company filed a lawsuit against the Company claiming breach of his employment contract and certain other allegations. Damages claimed are $3,000,000, plus punitive damages. The Company denies the validity of this claim and intends to vigorously defend against the lawsuit.

On November 1, 2000, pursuant to the underlying terms of various debt instruments and certain other agreements, the Company agreed to convert $900,000 in convertible debentures into 1,800,000 shares of common stock, and converted $755,000 of short term notes payable into 1,510,000 shares of common stock.

The lawsuit filed by Kathleen McHenry (See also Note 9) on August 14, 2000 was settled on November 30, 2000. Terms of the settlement stipulated that the Company's CEO transfer 1,500,000 shares of Insynq, Inc. common stock held by her personally in satisfaction of the claim.

G. BRAD BECKSTEAD
-----------------
Certified Public Accountant
                                                             330 E. Warm Springs
                                                             Las Vegas, NV 89119
                                                                    702.528.1984
                                                                425.928.2877efax

                          INDEPENDENT AUDITOR'S REPORT


Board of Directors
Insynq, Inc.
(A Development Stage Company)
Tacoma, WA 98405

I have audited the Balance Sheets of Insynq, Inc. (the "Company") (A Development Stage Company) as of May 31, 2000 and 1999, and the related Statements of Operations, Stockholders' Deficit, and Cash Flows for the years then ended. These financial statements are the responsibility of the Company's management. My responsibility is to express an opinion on these financial statements based on my audit.

I conducted my audit in accordance with generally accepted auditing standards. Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statement presentation. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Insynq, Inc. (A Development Stage Company) as of May 31, 2000 and 1999, and the results of its operations, changes in stockholders' deficit, and cash flows for the years then ended, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 12 to the financial statements, the Company has had limited operations. This raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 12. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ G. Brad Beckstead

October 22, 2000

                                  Insynq, Inc.
                        (formerly Xcel Management, Inc.)
                         (A Development Stage Company)
                           Balance Sheets - Restated

                                                 May 31, 2000           May 31, 1999
                                               ----------------     -------------------
                ASSETS

CURRENT ASSETS:
  Cash                                               $  106,806                $    501
  Accounts receivable, net of
   allowance for doubtful accounts of                    63,405                   3,424
   $1,469 at May 31, 2000
  Other receivables                                      16,912                      --
  Inventory                                              29,512                   2,246
  Prepaid expenses                                       29,186                      --
                                               ----------------     -------------------
                                                        245,821                   6,171

PROPERTY AND EQUIPMENT, NET                           1,031,675                  79,001
OTHER ASSETS:
  Intellectual and other intangible
   property, net                                         87,824                 128,270
  Deposits                                              165,584                      --
                                               ----------------     -------------------

                                                     $1,530,904                $213,442
                                               ================     ===================


                                 - Continued -

                                  Insynq, Inc.
                        (formerly Xcel Management, Inc.)
                         (A Development Stage Company)
                           Balance Sheets - Restated

                                                        May 31, 2000             May 31, 1999
                                                    ------------------      -------------------

    LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable                                         $   296,946                $  28,699
  Accrued and other liabilities                                183,565                  123,218
  Notes payable                                                 39,470                   70,000
  Current portion of capital lease obligation                  166,869                       --
                                                    ------------------      -------------------
     Total current liabilities                                 686,850                  221,917

ADVANCE FROM STOCKHOLDER                                       100,000                       --
CAPITAL LEASE OBLIGATION, NET OF CURRENT
 PORTION                                                       442,087                       --
COMMITMENTS AND CONTINGENCIES                                       --                       --

PUT OPTION OBLIGATIONS                                       1,071,785                       --

STOCKHOLDERS' DEFICIT:
  Preferred stock, $0.001 par value,                                --                       --
   10,000,000 shares authorized, no shares
   issued or outstanding as of May 31, 2000
   and 1999, respectively
  Common stock, $0.001 par value,
   100,000,000 shares authorized, 19,620,946
   and 11,284,479 shares issued and
   outstanding as of May 31, 2000 and 1999,
   respectively                                                 19,621                   11,284
  Additional paid-in capital                                 3,132,903                  123,716
  Accumulated development stage deficit                     (3,922,342)                (143,475)
                                                    ------------------      -------------------
     Total stockholders' deficit                              (769,818)                  (8,475)
                                                    ------------------      -------------------


                                                           $ 1,530,904                $ 213,442
                                                    ==================      ===================


The accompanying notes are an integral part of these financial statements.

                                 Insynq, Inc.
                       (formerly Xcel Management, Inc.)
                         (A Development Stage Company)
                      Statements of Operations - Restated

                                                                                        Cumulative results of
                                                                                           operations since
                                                       Year ended May 31,                      inception
                                            --------------------------------------
                                                    2000                 1999              (August 31, 1998)
                                            -----------------     ----------------     --------------------------
REVENUE                                           $   235,808          $    13,616                    $   249,424

COSTS AND EXPENSES:
  Direct cost of services                             594,297               43,616                        637,913
  Network and infrastructure costs                     94,303                7,038                        101,341
  Selling, general and administrative               2,875,143               90,322                      2,965,465
  Research and development                            105,752                   --                        105,752
  Advertising                                          97,745                   --                         97,745
  Depreciation and amortization                       195,610                9,647                        205,257
                                            -----------------     ----------------            -------------------
                                                    3,962,850              150,623                      4,113,473
                                            -----------------     ----------------            -------------------


  Loss from operations                             (3,727,042)            (137,007)                    (3,864,049)

OTHER INCOME (EXPENSE):
  Other income (expense)                               46,786                   --                         46,786
  Interest expense                                    (98,611)              (6,468)                      (105,079)
                                            -----------------     ----------------            -------------------
                                                      (51,825)              (6,468)                       (58,293)
                                            -----------------     ----------------            -------------------

NET LOSS                                          $(3,778,867)         $  (143,475)                   $(3,922,342)
                                            =================     ================            ===================

NET LOSS PER COMMON SHARE                              $(0.27)              $(0.01)                        $(0.31)
                                            =================     ================            ===================

WEIGHTED AVERAGE NUMBER OF COMMON
 SHARES OUTSTANDING                                14,050,928           11,284,479                     12,869,018
                                            =================     ================            ===================

The accompanying notes are an integral part of these financial statements.

                                 Insynq, Inc.
                       (formerly Xcel Management, Inc.)
                         (A Development Stage Company)
                 Statement of Stockholders' Deficit - Restated

                                                                                               Accumulated
                                                  Common Stock              Additional         Development            Total
                                                                              Paid-in             Stage           Stockholders'
                                              Shares          Amount          Capital            Deficit             Deficit
                                           ------------    ------------    --------------     --------------     ---------------
Balances at August 31, 1998                       --             $--               $--                $--                $--

Issuance of founders' shares at $0.012
  per share in August 1999                11,284,479          11,284           123,716                 --             135,000

Net loss for the year ended
 May 31, 1999                                     --              --                --           (143,475)           (143,475)
                                        ------------    ------------    --------------     --------------     ---------------

Balances at May 31, 1999                  11,284,479          11,284           123,716           (143,475)             (8,475)

Common stock warrants issued
 for services rendered                            --              --           782,844                 --             782,844

Issuance of common stock for
 services performed in 1999
 valued at $0.07 per share                   700,000             700            50,050                 --              50,750

Allocation of warrants on
 lease obligation in September 1999               --              --           118,000                 --             118,000

Issuance of common stock at
 $0.71 per share in August 1999              373,798             374           264,626                 --             265,000

Issuance of common stock for
 services valued at $1.00 in
 September 1999                               59,000              59            58,941                 --              59,000

Issuance of common stock for
 services valued at $1.00 per
 share in November 1999                       59,000              59            58,941                 --              59,000

Issuance of common stock for
 services valued at $0.71 per
 share in December 1999                       76,735              77            54,323                 --              54,400

Issuance of common stock
 attaching one Class A warrant
 and one Class B warrant for
 each share issued at $0.71 in
 January 2000                              1,311,821           1,312           928,688                 --             930,000

Issuance of common stock in
 conjunction with merger
 transaction with Xcel
 Management, Inc.                          3,600,090           3,600            (2,359)                --               1,241

Issuance of common stock at
 $0.50 per share in February
 2000                                      1,600,000           1,600           798,400                 --             800,000

Issuance of common stock for
 services valued at $0.71 per
 share in February 2000                       43,265              43            30,629                 --              30,672

Issuance of common stock at
 $1.75 per share in April 2000                61,944              62           108,340                 --             108,402

Issuance of common stock at
 $1.75 per share in April 2000
 in connection with repurchase
 agreement                                   285,714             286           499,714                 --             500,000

Reclassification to put option
 obligation                                       --              --        (1,071,785)                --          (1,071,785)

Issuance of common stock at
 $2.00 per share in May 2000                 125,000             125           249,875                 --             250,000

Issuance of common stock for
 services valued at $2.00 per
 share in May 2000                            40,000              40            79,960                 --              80,000

Net loss for the year ended
 May 31, 2000                                     --              --                --         (3,778,867)         (3,778,867)
                                        ------------    ------------    --------------     --------------     ---------------

Balances at May 31, 2000                  19,620,846         $19,621       $ 3,132,903        $(3,922,342)        $  (769,818)
                                        ============    ============    ==============     ==============     ===============

  The accompanying notes are an integral part of these financial statements.

                                  Insynq, Inc.
                        (formerly Xcel Management, Inc.)
                         (A Development Stage Company)
                      Statements of Cash Flows - Restated

                                                                                                              Cumulative cash flows
                                                                       Year ended May 31,                        since inception
                                                           -----------------------------------------
                                                                     2000                     1999              (August 31, 1998)
                                                           ------------------       ----------------       ---------------------
INCREASE (DECREASE) IN CASH
 Net loss                                                         $(3,778,867)             $(143,475)                $(3,922,342)
ADJUSTMENTS TO RECONCILE NET LOSS TO NET
 CASH USED IN OPERATING ACTIVITIES:
 Depreciation and amortization expense                                195,610                  9,647                     205,257
 Issuance of common stock for services                                333,822                  5,257                     339,079
 Issuance of warrants for services                                    782,844                     --                     782,844
 Warrants issued with debt and capital                                 23,600                     --                      23,600
  leases
CHANGE IN ASSETS AND LIABILITIES:
  Accounts receivable, net                                            (59,981)                (3,424)                    (63,405)
  Other receivables                                                    18,088                     --                      18,088
  Other assets                                                       (164,468)                    --                    (164,468)
  Inventories                                                         (27,266)                (2,246)                    (29,512)
  Prepaid expense                                                     (29,186)                    --                     (29,186)
  Deposits                                                           (165,583)                    --                    (165,583)
  Accounts payable                                                    268,247                 28,699                     296,946
  Accrued liabilities                                                  60,604                122,961                     183,565
                                                           ------------------       ----------------       ---------------------
   Net cash provided by (used by) operating activities             (2,376,953)                17,419                  (2,359,534)
                                                           ------------------       ----------------       ---------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of fixed assets                                            (397,544)               (15,370)                   (412,914)
 Acquisition of intellectual property                                      --                 (1,548)                     (1,548)
 Deposit on future acquisition                                        (35,000)                    --                     (35,000)
 Cash received from Xcel acquisition                                      257                     --                         257
                                                           ------------------       ----------------       ---------------------
   Net cash investing activities                                     (432,287)               (16,918)                   (449,205)
                                                           ------------------       ----------------       ---------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on capital leases                                           (7,327)                    --                      (7,327)
  Payments on short term notes payable                                (30,530)                    --                     (30,530)
  Proceeds from issuance of common stock                            2,853,402                     --                   2,853,402
  Advances from stockholder                                           100,000                     --                     100,000
                                                           ------------------       ----------------       ---------------------
   Net cash provided by financing
    activities                                                      2,915,545                     --                   2,915,545
                                                           ------------------       ----------------       ---------------------

NET INCREASE (DECREASE) IN CASH                                       106,305                    501                     106,806
CASH AT BEGINNING OF PERIOD                                               501                     --
                                                           ------------------       ----------------       ---------------------
CASH AT END OF PERIOD                                             $   106,806              $     501                 $   106,806
                                                           ==================       ================       =====================

  The accompanying notes are an integral part of these financial statements.

                                  INSYNQ, INC.
                        (FORMERLY XCEL MANGEMENT, INC.)
                         NOTES TO FINANCIAL STATEMENTS



Note 1 - Basis of Presentation
------

The Company:

On February 18, 2000, the Company closed an asset purchase transaction in which Xcel, a shell public company, acquired substantially all of the assets of Insynq. Xcel continued the business of Insynq and on August 3, 2000, at a special meeting of its shareholders, Xcel completed a re-incorporation as a Delaware corporation and changed its' name to Insynq, Inc. In connection with the re-incorporation of the Company in the State of Delaware, the shareholders unanimously voted for the adoption of a plan of recapitalization (the "Recapitalization") pursuant to which the issued and outstanding shares of the Company's common stock, would forward split, two-for-one, so that holders of common stock would receive two shares of the Company's $0.001 par value common stock ("Split Common Stock") for each share held. The 9,915,424 shares of common stock outstanding immediately prior to the reorganization were converted to approximately 19,830,848 shares of common stock, and outstanding options and warrants to purchase shares were converted into options and warrants entitling the holders to purchase twice as many shares upon exercise of such options and warrants.

Insynq, Inc. ("Insynq"), provides server-based computing services, and is an application services provider ("ASP"). Insynq's services enable software applications to be deployed, managed, supported and upgraded from centrally located servers, rather than on individual desktop computers. For server-based computing customers, Insynq installs and integrates software applications on customers' servers. For ASP customers, Insynq hosts software applications on servers at data centers, and rents computing services to customers for a monthly fee. ASP customers connect to facilities over the Internet, through a dedicated telecommunications line or by wireless connection.

Basis of Presentation: The financial statements presented herein represent those of Insynq, the surviving entity in the reverse merger transaction described above. The Company's operating revenue has been minimal and is insufficient to maintain the Company as a going concern. The Company is continuing to develop
its products and business plan.   In accordance with Statement of Financial
Accounting Standards ("SFAS") No. 7, the Company is considered a Development Stage Company.

Note 2 - Summary of Significant Accounting Policies
------

Cash and Cash Equivalents: Cash and cash equivalents consist of money market accounts and other short-term investments with maturity of three months or less when purchased. The Company maintains a cash balance in a non-interest-bearing account that currently does not exceed federally insured limits. For the purpose of the statements of cash flows, all highly liquid investments with an original maturity of three months or less are considered to be cash equivalents.

Fair Value of Financial Instruments: Financial instruments, consisting principally of cash, accounts receivable, payables, accrued liabilities, short- and long-term obligations, and their carrying values in the accompanying balance sheets, approximate their fair value. It is management's opinion that the Company is not exposed to significant currency or credit risks arising from these financial instruments.

Accounts Receivable: The Company had established an allowance for doubtful accounts based upon the history of account collection and prior bad debts.

Inventory: Inventories are stated at the lower of cost (first in, first out) or market and consists of computer hardware, parts and supplies on hand for resale.

Property and Equipment: Equipment and hardware is stated at cost. Depreciation, including amortization of capitalized cost of leased assets, for financial statement purposes is calculated using straight-line and declining balance methods over useful lives of the assets, which range from five to seven years. The cost of maintenance and repairs is charged to income as incurred; significant improvements are capitalized and amortized over the remaining life of the lease.

Leasehold improvements are amortized over the shorter of the lives of the respective leases or service lives of the improvements.

Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Actual results could differ from those estimates.

Revenue Recognition: The Company generates revenue from ASP services, information technology services, outsourcing contract services, and from the resale of computer hardware and software. Service revenue is recognized when the service is provided, or over the term of the applicable contracts. Payments received in advance, even if non-refundable, are recorded as customer deposits. Revenue from the resale of computer hardware and software is recorded upon shipment, or upon installation when required under contract terms.

Concentration of Credit Risk and Key Supplier: The Company sells the majority of its services and products throughout North America. Sales to the Company's recurring customers are generally made on an open account while sales to occasional customers may be made on a prepaid basis. The Company generally does not require collateral. Reserves are maintained for potential credit losses.

Citrix Systems, Inc. ("Citrix") is one of the Company's key suppliers. The Company uses Citrix software almost exclusively to connect its customers to software applications.

Intangible Assets: The Company capitalizes the costs associated with licenses of major business process application software used in providing ASP services. The licenses are amortized over three years.

Long-Lived Assets: The Company follows SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present. Long-lived assets and certain identifiable intangibles held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Based upon this review, the Company believes that no impairment of the carrying value of its long-lived assets existed at May 31, 2000 and 1999.

Income Taxes: The Company utilizes the liability method of accounting for income taxes as set forth in SFAS No. 109, "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are recognized based on the anticipated future tax effects arising from the differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases of assets and liabilities using enacted tax rates.

Stock-Based Compensation: The Company accounts for stock-based awards to employees in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" and related interpretations and has adopted the disclosure-only alternative of SFAS No. 123, "Accounting for Stock-Based Compensation." Options granted to consultants, independent representatives and other non-employees are accounted for using the fair value method as prescribed by SFAS No. 123.

Loss Per Common Share: Basic loss per share is computed by dividing the net loss by the weighted average number of common shares outstanding during the year. The weighted average number of shares outstanding was 14,050,928 and 11,284,479 for the fiscal years ended May 31, 2000 and May 31, 1999, respectively, and 12,869,018 since inception August 31, 1998 through May 31, 2000. Diluted loss per share for all period presented equaled basic loss per share due to antidilutive effect of the potentially dilutive securities.

Reclassifications: Certain amounts in the 1999 consolidated financial statements have been reclassified to conform to the current year presentation.

Recent Accounting Pronouncements:

In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued, which establishes new standards for recording derivatives in interim and annual financial statements. This statement requires recording all derivative instruments as assets or liabilities, measured at fair value. Statement No. 133, as amended, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Management does not anticipate the adoption of the new statement will have a significant impact on the consolidated results of operations or financial position of the Company.

Note 3 - Property and Equipment
------

Property and equipment consist of the following as of May 31:

                                                               2000         1999
                                                           -----------   -----------
     Computer hardware                                      $  144,621       $50,636
     Computer software                                         105,536         8,876
     Equipment                                                 217,468        24,948
     Furniture and fixtures                                     86,650
     Capitalized lease equipment                               587,517
     Leasehold improvements                                     51,365
                                                           -----------   -----------
                                                             1,193,157        84,460
     Less accumulated depreciation and amortization            161,482         5,459
                                                           -----------   -----------
                                                            $1,031,675       $79,001
                                                           ===========   ===========

Note 4 - Intellectual and Other Intangible property
------

Insynq, Inc. acquired the rights to the "Insynq Project" on August 31, 1998, in exchange for 7,758,080 common shares of stock valued at $130,000. The Insynq Project, consisting of tangible and intangible properties, is the development of a proprietary data utility services system. The cost is amortized over sixty months.

Note 5 - Deposits
------

Security deposits for realty leases consisted of the following at May 31, 2000:

Name of Lessor                        Refundable Date            Amount
                                    -------------------     -----------------

Walarie, Inc.                                 June 2005              $  8,209
Vantas Sacramento, LLC                       April 2003                 4,033
Howe/Horizon Holdings, LLC                 January 2009               153,342
                                                            -----------------
                                                                     $165,584
                                                            =================

Note 6 - Lease Obligations
------

The Company conducts a substantial portion of its operations utilizing leased office facilities, which expire in 2009. The Company also leases equipment under capital leases expiring in 2003.

The following is a schedule by years of future minimum lease payments together with the present value of the minimum payments under capital and operating leases as of May 31, 2000:

                                             Capital Leases    Operating Leases
                                           -----------------  ------------------
Fiscal Year ending May 31,
2001                                                $281,556          $  447,514
2002                                                 274,692             429,169
2003                                                 241,951             424,290
2004                                                      --             412,354
2005                                                      --             305,836
2006-2009                                                 --           1,131,874
                                           -----------------  ------------------
Future minimum lease payments                        798,199          $3,151,037
                                                              ==================

Less amount representing interest                    189,243
                                           -----------------
Present value of minimum lease payments             $608,956
                                           =================


Current maturities                                  $166,869
Long-term maturities                                 442,087
                                           -----------------
                                                    $608,956
                                           =================


All of the above scheduled lease agreements were entered into during the fiscal year ended May 31, 2000. The rent expense for facilities and equipment was $178,578 and $0.00 for the fiscal years ended May 31, 2000 and 1999.

Note 7 - Convertible Debentures
------

In June 2000, the Company received a $100,000 advance on a loan pursuant to an agreement with Travin Partners, LLP ("TPL"), and TCA Investments, Inc. ("TII"). On June 16, 2000, the Company entered into an additional private financing transaction with TPL and TII, under the terms of which TPL and TII each loaned us the sum of $325,000 (the "loans") in exchange for convertible debentures and warrants.

Note 8 - Income Taxes
------

The Company accounts for income taxes using the liability method as prescribed by Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes".

The income tax provision reconciled to the tax computed at the statutory federal rate was as follows at May 31:

                                                 2000                1999
                                           ----------------    ----------------

 Tax benefit at statutory rate             $     (1,385,590)   $        (48,782)
 Permanent differences                                4,046                  48
 Change in valuation allowance                    1,381,544              48,734
                                           ----------------    ----------------

                                           $              -    $              -
                                           ================    ================

The components of deferred tax assets and liabilities consist of the following at May 31:

                                                 2000               1999
                                           ----------------    ----------------
 Deferred tax asset:
   Liabilities not timely paid             $         20,040    $              -
   Net operating loss carry forwards              1,147,482              52,299
   Other                                              4,024                   -
   Warrants issued for services                     266,167                   -
                                           ----------------    ----------------
                                                  1,437,713              52,299
 Deferred tax liability:
     Depreciation                                    (7,435)             (3,565)

 Valuation allowance                             (1,430,278)            (48,734)
                                           ----------------    ----------------

                                           $              -    $              -
                                           ================    ================

The Company has established a valuation allowance of $1,430,278 and $48,734 as of May 31, 2000 and 1999, respectively, due to the uncertainty of future utilization of net operating loss carryforwards and realization of other deferred tax assets. The valuation allowance was increased by approximately $1,381,500 during the year ended May 31, 2000 based upon management's estimate of the realizability of the net deferred tax asset. At May 31, 2000, an operating loss carryforward of approximately $3,375,000 expiring through 2018 is available to offset future taxable income. Utilization of these carryforwards are dependent on future taxable income and could further be limited due to a change of control in the Company's ownership as defined by the Internal Revenue Code 382.

Note 9 - Stockholders' Equity
-------

The Company is authorized to issue 100,000,000 shares of $0.001 par value common stock and 10,000,000 shares of $0.001 par value preferred stock. The Company has issued and outstanding 19,620,846 and 11,284,479 shares of $0.001 par value common stock as of May 31,2000 and 1999, respectively. There were no shares of preferred stock issued or outstanding as of May 31, 2000 or May 31, 1999.

Note 10 - Stock Options
-------

During fiscal year 2000, the Company's Board adopted the Long Term Incentive Plan ("LTIP") and the Executive Long Term Incentive Plan (the "Executive LTIP").

The "Executive LTIP" provides for the issuance of incentive and non-qualified stock options, stock appreciation rights and restricted stock. The maximum number of options under the Executive LTIP is 5,400.000. As of

May 31,2000, a total of 5,000,000 options were granted to M. Carroll Benton, the Chief Administrative Officer, Secretary and Treasurer, and John P. Gorst, the Chief Executive Officer, under the Executive LTIP.

The LTIP provides for the issuance of incentive and non-qualified stock options, stock appreciation rights and restricted stock to directors, officers, employees and consultants. The maximum numbers of shares, which may be issued upon the exercise of options under the LTIP, is 16,750,300.

The Company has adopted the disclosure only provisions of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation" (SFAS 123). The Company generally does not recognize compensation expense for its stock based compensation plans. If the Company had elected to recognize compensation expense based upon the fair value at the grant date for awards under these plans consistent with the methodology prescribed by SFAS 123, the Company's net loss would change to the pro forma amounts indicated below:

                                                              2000
                                                          ------------

                         Net loss
                           As reported                    $(3,778,867)
                           Pro forma                      $ 5,700,015)
                         Net earnings (loss) per share
                           As reported                    $     (0.34)
                           Pro forma                      $     (0.51)

The fair value of option grants is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions for the years ended May 31:


                                                              2000
                                                          ------------

                         Expected volatility                 90%
                         Expected dividend yield             --
                         Risk-free interest rate            6.5%
                         Expected life                       10 years

A summary of the Company's stock option plan's activity is as follows:

                                                      -----------------------------------------
                                                                             Weighted-Average
                                                            Shares            Exercise Price
                                                      ----------------    ---------------------
                    Outstanding at beginning of year                --                       --
                    Granted                                  7,011,802                    $0.51
                    Exercised                                       --                       --
                    Forfeited                                       --                       --
                                                      ----------------    ---------------------
                    Outstanding at end of year               7,011,802                    $0.51
                                                      ================    =====================
                    Options exercisable at end of year       4,555,482                    $0.58
                                                      ================    =====================

                    Weighted-average fair value of
                     options granted during the year                                      $0.39
                                                                          =====================

The following is a summary of stock options outstanding from the 2000 Stock Option Plan at May 31,2000

                                                                            Options Outstanding
                                                    -----------------------------------------------------------------
                                                                                  Weighted-
                                                                                   Average                Number of
               Exercise                                    Number                 Remaining                Options
               Price                                     Outstanding           Contractual Life          Exercisable
                                                    -------------------    -----------------------    ---------------
               $0.25 - $0.71                                  5,731,802           8.59 years                4,555,482

               $1.00            1,280,000           8.72 years             --

The Company has issued 1,100,000 stock options to consultants outside of the 2000 Stock Option Plan. Shares totaling 500,000 were outstanding and exercisable at May 31, 2000. The weighted average exercise price of the shares was $0.89 and the average remaining contractual life was 4.0 years. None of these options were exercised or forfeited as of May 31,2000.

Note 11 - Warrants
-------

The Company granted 4,016,766 common stock warrants as of May 31, 2000. In conjunction with leased computer equipment the Company granted 282,112 warrants with an exercise price of $0.35.

In January of 2000, the Company completed a private offering, in reliance upon applicable exemptions from the registration requirements under the Securities Act of 1933, as amended, of a total of 1,311,821 shares of common stock at an offering price of approximately $0.71. Each purchaser in the private offering was issued one Class A Warrant and one Class B Warrant entitled the purchasers to purchase a share of common stock at any time on or before December 31, 2001, at a price of $1.77 and $2.84 repectively.

The Company issued warrants and options with exercise prices less than fair market value on the date of grant. The Company valued the option and warrants using the Black-Scholes valuation model.

Note 12 - Going Concern
--------

The Company's financial statements are prepared using the generally accepted accounting principles applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. Without realization of additional capital, it would be unlikely for the Company to continue as a going concern. Additionally the Company does not have significant cash or other material assets, nor does it have an established source of revenue sufficient to cover its operating costs to allow it to continue as a going concern indefinitely.

The Company plans to continue to raise funds through public and private debt and equity financings. Consistent with this approach, the Company has entered into various non-exclusive financial agreements.


Note 13 - Related Party Transactions
--------

Interactive Information Systems ("Interactive") is a wholly owned company of M. Carroll Benton, the Company's Chief Administrative Officer, Secretary and Treasurer. John P. Gorst, Chief Executive Officer and President, was also an employee of Interactive. During their time at Interactive, Ms. Benton and Mr. Gorst began developing the "Insynq Project," which later developed into our current business. On September 16, 1998, Interactive exchanged substantially all of its assets with Charles Benton, the husband of Ms. Benton, to retire a $200,000 debt owed by Interactive to Mr. Benton. On that same date, Mr. Benton sold the tangible assets he had acquired to Insynq-WA of which Ms. Benton and Mr. Gorst were principals, for a $70,000 promissory note and he contributed the intangible assets, consisting of the "Insynq Project," to Insynq-WA for 5,500,000 shares of common stock of Insynq-WA. Mr. Benton then sold 2,500,000 shares to each of Ms. Benton and Mr. Gorst in exchange for a $65,000 note from each of them. The shares purchased secured each such note. During the start-up operations of Insynq-WA, the business contacts of Interactive were utilized in the purchase of supplies and other items for Insynq-WA. As of September 30, 1999, Insynq-WA owed Interactive $117,024 related to these purchases, and on November 12, 1999, the board of Insynq-WA approved the issuance of 118,000 shares of its common stock in full payment of this debt, after a board determination that the shares of Insynq-WA should be valued at $1.00 per share. From October 1, 1999 through August 18, 2000, approximately $8,000 of services consisting primarily of rental allocation was charged to the Company by Interactive. During the same time period, the Company sold approximately $6,400 of services to Interactive.

Note 14 - Commitments
--------

On May 15, 2000, the Company entered into a financial advisory agreement with Gerard Klauer Mattison & Co., Inc. ("GKM"), under the terms of which the Company and its affiliates have engaged GKM, and GKM has agreed to serve, as the Company's exclusive financial advisor concerning certain "strategic" transactions. Under the terms of the agreement (the "GKM Agreement"), GKM has agreed to provide assistance to the Company in identifying and contacting parties, which may be interested in considering a "strategic transaction," and, as exclusive financial advisor to the Company, to assist the Company, on a best-efforts basis, in analyzing, structuring, negotiating and effecting potential "strategic transactions" on terms and conditions satisfactory to the Company.

The Company has recently entered into an amendment to a business services contract between Insynq-WA and Consulting & Strategy International, LLC ("CSI"), an unrelated third party. Under the terms of the amended agreement, amended on July 31, 2000, CSI has provided, and agreed to continue to provide, for the duration of the agreement, business consulting services to the Company. In consideration of such services, the Company has granted to CSI, options to purchase a total of 600,000 shares, at a price of $1.00 per share, and warrants to purchase up to a total of 2,000,000 shares, exercisable at any time after November 1, 2000 and before February 20, 2003, in increments of 500,000 shares, at exercise prices of $1.25, $1.50, $2.00 and $2.25. In addition, the Company has agreed to pay to CSI a monthly retainer of $2,500, increasing to $5,000 per month after the Company's common stock bid price in the over-the-counter market exceeds $3.00 per share for five (5) consecutive business days; $7,500 per month at such time as the Company's common stock bid price exceeds $4.00 per share for five consecutive business days; and $10,000 at such time as the Company's stock bid price exceeds $5 per share for five consecutive business days, or until such time as the Company and any of its subsidiaries have obtained a funding commitment from any source for $4 million or more.

The Company has entered into a consulting agreement with Vijay Alimchandani ("VJ"), dated February 20, 2000, under the terms of which the Company has engaged VJ to provide to the Company general consulting services, including strategic planning, the identification of possible strategic alliances with software vendors, the evaluation and development of cooperative alliances, and related activities. The agreement is for an initial term of twelve months, and is automatically renewable for successive one-year terms unless terminated by either party prior to the end of a term. The Company has agreed to reimburse VJ for all travel and entertainment and reasonable expenses related to his consulting services, and to pay VJ a consulting fee of $5,000 per month, increasing to $7,000 per month as such time as the Company has secured $2 million in equity financing, and to $10,000 per months at such time as the Company has secured an additional $10 million in equity financing. In addition, the Company has granted options to VJ, as follows: (a) 500,000 shares, exercisable at any time prior to February 21, 2005, at a price of $0.25 per share; and (b) 400,000 shares, exercisable one year from the beginning date of the contract, for a period of five years, at an exercise price of $.50 per share. The Company has also agreed to grant to VJ (a) an additional option, entitling him to purchase a total of 180,000 shares for a five year period beginning at the end of 24 months from the date of the agreement, if such agreement is extended by the Company, at price of $.75 per share; and (b) bonus options of between 50,000 to 100,000 shares, to be granted at the discretion of the board of directors based on the performance of VJ, at an exercise price of not more than $1.50 per share. The Company has granted to VJ "piggyback" registration rights in connection with the shares under options, pursuant to which the Company has agreed to include such shares in a Form S-8 registration statement to register the initial 900,000 shares under option described above.

The Company has assumed the obligation of Insynq-WA under a financial public relations consulting agreement with One Click Investments, LLC ("One Click"), a Washington state limited liability company of which Eric Estoos, a shareholder of the Company, is a principal. Under the terms of the agreement with One Click, the Company has agreed to engage One Click to provide various financial public relations services. The Company has agreed to compensate One Click for its services at the rate of $8,000 per month during the term of the agreement (through August 19, 2000, which is automatically renewable for six additional months unless terminated by either party in writing), to reimburse One Click for all reasonable expenses in connection with the agreement, and to pay One Click a fee of 10% of all funding obtained by One Click for the Company, to the extent permitted by law. The Company also issued One Click 700,000 restricted shares of common stock and granted One Click warrants to purchase a total of 1,500,000 shares of common stock, exercisable at any time after December 31, 2000, and prior to December 31, 2003, in one-third increments of 500,000 shares, at exercise prices of $2.00, $4.00 and $7.50 per share. One Click has executed a voting proxy in favor of John Gorst, Chief Executive Officer, with respect to the restricted shares.

Note 15 - Contingencies
-------

On August 14, 2000, the widow of a former principal and shareholder of Insynq, Inc., filed a lawsuit in the Superior Court of Washington against the Company, Insynq, Inc., M. Carroll Benton, the Company's Chief Administrative Officer, Secretary, and Treasurer, and Mr. John Gorst, the Company's President, Chief Executive Officer, and Chairman of the Board. The lawsuit alleges that the defendants attempted to defraud her out of the shares issued to her deceased husband during his tenure with Insynq, Inc., which she later sold to Mr. Gorst. Management does not consider the contingency to be probable or quantifiable, and therefore has not accrued an amount on the Company's financial statements for the years ended May 31, 2000 and 1999.

The Company is currently in negotiations with the Company's former President and Chief Operating Officer regarding the termination of his employment contract. Management does not consider the contingency to be significant in order to be accrued as a liability on the Company's financial statements for the years ended May 31, 2000 and 1999.


Note 16 - Supplementary Cash Flow Information
-------

The following non-cash transactions have been appropriately excluded from the statement of cash flows:

The Company has entered into an agreement with Horizon Holdings I, LLC to provide facilities management services at its location in Tacoma, Washington at the Tacoma Technology Center. The agreement to provide collaborative management services is effective July 1, 1999 for a monthly base fee of $3,000 and will continue through December 31, 2000. The Company will have the use of this location for its data utility equipment in exchange for management of the facilities. The rental value of the office space is offset with an appropriate charge to service income. Future minimum rental payments over the life of the agreement total $21,000.

The Company entered into a three-year capital lease agreement with Hewlett Packard to acquire $780,683 in equipment. A discount of $118,000 was recognized in the capital lease representing the value of warrants granted Hewlett Packard as part of the agreement. Future minimum lease payments over the life of the agreement total $798,199.

The Company acquired $130,000 in intangible assets representing intellectual property from one of its founders during the fiscal year ended May 31, 2000.

The Company acquired $727 in other assets with common stock during the fiscal year ended May 31, 2000.

Note 17 - Asset Purchase Agreement
-------

On January 26, 2000, the Company entered into an Asset Purchase Agreement with Insynq, Inc.. The terms of the Asset Purchase Agreement were substantially completed on February 18, 2000. Under the terms of the Asset Purchase Agreement, the Company acquired substantially all of the assets of Insynq, Inc., and assumed substantially all of the obligations of Insynq, Inc., in exchange for the issuance by the Company of a total of 15,208,100 shares of restricted common stock of the Company, to the Insynq, Inc. shareholders pro rata in a liquidating distribution. As a result of the transaction, the Company had a total of approximately 18,808,100 shares issued and outstanding, of which the former Insynq, Inc. shareholders held 15,208,100 shares, or approximately 81%. In connection with the Asset Purchase Agreement, Insynq, Inc. obtained approval of the sale of its assets by its shareholders at a duly called and convened shareholders' meeting.

As a result of the Asset Purchase Agreement, the Company has acquired essentially all of the assets, tangible and intangible, of Insynq, Inc., and has become engaged in Insynq, Inc.'s business, described below. These assets include computer hardware and software, related equipment, furniture and fixtures, proprietary technology developed by Insynq, Inc., all contractual rights including capitalized lease equipment and other leasehold rights, trade names and trademarks and all client lists and marketing data and materials, cash and cash equivalents, accounts receivable, inventory, work in progress and related assets. The asset considered most valuable by Insynq, Inc. and the Company in completing the Asset Purchase Agreement, is Insynq, Inc.'s proprietary data utility services system that was designed to offer enhanced technological computer processing and communication capabilities.

In addition, the Company has agreed to assume all equipment leases, leasehold obligations covering office space utilized by Insynq, Inc., all consulting contracts, and all other contract obligations. Finally, at the time of completion of the Insynq, Inc. asset acquisition, Insynq, Inc. had outstanding to various shareholders, a number of warrants and options, entitling the holders to purchase shares up to a total of 7,358,392 shares of restricted common stock of Insynq, Inc., which warrants and options have been converted into options and warrants to purchase a total of approximately 7,358,392 shares of the Company's common stock, at prices of between $0.25 to $7.50 per share. The exercise of all or any portion of these outstanding options and warrants would have the effect of substantially diluting the ownership of the present shareholders in the Company.

Note 18 - Subsequent Events
-------

On or about June 15, 2000, the Company entered into a non-exclusive financial advisory agreement with Sunstate Equity Trading, Inc. ("Sunstate"), a Florida corporation, which is a member of the NASD, under the terms of which the Company has engaged Sunstate, on a non-exclusive basis, to provide financial advisory services and advice. The agreement is for an initial term of one year, and may be extended for additional terms as agreed upon by the parties. In consideration of the services undertaken by Sunstate, the Company has issued to Sunstate a total of 250,000 shares of restricted common stock, and agreed to reimburse Sunstate for all out-of-pocket expenses incurred in providing services under the agreement.

On or about June 16, 2000, the Company entered into a private financing transaction with two investors, Travin Partners, L.L.L.P. ("TPL") and TCA Investments, Inc. ("TII"), under the terms of which TPL and TII each loaned to the Company the sum of $325,000 (the "loans"), and were sold convertible debentures and granted warrants, described below. The loans are payable pursuant to the terms of a convertible debenture (the "debenture"), providing for full payment on or before June 16, 2002 (the "due date"), with interest at the current Bank of America prime rate, plus 1/2%. All accrued interest under each debenture is payable only in shares of the Company's common stock, at a price of $.71 per share. The debentures are convertible in increments of no less than $10,000, at any time after November 1, 2000 and before the close of business on the due date, into shares of common stock of the Company, at a price of $.71 per share, or a total of 457,746 shares each for TPL and TII. In addition to the debentures, TPL and TII were granted warrants entitling each of them to purchase a total of 457,746 shares of the Company's common stock at a price of $1.00 per share, at any time after November 1, 2000 and before June 15, 2005. The number of shares and exercise or conversion prices of the shares exercisable under the debentures and warrants held by TPL and TII, are subject to usual adjustments in the event of stock dividends, merger, consolidations, stock splits or distributions or similar events. The Company has agreed to file, on or before September 15, 2000, a registration statement which includes the shares issuable under conversion of the debentures and upon exercise of the warrants held by TPL and TII (the "underlying shares"), at TPL's and TII's request, and to cause such registration statement to become effective as soon as practicable. In addition, the Company has agreed to include the underlying shares, on TPL's and TII's request, in any registration filed by the Company (exclusive of a registration relating to sales in employee benefit plans, a Rule 145 transaction, or the sale of debt or convertible debt instruments, or a registration statement which does not contain substantially similar information), subject to the holder's agreement to enter into appropriate underwriting agreement(s), and other requirements. The subscription agreements for the purchase of the debentures and warrants held by TPL and TII provide that, on a one-time basis on the date the Company sells additional securities to or through an institutional investor, and only if the total market valuation of the Company is less than $30 million, TPL and TII will each be entitled to receive shares issuable upon conversion of debentures and upon exercise of warrants, equal to the number of shares issuable upon such exercise of warrants and conversion of debentures, multiplied by a number, the numerator of which is $30 million and the denominator of which is the actual total market valuation of the Company.

On or about July 10, 2000, the Company entered into a non-exclusive financial consulting agreement with Union Atlantic LC and Union Atlantic Capital LC to provide financial consulting services to the Company in the form of: (i) evaluating the Company's capital requirements for funding growth and expansion of the Company's operations; (ii) advising the Company as to alternative modes and sources of financing; (iii) analyzing the impact of business decisions, policies, and practices on the value of the Company's business and securities; and (iv) bringing to the attention of the Company possible business opportunities and evaluating business opportunities generally, whether or not such opportunities are oriented by United Atlantic or others. Pursuant to the terms of the Union Atlantic agreement, the Company has agreed to pay to Union Atlantic a cash fee equal to ten percent (10%) of the aggregate purchase price of the securities purchased by or through any investor or intermediary identified to the Company by Union Atlantic. In addition, upon the closing of each transaction contemplated in the Union Atlantic agreement, the Company has agreed to issue to Union Atlantic through escrow a warrant entitling Union Atlantic or its designees to purchase 50,000 shares per one million dollars ($l,000,000) raised, subject to adjustment of the Company's common stock. The warrant will be immediately exercisable for a four (4) year period and shall have unlimited piggyback registration rights.

On July 17, 2000, the Company entered into a private financing transaction with two investors, International Fluid Dynamics ("IFD") and Garnier Holdings, Inc. ("Garnier"), under the terms of which IFD and Garnier each loaned the Company the sum of $127,500, or a total of $255,000, (the "loans"), and were granted warrants described below. The Loans are payable pursuant to the terms of a promissory note (the "Note"), providing for full payment on or before August 17, 2000 (the "Due Date"), with interest compounded annually at the Chase Manhattan Bank, NA rate quoted as its prime. The warrants entitle each of IFD and Garnier to purchase a total of 325,000 shares of common stock at a price of $2.00 per share at any time before July 17, 2005. If the Notes are not paid by 5:00pm CST on August 17, 2000, the exercise price will decrease by half, or $1.00, and on and after each additional ten (10) day period that the Notes remain unpaid, the exercise price will decrease by an additional ten percent (10%). The due date of the Notes has been extended to 5:00pm CST on October 1, 2000, without prejudice to the Company's rights to reduce the exercise price. Both IFD and Garnier were granted "piggyback" registration rights with respect to the shares underlying the warrants.

On August 2, 2000, the Company entered into a private financing transaction with five foreign investors (the "Investors"), under the terms of which the Investors purchased an aggregate of 200,000 shares of common shares at a price of $0.60 per share pursuant to Subscription Agreement (the "Agreements"). The Company issued these securities under an exemption provided by Rule 903 of Regulation S under the Act.

On August 4, 2000, the Company sold a total of 200,000 shares of common stock to One Click Investments, LLC, a Washington corporation ("One Click"), at a price of $0.60 per share. In connection with this sale, One Click was granted warrants to purchase an additional 200,000 shares of common stock, exercisable at any time for a five (5) year period, at a price of $2.00 per share. In connection with this transaction, One Click was granted registration rights under a Registration Rights Agreement (the "Agreement") granting One Click (a) one demand registration right, on or after November 1, 2000, requiring the Company to file a registration statement upon request and (b) "piggyback" registration rights. The Company issued these securities under an exemption provided by Rule 506 of Regulation D under the Act.

On August 11, 2000, the Company entered into an agreement for the sale of 1,100,000 shares of common stock to Tricorp Financial, Inc., a Delaware corporation ("Tricorp"), at a price of $1.50 per share. An additional 1,100,000 shares will be issued after the shares are registered for resale. The shares have not yet been paid for, but the Company has been assured that payment will be received no later than September 15, 2000. In connection with this sale, Tricorp was granted registrations rights obligating the Company to file or have declared effective a registration statement registering the shares within 120 days of the date of the transaction. The Company issued these securities under an exemption provided by Rule 506 of Regulation D under the Act.

On August 24, 2000, the Company entered into a private financing transaction with certain foreign investors (the "Investors"), under the terms of which the Investors purchased an aggregate of 135,000 of common shares at a price of $0.2963 per share pursuant to Subscription Agreements (the "Agreements"). The Company issued these securities under an exemption provided by Rule 903 of Regulation S under the Act.

On September 11, 2000, the Company entered into a private financing transaction with two investors, Travin Partners, L.L.L.P. ("TPL") and TCA Investments, Inc. ("TII"), under the terms of which TPL and TII each loaned us the sum of $125,000, or a total of $250,000, (the "loans"), and were sold convertible debentures and granted warrants, described below. The loans are payable pursuant to the terms of identical convertible debentures (each, a "Debenture"), providing for full payment on or before October 11, 2000 (the "Due Date"), with interest at the current Bank of America prime rate, plus 1/2%. All accrued interest under each Debenture is payable only in shares of common stock at a price of (a) $1.00 per share or (b) sixty percent (60%) of the average of the bid price, whichever is less on the date of conversion. The Debentures are convertible in increments of no less than $10,000, at any time after September 11, 2000 and before the close of business on the due date for a total of 125,000 shares each for TPL and TII. In addition to the Debentures, TPL and TII were granted warrants entitling each of them to purchase a total of 250,000 shares of common stock at a price of $1.00 per share, at any time after September 11, 2000 and before September 11, 2005. The Company agreed to file, on or before September 25, 2000, a registration statement which includes the shares issuable under conversion of the Debentures and upon exercise of the warrants held by TPL and TII (the "Underlying Shares"), at TPL's and TII's request, and to cause such registration statement to become effective as soon as practicable. In addition, the Company agreed to include the Underlying Shares, on TPL's and TII's request, in any registration it files (exclusive of a registration relating to sales in employee benefit plans, a Rule 145 transaction, or the sale of debt or convertible debt instruments, or a registration statement which does not contain substantially similar information), subject to the holder's agreement to enter into appropriate underwriting agreement(s), and other requirements. The Company issued these securities under an exemption provided by Rule 506 of Regulation D under the Act.

On August 3, 2000, the Company held a special meeting of the shareholders and unanimously voted to adopt the following:

a)  REINCORPORATION IN DELAWARE

Changing the state of incorporation of the Company from Utah to Delaware. In order to accomplish the re-incorporation in accordance with the laws of the states of Utah and Delaware, the Company has merged with and into a wholly owned subsidiary, Insynq, Inc., formed under the laws of the state of Delaware (hereinafter "Insynq"), pursuant to the terms of a Plan of Merger. Under the terms of the merger, Insynq is the surviving corporation. The Certificate of Incorporation and Bylaws of Insynq will be the governing instruments of the surviving corporation.

Through the merger, and in connection with the recapitalization described under "RECAPITALIZATION," the shareholders of the Company received two shares of Insynq common stock, par value $0.001 per share, in exchange for each share of the Company's common stock, par value $0.001 per share, held immediately prior to the merger.

The Certificate of Incorporation of Insynq increased the authorized number of shares of common stock (the "Common Stock") to 100,000,000 shares, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.001 per share. In addition, the Certificate of Incorporation of Insynq also authorizes a total of 10,000,000 shares of Class A Common Stock (the "Class A Common Stock"), par value $0.001 per share.

Change of Company's Name

In connection with the re-incorporation, the name of the Company is changed to "Insynq, Inc.,". The Company believes that changing the Company's name to "Insynq, Inc." will be more reflective of the Company's activities.

Forward Stock Split

In connection with the re-incorporation of the Company in the state of Delaware, the company has affected a forward split in the Company's issued and outstanding $0.001 par value common stock, increasing the number of outstanding shares to approximately 19,830,848 shares of common stock. The issued and outstanding shares of the Company's common stock immediately prior to the re-incorporation in Delaware will be effectively forward split through the merger on a two-for-one basis. Through the merger with Insynq, the shareholders of the Company will receive two shares of common stock, par value $0.001, of Insynq for each one share of the Company's common stock.

b)  RECAPITALIZATION

The shareholders unanimously voted for the adoption of a plan of recapitalization (the "Recapitalization") pursuant to which the issued and outstanding shares of the Company's common stock, will be forward split, two-for-one, so that holders of common stock will receive two shares of the Company's $0.001 par value common stock ("Split Common Stock") for each share now held.

The rights of existing shareholders will not be altered in connection with the Recapitalization, and no shareholders will be eliminated as a result of the Recapitalization. The authorized number of shares of common stock will not change, and the par value of the Company will remain at $0.001. The Recapitalization will have the effect of increasing the stated capital of the Company by approximately $9,915 (which is the number of additional shares as a result of the Recapitalization multiplied by the par value for such shares).

If the Recapitalization is approved by the shareholders, the 9,915,424 shares of common stock outstanding immediately prior to the reorganization would be converted to approximately 19,830,848 shares of common stock, and outstanding options and warrants to purchase shares would be converted into options and warrants entitling the holders to purchase twice as many shares upon exercise of such options and warrants.

c)  ADOPTION OF INCENTIVE PLANS

The shareholders unanimously voted to adopt the Company's 2000 Long Term Incentive Plan (the "Employee Plan") and its 2000 Executive Officer Long Term Incentive Plan Option Plan (the "Executive Plan"). The two plans are hereinafter referred to together as the "Incentive Plans." The essential terms of the Incentive Plans are substantially identical, except for two differences:

  1) The Employee Plan is for executives, managers and key employees of the Company. The Executive Plan is for executive officers of the Company.

  2) The Company has reserved a total of 16,675,300 shares of common stock for issuance under the Employee Plan, and the Company has reserved a total of 5,400,000 shares of Class A Common Stock for issuance under the Executive Plan. As described below, the Class A Common Stock carries preferred voting rights, entitling the holder to three (3) voting shares for each share of common stock held by a holder of Class A Common Stock.

d)  RATIFICATION OF ACCOUNTANT

The selection of G. Brad Beckstead as independent auditor of the Company in 2000 was unanimously ratified.

                               17,184,796 SHARES

                                 INSYNQ, INC.


                                 COMMON STOCK


                                  PROSPECTUS


                               DECEMBER 14, 2000



You should rely only on information contained in this prospectus. We have not authorized anyone to give any information or make any representations in connection with this offering other than those contained in this prospectus. If anyone gives you any such information or makes any such representations, you should not rely on it or them as having been authorized by us. This prospectus is not an offer to sell common stock and it is not soliciting an offer to buy common stock in any state where the offer and sale is not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                                    PART II

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law and include a provision limiting director liability to us or our shareholders for monetary damages arising from certain acts or omissions in the director's capacity as a director. In addition, we have the ability to maintain insurance on behalf of our directors and executive officers to insure them against any liability asserted against them in their capacities as directors or officers or arising out of such status.

     Certain of our registration rights agreements or arrangements contain reciprocal agreements of indemnity between us and certain of the selling stockholders as to certain liabilities, including liabilities under the Securities Act and in certain circumstances could provide for indemnification of our directors and officers.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, this type of indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table indicates the estimated expenses that have been or will be incurred in connection with this offering, all of which will be paid by us.

SEC registration fee ..................................     $ 3,629.43
Accounting fees and expenses ..........................      10,000.00
Legal fees and expenses ...............................      30,000.00
Printing and shipping .................................      20,000.00
Blue Sky fees and expenses.............................       2,500.00
Miscellaneous expenses ................................           0.00


  Total ...............................................     $66,129.43
                                                            ==========

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following sets forth information regarding all sales of our unregistered securities during the past three years. All of these shares were exempt from registration under the Securities Act by reason of Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, as transactions by an issuer not involving a public offering, or were exempt by reason of the application of Regulation S. The recipients of securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution of the securities, and appropriate legends were affixed to the share certificates and warrants issued in such transactions. All recipients had adequate access, through their relationships with us or otherwise, to information about us. Unless otherwise indicated, the issuances of the securities described below were affected without the involvement of underwriters. Where applicable, each of the disclosures has been adjusted to account for the 1.41056 to 1 stock split of Insynq-WA, the 1 for 2 stock split of Xcel effective on January 24, 2000, and the 2 for 1 stock split of Insynq-Delaware effective on August 3, 2000.

1. We assumed a business services contract dated November 18, 1999, with Consulting & Strategy International, LLC, or CSI, under which we granted to CSI options to purchase a total of 600,000 shares at a price of $1.00 per share, and warrants to purchase up to a total of 2,000,000 shares, exercisable at any time after May 1, 2001 and before February 20, 2003, in increments of 500,000 shares, at exercise prices of $1.25, $1.50, $2.00 and $2.25. These warrants have a "cashless" exercise provision allowing CSI to exercise the warrants for a reduced number of shares pursuant to a formula set forth in the warrants.

2. We assumed an equipment financing arrangement dated June 1, 1999, with Hewlett-Packard under which we granted to Hewlett-Packard an option to purchase a total of 282,112 shares of common stock at any time prior to June 1, 2002, at a price of $0.35 per share.

3. We assumed a financial public relations consulting agreement dated September 20, 1999, with One Click Investments, L.L.C., or One Click, under which we issued One Click 700,000 restricted shares of common stock and granted One Click warrants to purchase a total of 1,500,000 shares of common stock, exercisable at any time after February 28, 2001, and prior to December 31, 2003, in one-third increments of 500,000 shares, at exercise prices of $2.00, $4.00 and $7.50 per share.

4. We assumed a Consulting Agreement dated October 28, 1999, with Robert J. Torres and Lowell Cooper. In consideration of consulting services rendered we granted options to each of Mssrs. Torres and Cooper entitling them to purchase a total of 218,637 shares and 134,003 shares, respectively, at any time prior to November 2, 2003, at an exercise price of $2.13 per share.

5. We assumed the obligations under a bridge financing with CSI, dated December 14, 1999, pursuant to which 1,300,000 common shares were issued to nine investors at a price of $0.50 per share.

6. In January of 2000, Insynq-WA completed a private offering of a total of 1,311,820 shares of common stock at an offering price of approximately $0.71 per share. Each purchaser in the private offering was issued one Series A Warrant and one Series B Warrant for each share of common stock purchased by such purchaser. The Series A Warrants and Series B Warrants entitle the purchasers to purchase a share of common stock at any time on or before December 31, 2001, at a price of $1.77 and $2.84, respectively.

7. In January 2000, Timothy Horan, as trustee on behalf of certain parties named below, advanced to Insynq-WA the sum of $150,000 to provide Insynq-WA with capital to secure the leased facility at 1101 Broadway Plaza, Tacoma, Washington. In consideration of this financing, and pursuant to an agreement, Mr. Horan, as trustee, was issued a total of 150,000 shares of restricted common stock, as follows: 150,000 shares to Timothy Horan; 75,000 shares to Travin Partners, L.L.L.P. and 75,000 shares to International Fluid Dynamics, Inc.

8. On February 20, 2000, we entered into a consulting agreement with Vijay Alimchandani (VJ), under the terms of which we engaged VJ to provide us with general consulting services for which we granted options to VJ as follows: (a) 500,000 shares, exercisable at any time prior to February

     21, 2005, at a price of $0.25 per share; and (b) 400,000 shares, exercisable one year from the commencement date of the contract, for a period of five years, at an exercise price of $0.50 per share. We also agreed to grant to VJ (a) an additional option, entitling him to purchase a total of 180,000 shares for a five-year period beginning at the end of 24 months from the date of the agreement, if such agreement is extended by us, at price of $0.75 per share; and (b) bonus options of between 50,000 to 100,000 shares, to be granted at the discretion of the Board of Directors based on the performance of VJ, at an exercise price of not more than $1.50 per share.

9. On or about April 6, 2000, we sold a total of 61,944 shares of common stock to two investors, The Perry Family Trust and John Anderson, under the terms of which the Perry Trust and Mr. Anderson were granted a total of 61,944 warrants to purchase shares of common stock at an exercise price of $3.25 per share.

10. On or about April 26, 2000, we sold a total of 285,714 shares of common stock to Plazacorp Investors Limited, an Ontario corporation, at a price of $1.75 per share. In connection with this sale, Plazacorp was granted warrants to purchase an additional 571,428 shares of common stock, exercisable at any time for a five (5) year period, at a price of $2.75 per share with respect to 285,714 shares, and $3.75 per share with respect to the remaining 285,714 shares. In connection with this transaction, Plazacorp was granted registration rights under a Registration and Repurchase Agreement (the "Agreement") requiring us to file a registration statement by October 31, 2000 and to cause the registration statement to be effective on or before January 31, 2001. In the event we did not file a registration statement by October 31, 2000, or the registration statement was not declared effective by December 13, 2000, Plazacorp had the right, but not the obligation, to require us to repurchase the shares (but not shares issuable on exercise of the warrants), at a price of $2.50 per share. On November 1, 2000, we entered into an Agreement with Plazacorp under which Plazacorp agreed to relinquish its right to require us to repurchase the 285,714 shares at $2.50 in exchange for the conversion of those shares into the right to receive 1,428,730 shares with an agreed value of $0.50 per share.

11. On or about May 17, 2000, we sold a total of 125,000 shares of common stock at a price of $2.00 per share to the following investors: Raymond Betz - 25,000 shares; Timothy Horan - 50,000 shares; and International Fluid Dynamics, Inc. (IFD) - 50,000 shares. In connection with this transaction, the purchasers were granted warrants to purchase an equivalent number of additional shares (or a total of 125,000 shares), at any time on or before May 17, 2005, at an exercise price of $3.00 per share. In connection with this transaction, the purchasers were granted registration rights under a Registration and Repurchase Agreement (the "Agreement") requiring us to file a registration statement by October 31, 2000, and to cause the registration statement to be effective on or before January 31, 2001. In the event we did not file a registration statement by October 31, 2000, or the registration statement was not declared effective by January 31, 2001, the purchasers had the right, but not the obligation, to require us to repurchase the shares (but not shares issuable on exercise of warrants), at a price of $2.86 per share. On November 1, 2000, we entered into an Agreement with each of Betz, Horan and IFD under which each agreed to relinquish the right to require us to repurchase their respective number of shares at $2.86 in exchange for the conversion of those shares into the right to receive an aggregate of 715,000 shares with an agreed value of at $0.50 per share.


12. On May 26, 2000, we entered into a consulting agreement with MQ Holdings, Inc. (MQ), under the terms of which we issued a total of 40,000 shares of restricted common stock to two individuals - Mark DeStefano and T J Jesky - for services to be rendered in assisting us in our corporate and securities filings, and other consulting services. Under the terms of the consulting agreement, we filed an S-8 registration statement for the registration of the shares issued on October 4, 2000.

13. On or about June 15, 2000, we entered into a non-exclusive financial advisory agreement with Sunstate Equity Trading, Inc., a Florida corporation, which is a member of the NASD, under the terms of which we have engaged Sunstate, on a non-exclusive basis, to provide financial advisory services and advice. In consideration of the services undertaken by Sunstate, we issued to Sunstate a total of 125,000 shares of restricted common stock. This agreement was amended on September 22, 2000, to include the provision of additional services by Sunstate, including, but not limited to, sponsoring us in conferences with various investments groups. In consideration of these additional services, we issued to Sunstate an additional 250,000 shares of restricted common stock.

14. On June 16, 2000, we entered into a private financing transaction with two investors, Travin Partners, L.L.L.P. (TPL) and TCA Investments, Inc. (TCA), under the terms of which TPL and TCA each loaned us the sum of $325,000 (the loans), and were sold convertible debentures and granted warrants, described below. The loans are payable pursuant to the terms of identical convertible debentures, providing for full payment on or before June 16, 2002 (the due date), with interest at the current Bank of America prime rate, plus 1/2%. All accrued interest under each Debenture is payable only in shares of our common stock at a price of $0.71 per share. In addition to the Debentures, TPL and TCA were granted warrants entitling each of them to purchase a total of 457,746 shares of our common stock at a price of $1.00 per share, at any time after November 15, 2000 and before June 15, 2005. On November 1, 2000, we entered into an Agreement with each of TPL and TCA under which each agreed to relinquish its right to convert the debentures into shares of common stock at $0.71 per share in exchange for the conversion of those debentures into the right to receive an aggregate of 1,300,000 shares with an agreed value of $0.50 per share.

15. On July 17, 2000, we entered into a private financing transaction with two investors, International Fluid Dynamics, Inc. (IFD) and Garnier Holdings, Inc. (Garnier), under the terms of which IFD and Garnier each loaned us the sum of $127,500 (the loans), and were granted warrants described below. The loans are payable pursuant to the terms of a promissory note (the note), providing for full payment on or before August 1, 2000 (the due date), with interest compounded annually at the Chase Manhattan Bank, N.A. rate quoted as its prime. The warrants entitle each of IFD and Garnier to purchase a total of 325,000 shares of our common stock at a price of $2.00 per share at any time after December 28, 2000 and before July 17, 2005. If the notes were not paid by 5:00 p.m. CST on August 17, 2000, the exercise price would have decreased by one-half, or $1.00, and on and after each additional ten
     (10) day period that the notes remain unpaid, the exercise price would have decreased by an additional ten percent (10%). On November 1, 2000, we entered into an Agreement with each of Garnier and IFD under which each of them agreed to relinquish its right to payment under the promissory notes in exchange for the conversion of those notes into the right to receive an aggregate of 510,000 shares with an agreed value of $0.50 per share. Under that same agreement, each of Garnier and IFD agreed to lock in the exercise price of the warrants under the Warrant Agreement at $0.50 per share.

16. On August 2, 2000, we entered into a private financing transaction with five foreign investors under the terms of which the investors purchased an aggregate of 200,000 shares of our common shares at a price of $0.60 per share.

17. On August 4, 2000, we sold a total of 200,000 shares of common stock to One Click at a price of $0.60 per share. In connection with this sale, One Click was granted warrants to purchase an additional 200,000 shares of common stock, exercisable at any time for a five (5) year period, at a price of $2.00 per share.

18. On August 24, 2000, we entered into a private financing transaction with certain foreign investors under the terms of which the investors purchased an aggregate of 135,000 of our common shares at a price of $0.2963 per share.

19. On September 11, 2000, we entered into a private financing transaction with two investors, Travin Partners, L.L.L.P. (TPL) and TCA Investments, Inc.
     (TCA), under the terms of which Travin and TCA each loaned us the sum of $125,000 (the loans), and we issued the convertible debentures and granted warrants, described below. The loans were payable pursuant to the terms of identical convertible debentures providing for full payment on or before October 11, 2000 (the due date), with interest at the current Bank of America prime rate, plus 1/2%. All principal and accrued interest under each debenture was convertible into shares of our common stock at a conversion price of (a) $1.00 per share or (b) sixty percent (60%) of the average of the bid price, whichever is lower on the date of conversion. In addition to the debentures, TPL and TCA were granted warrants entitling each of them to purchase a total of 125,000 shares of our common stock at a price of $1.00 per share, at any time after September 11, 2000 and before September 11, 2005. These warrants have a "cashless" exercise provision allowing TPL and/or TCA to exercise the warrants for a reduced number of shares pursuant to a formula set forth in the warrants. On November 1, 2000, we entered into an Agreement with each of TPL and TCA under which each agreed to relinquish its right to convert the debentures into shares of common stock in exchange for the conversion of those debentures into the right to receive an aggregate of 500,000 shares with an agreed value of $0.50 per share.

20. On October 20, 2000, we entered into a private financing transaction with three investors, International Fluid Dynamics, Inc. (IFD), Plazacorp Investments Limited (Plazacorp) and Travin Partners, L.L.L.P. (TPL), under the terms of which IFD and TPL each loaned us the sum of $125,000 and Plazacorp loaned us the sum of $250,000 (the loans). The loans are payable pursuant to the terms of a promissory note (the note), providing for full payment on or before November 3, 2000 (the maturity date), with interest payable on the maturity date of ten percent (10%) per annum based on a 365-day year. On November 1, 2000, we entered into an Agreement with each of IFD, Plazacorp and TPL under which each of them agreed to relinquish its right to payment under the promissory notes in exchange for the conversion of those notes into the right to receive an aggregate of 1,000,000 shares with an agreed value of $0.50 per share.

21. On November 1, 2000, we entered into a private financing transaction with Plazacorp Investments Limited (Plazacorp) under the terms of which Plazacorp agreed to loan us up to $1,120,000 (the loan). The loan is payable pursuant to the terms of a promissory note (the note), providing for full payment on or before November 2, 2001 (the maturity date), with interest payable on the maturity date of ten percent (10%) per annum based on a 365-day year. Under the terms of the note, upon our written request Plazacorp shall advance to us up to $300,000.00 under this note in each calendar month during which advances can be requested thereunder (a monthly advance). An advance can be requested during each of November 2000, December 2000 and January 2001 at any time after the 10/th/ day of each month. During the term of the note and after the effective date of a registration statement filed with the SEC registering the shares of our common stock held by Plazacorp, we can request in writing, and Plazacorp shall pay within 10 business days of the written request, an advance of up to an additional $220,000.00 (an additional advance) for the payment of certain obligations of ours that are currently due and owing. Notwithstanding the foregoing, if we raise funds in a financing of either our debt or equity securities during the term of the note (a new financing), and (i) the new financing is up to, but does not exceed, $220,000.00, Plazacorp's obligation to advance the additional advance amount, if it has not already done so, shall be reduced dollar for dollar by the amount of the new financing, or (ii) the new financing exceeds $220,000.00, Plazacorp shall not be obligated to advance the additional advance amount, if it has not already done so, and in addition, the obligation of Plazacorp to advance the monthly advances remaining to be advanced thereunder, if any, shall be reduced dollar for dollar by the amount of the funds raised in the new financing.

22. On November 11, 2000, we entered into an Agreement with Bridge 21, Inc., a Wyoming corporation, under the terms of which we have formed a relationship to provide seats to Bridge 21's members. In consideration of the relationship, we granted to Bridge 21 a total of 30,000 options to purchase our common stock at a price to be determined on the date of exercise based on certain performance goals.

23. On December 7, 2000, for services rendered, we granted to Locke Liddell & Sapp LLP (LLS) warrants to purchase 100,000 shares of common stock, exercisable at any time for a five (5) year period, at an exercise price of $0.50 per share.

ITEM 27. EXHIBITS.

--------------------------------------------------------------------------------
  EXHIBIT
  NUMBER                              DESCRIPTION
--------------------------------------------------------------------------------
2.1 Asset Purchase Agreement, dated as of February 18, 2000, by and between Xcel Management, Inc. and Insynq, Inc. (Incorporated by reference to Exhibit 2 to the Company's Current Report on Form 8-K, filed March 3, 2000).
--------------------------------------------------------------------------------
3.1 Certificate of Incorporation of Insynq, Inc. (Incorporated by reference to Exhibit 2 to the Company's Current Report on Form 8-K filed August 17, 2000).
--------------------------------------------------------------------------------
3.2 By-Laws of Insynq, Inc. (Incorporated by reference to Exhibit 3 to the Company's Current Report on Form 8-K filed August 17,
               2000).
--------------------------------------------------------------------------------
4.1 Form of Specimen Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
4.2* Form of Warrant Agreement issued to Consulting & Strategy International, LLC on February 24, 2000, as amended by Amendment No. 1 dated June 9, 2000, Amendment No. 2 dated July 31, 2000, Amendment No. 3 dated August 31, 2000, Amendment No. 4 dated October 1, 2000, Amendment No. 5 dated October 28, 2000 and Amendment No. 6 dated December 1, 2000.
--------------------------------------------------------------------------------
4.3 Form of Warrant Agreement issued to International Fluid Dynamics, Inc. on May 17, 2000. (Incorporated by reference to Exhibit 4.3 to the Company's Annual Report on Form 10-KSB filed September 13,
               2000).
--------------------------------------------------------------------------------
4.4 Form of Registration and Repurchase Agreement issued to International Fluid Dynamics, Inc. on May 17, 2000, as amended. (Incorporated by reference to Exhibit 4.4 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
4.5 Form of Warrant Agreement issued to Plazacorp Investors Limited on April 26, 2000. (Incorporated by reference to Exhibit 4.5 to the Company's Annual Report on Form 10-KSB filed September 13,
               2000).
--------------------------------------------------------------------------------
4.6 Form of Registration and Repurchase Agreement issued to Plazacorp Investors Limited on April 26, 2000, as amended. (Incorporated by reference to Exhibit 4.6 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
4.7* Form of Warrant Agreement issued to TCA Investments, Inc. on June 16, 2000, as amended by Amendment No. 1 dated August 31, 2000, Extension dated September 5, 2000, Amendment No. 2 dated September 14, 2000, Amendment No. 3 dated October 1, 2000, Amendment No. 4 dated October 28, 2000 and Amendment No. 5 dated December 1, 2000.
--------------------------------------------------------------------------------
4.8* Form of Convertible Debenture issued to TCA Investments, Inc. on June 16, 2000, as amended by Amendment No. 1 dated August 31, 2000, Extension dated September 5, 2000, Amendment No. 2 dated September 14, 2000, Amendment No. 3 dated October 1, 2000 and Amendment No. 4 dated October 28, 2000.
--------------------------------------------------------------------------------
4.9* Form of Warrant Agreement issued to Garnier Holdings, Ltd. on July 17, 2000, as amended by Amendment No. 1 dated September 22, 2000, Amendment No. 2 dated October 1, 2000, Amendment No. 3 dated October 19, 2000, Amendment No. 4 dated October 28, 2000 and Amendment No. 5 dated December 1, 2000.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
4.10 Form of Promissory Note issued to Garnier Holdings, Ltd. on July 17, 2000, as amended by Extension No. 1 dated September 11, 2000 and Extension NO. 2 dated October 1, 2000. (Incorporated by reference to Exhibit 4.10 to the Company's Quarterly Report on Form 10-QSB filed October 23, 2000).
--------------------------------------------------------------------------------
4.11 Form of Warrant Agreement issued to One Click Investments, LLC on August 4, 2000. (Incorporated by reference to Exhibit 4.11 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
4.12 Form of Registration Rights Agreement issued to One Click Investments, LLC on August 4, 2000. (Incorporated by reference to
               Exhibit 4.12 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
4.13           Form of Warrant Agreement issued to Series A & B warrant holders.
               (Incorporated by reference to Exhibit 4.13 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
4.14 Form of Warrant Agreement issued to One Click Investments, LLC on September 20, 1999, as amended. (Incorporated by reference to
               Exhibit 4.14 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
4.15 Form of Warrant Agreement issued to Hewlett-Packard on June 1, 1999. (Incorporated by reference to Exhibit 4.15 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
4.16 Form of Registration Agreement issued to Hewlett-Packard on February 20, 2000. (Incorporated by reference to Exhibit 4.16 to the Company's Amendment No. 1 to Annual Report on Form 10-KSB/A filed December 6, 2000).
--------------------------------------------------------------------------------
4.17 Form of Subscription Agreement between TCA Investments, Inc. and Insynq, Inc. dated June 16, 2000. (Incorporated by referenced to
               Exhibit 4.17 to the Company's Quarterly Report on Form 10-QSB filed October 23, 2000).
--------------------------------------------------------------------------------
4.18 Form of Subscription Agreement between TCA Investments, Inc. and Insynq, Inc. dated September 11, 2000. (Incorporated by reference to Exhibit 4.17 to the Company's Quarterly Report on Form 10-QSB filed October 23, 2000).
--------------------------------------------------------------------------------
4.19* Form of Warrant Agreement issued to TCA Investments, Inc. dated September 11, 2000, as amended by Amendment No. 1 dated December 1, 2000.
--------------------------------------------------------------------------------
4.20           Form of Convertible Debenture issued to TCA Investments, Inc.
               dated September 11, 2000, as amended by Amendment No. 1 dated October 6, 2000 and Amendment No. 2 dated October 19, 2000. (Incorporated by reference to Exhibit 4.20 to the Company's Quarterly Report on Form 10-QSB filed October 23, 2000).
--------------------------------------------------------------------------------
4.21 Form of Consent of Plazacorp Investors Limited to the Extension of the filing of the Registration Statement on Form SB-2 dated September 22, 2000. (Incorporated by reference to Exhibit 4.21 to the Company's Quarterly Report on Form 10-QSB filed October 23,
               2000).
--------------------------------------------------------------------------------
4.22 Form of Consent of Plazacorp Investors Limited to the Extension of the filing of the Registration Statement on From SB-2 dated October 2, 2000. (Incorporated by reference to Exhibit 4.22 to the Company's Quarterly Report on Form 10-QSB filed October 23,
               2000).
--------------------------------------------------------------------------------
4.23 Form of Consent of TCA Investments, Inc. to Extension of the filing of the Registration Statement on From SB-2 dated September 22, 2000. (Incorporated by reference to Exhibit 4.23 to the Company's Quarterly Report on Form 10-QSB filed October 23,
               2000).
--------------------------------------------------------------------------------
4.24 Form of Consent of TCA Investments, Inc. to Extension of the filing of the Registration Statement on Form SB-2 dated October 2, 2000. (Incorporated by reference to Exhibit 4.24 to the Company's Quarterly Report on Form 10-QSB filed October 23,
               2000).
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
4.25           Form of Consent of International Fluid Dynamics, Inc. to
               Extension of the filing of the Registration Statement on Form SB-
               2 dated September 22, 2000. (Incorporated by reference to Exhibit
               4.25 to the Company's Quarterly Report on Form 10-QSB filed
               October 23, 2000).
--------------------------------------------------------------------------------
4.26           Form of Consent of International Fluid Dynamics, Inc. to
               Extension of the filing of the Registration Statement on Form SB-
               2 dated October 2, 2000. (Incorporated by reference to Exhibit
               4.26 to the Company's Quarterly Report on Form 10-QSB filed
               October 23, 2000).
--------------------------------------------------------------------------------
4.27           Registration Rights Agreement dated September 22, 2000 between
               Charles Benton and Insynq, Inc. (Incorporated by reference to
               Exhibit 4.27 to the Company's Quarterly Report on Form 10-QSB
               filed October 23, 2000).
--------------------------------------------------------------------------------
4.28           Form of Promissory Note issued to International Fluid Dynamics,
               Inc. on October 20, 2000. (Incorporated by reference to Exhibit
               4.28 to the Company's Quarterly Report on Form 10-QSB filed
               October 23, 2000).
--------------------------------------------------------------------------------
4.29*          Agreement dated November 1, 2000 between International Fluid
               Dynamics, Inc. and Insynq.
--------------------------------------------------------------------------------
4.30*          Agreement dated November 1, 2000 between Travin Partners,
               L.L.L.P. and Insynq.
--------------------------------------------------------------------------------
4.31*          Agreement dated November 1, 2000 between TCA Investments, Inc.
               and Insynq.
--------------------------------------------------------------------------------
4.32*          Agreement dated November 1, 2000 between Plazacorp Investors
               Limited and Insynq.
--------------------------------------------------------------------------------
4.33*          Agreement dated November 1, 2000 between Garnier Holdings, Ltd.
               and Insynq.
--------------------------------------------------------------------------------
4.34*          Agreement dated November 1, 2000 between International Fluid
               Dynamics, Inc. and Insynq.
--------------------------------------------------------------------------------
4.35*          Agreement dated November 1, 2000 between Timothy Horan and
               Insynq.
--------------------------------------------------------------------------------
4.36*          Agreement dated November 1, 2000 between Raymond Betz and Insynq.
--------------------------------------------------------------------------------
4.37*          Agreement dated November 1, 2000 between Travin Partners,
               L.L.L.P. and Insynq.
--------------------------------------------------------------------------------
4.38*          Form of Warrant Agreement dated December 7, 2000 between Locke
               Liddell & Sapp LLP and Insynq.
--------------------------------------------------------------------------------
4.39*          Lock-Up and Waiver Agreement dated October 17, 2000, as amended by Amendment No. 1 dated December 1, 2000, by Charles F. Benton.
--------------------------------------------------------------------------------
4.40*          Lock-Up and Waiver Agreement dated October 17, 2000 by John P.
               Gorst.
--------------------------------------------------------------------------------
4.41*          Lock-Up and Waiver Agreement dated October 17, 2000 by M. Carroll
               Benton.
--------------------------------------------------------------------------------
4.42*          Lock-Up and Waiver Agreement dated October 15, 2000 by Vijay
               Alimchandani.
--------------------------------------------------------------------------------
4.43*          Lock-Up and Waiver Agreement dated October 16, 2000 by One Click
               Investments LLC.
--------------------------------------------------------------------------------
5.1*           Opinion of Locke Liddell & Sapp LLP.
--------------------------------------------------------------------------------
10.1           Insynq, Inc. 2000 Executive Long Term Incentive Plan.
               (Incorporated by reference to Exhibit 10.1 to the Company's
               Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
10.2           Insynq, Inc. 2000 Long Term Incentive Plan, as amended by
               Amendment No. 1 dated September 1, 2000. (Incorporated by
               reference to Exhibit 10.2 to the Company's Quarterly Report on
               Form 10-QSB filed October 23, 2000).
--------------------------------------------------------------------------------
10.3*          Business Services Contract with Consulting & Strategy
               International, L.L.C. dated November 18, 1999, as amended by
               Amendment No. 1 dated August 31, 2000, Amendment No. 2 dated
               September 14, 2000, Amendment No. 3 dated October 1, 2000,
               Amendment No. 4 dated October 28, 2000, Amendment dated October
               31, 2000, and Amendment No. 5 dated December 1, 2000.
--------------------------------------------------------------------------------
10.4           Independent Marketing Consultant Agreement with Vijay
               Alimchandani dated February 20, 2000, as amended by Amendment No.
               1 dated June 30, 2000. (Incorporated by reference to Exhibit 10.4 to the Company's Quarterly Report on Form 10-QSB filed October
               23, 2000).
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
10.5* Financial Public Relations Consulting Agreement with One Click Investments, LLC dated September 20, 1999, as amended by Amendment No. 1 dated June 30, 2000 and Amendment No. 2 dated October 31, 2000.
--------------------------------------------------------------------------------
10.6 Form of Registration Rights Agreement upon the issuance of shares to investors under the bridge financing dated December 14, 1999. (Incorporated by reference to Exhibit 10.6 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
10.7 Form of Registration Rights Agreement upon the issuance of shares to investors under the bridge financing dated January 24, 2000. (Incorporated by reference to Exhibit 10.7 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
10.8 Engagement Letter with Rosenblum Partners, LLC dated July 7, 2000. (Incorporated by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
10.9*          Employment Agreement, dated as of February 20, 2000, between John
               P. Gorst and Xcel Management, Inc., as amended by Amendment No. 1 dated September 25, 2000.
--------------------------------------------------------------------------------
10.10*         Employment Agreement, dated as of February 20, 2000, between M.
               Carroll Benton and Xcel Management, Inc., as amended by Amendment No. 1 dated September 27, 2000.
--------------------------------------------------------------------------------
10.11          Employment Agreement dated as of February 20, 2000, between James
               R. Leigh, III, and Xcel Management, Inc. (Incorporated by reference to Exhibit 10.11 to the Company's Annual Report on
               Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
10.12 Employment Agreement, dated as of February 20, 2000, between DJ Johnson and Xcel Management, Inc. (Incorporated by reference to
               Exhibit 10.12 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
10.13* Employment Agreement, dated as of February 20, 2000, between Joanie C. Mann and Xcel Management, Inc., as amended by Amendment No.1 dated September 25, 2000 and Amendment No. 2 dated
               September 25, 2000.
--------------------------------------------------------------------------------
10.14* Employment Agreement, dated as of February 20, 2000, between Jim Zachman and Xcel Management, Inc., as amended by Amendment No. 1 dated September 16, 2000 and Amendment No. 2 dated September 27, 2000.
--------------------------------------------------------------------------------
10.15          Employment Agreement, dated as of July 20, 1999, between Donald
               L. Manzano and Insynq, Inc.- Washington. (Incorporated by reference to Exhibit 10.15 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
10.16          Employment Agreement, dated as of July 20, 1999, between Carey M.
               Holladay and Insynq, Inc.- Washington. (Incorporated by reference to Exhibit 10.16 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
10.17          Employment Agreement, dated as of June 28 2000, between William
               G. Hargin and Xcel Management, Inc. (Incorporated by reference to
               Exhibit 10.17 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
10.18*         Employment Agreement, dated as of June 5, 2000, between Barbara
               D. Brown and Xcel Management, Inc., as amended by Addendum No. 1 dated November 29, 2000.
--------------------------------------------------------------------------------
10.19 Employment Agreement, dated as of June 16, 2000, between Christopher Todd and Xcel Management, Inc. (Incorporated by reference to Exhibit 10.19 to the Company's Annual Report on
               Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
10.20* Employment Agreement, dated as of September 1, 2000, between David Wolfe and Insynq, Inc., as amended by Amendment No. 1 dated September 27, 2000, Amendment No. 1 dated October 19, 2000, Amendment No. 2 dated November 29, 2000 and Addendum dated December 7, 2000.
--------------------------------------------------------------------------------
10.21* Lease Agreement dated January 3, 2000 between Howe/Horizon Holdings LLC and Insynq, Inc., for 1101 Broadway Plaza, Tacoma, Washington, as amended by Amendment No. 1 dated October 26, 2000.
--------------------------------------------------------------------------------
10.22 Sublease Agreement dated November 1, 1999 between Duane and Wendy Ashby, d/b/a Cargocare and Insynq Data Utilities for the property in the Seafirst Plaza Building in Tacoma, Washington, at the Northwest corner of South 9th and A Streets. (Incorporated by reference to Exhibit 10.22 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
10.23 Lease Agreement dated March 21, 2000 between Walaire, Inc. and Insynq, Inc., for 3017 Douglas Boulevard, Suite 220 and 240, Roseville, California. (Incorporated by reference to Exhibit
               10.23 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
10.24 Master Licensing Agreement dated May 19, 2000 between Macola, Inc. and Insynq, Inc. (Incorporated by reference to Exhibit 10.24 to the Company's Annual Report on Form 10-KSB filed September 13,
               2000).
--------------------------------------------------------------------------------
10.25 Citrix iLicense Agreement dated March 2, 2000 between Citrix and Insynq, Inc. (Incorporated by reference to Exhibit 10.25 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
10.26 Citrix iBusiness Application Service Provider Agreement dated March 2, 2000 between Citrix and Insynq, Inc. (Incorporated by reference to Exhibit 10.26 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
10.27 Master Licensing Agreement dated March 1, 2000 between Legacy Solutions and Insynq, Inc. (Incorporated by reference to Exhibit
               10.27 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
10.28 Master Licensing Agreement dated April 7, 2000 between Electronic Registry Systems, Inc. and Insynq, Inc. (Incorporated by reference to Exhibit 10.28 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
10.29 Master Licensing Agreement dated March 22, 2000 between Viking Software Services, Inc. and Insynq, Inc. (Incorporated by reference to Exhibit 10.29 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
10.30 Master Licensing Agreement dated June 1, 2000 between My Partner Online and Insynq, Inc. (Incorporated by reference to Exhibit
               10.30 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
10.31 Master Licensing Agreement dated April 24, 2000 between Veracicom and Insynq, Inc. (Incorporated by reference to Exhibit 10.31 to the Company's Annual Report on Form 10-KSB filed September 13,
               2000).
--------------------------------------------------------------------------------
10.32 Master Licensing Agreement dated August 21, 2000 between CastaLink.com, Inc. and Insynq, Inc. (Incorporated by reference to Exhibit 10.32 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
10.33 Application Hosting Agreement dated May 12, 2000 between Remedy Corporation and Insynq, Inc. (Incorporated by reference to
               Exhibit 10.33 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
10.34 Novell Internet Commercial Service Provider Agreement dated July 24, 2000 between Novell, Inc. and Insynq, Inc. (Incorporated by reference to Exhibit 10.34 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
10.35 Agreement to Provide Collaborative Management Services dated July 15, 1999 between Horizon Holdings I, LLC, and Insynq, Inc. (Incorporated by reference to Exhibit 10.35 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
10.36 Referral Partner Agreement dated July 29, 1999 between Global Crossing Telecommunications, Inc. and Insynq, Inc. (Incorporated by reference to Exhibit 10.36 to the Company's Annual Report on Form 10-KSB filed September 13, 2000).
--------------------------------------------------------------------------------
10.37 Application Hosting and Delivery Agreement dated August 18, 2000 between Donor Management, Inc. and Insynq, Inc. (Incorporated by reference to Exhibit 10.37 to the Company's Quarterly Report on Form 10-QSB dated October 23, 2000).
--------------------------------------------------------------------------------
10.38 Application Service Provider Agreement dated August 21, 2000 between Corel Corporation and Insynq, Inc. (Incorporated by reference to Exhibit 10.38 to the Company's Quarterly Report on Form 10-QSB dated October 23, 2000).
--------------------------------------------------------------------------------
10.39 Application Services Agreement dated September 6, 2000 between Microsoft and Insynq, Inc. (Incorporated by reference to Exhibit
               10.39 to the Company's Quarterly Report on Form 10-QSB dated October 23, 2000).
--------------------------------------------------------------------------------
10.40          Consulting Agreement dated September 20, 2000 between David D.
               Selmon and Insynq, Inc. (Incorporated by reference to Exhibit
               10.40 to the Company's Quarterly Report on Form 10-QSB dated October 23, 2000).
--------------------------------------------------------------------------------
10.41          Release Agreement dated September 22, 2000 with Charles Benton.
               (Incorporated by reference to Exhibit 10.41 to the Company's Quarterly Report on Form 10-QSB dated October 23, 2000).
--------------------------------------------------------------------------------
10.42          Release Agreement dated September 22, 2000 with Charles Benton.
               (Incorporated by reference to Exhibit 10.42 to the Company's Quarterly Report on Form 10-QSB dated October 23, 2000).
--------------------------------------------------------------------------------
10.43*         Employment Agreement dated September 18, 2000 between Stephen C.
               Smith and Insynq, Inc. as amended by Amendment No. 1 dated December 1, 2000.
--------------------------------------------------------------------------------
10.44* Non-Exclusive Financial Advisory Agreement dated June 15, 2000 between Sunstate Equity Trading, Inc. and Xcel Management, Inc., as amended by Amendment No. 1 dated September 22, 2000.
--------------------------------------------------------------------------------
10.45 Independent Consulting Agreement dated September 16, 2000 between Steven Tebo and Insynq, Inc. (Incorporated by reference to
               Exhibit 10.45 to the Company's Quarterly Report on Form 10-QSB dated October 23, 2000).
--------------------------------------------------------------------------------
10.46 Independent Consulting Agreement dated September 16, 2000 between Franklin C. Fisher and Insynq, Inc. (Incorporated by reference to
               Exhibit 10.46 to the Company's Quarterly Report on Form 10-QSB dated October 23, 2000).
--------------------------------------------------------------------------------
10.47* Independent Consulting Agreement dated October 31, 2000 between Charles F. Benton and Insynq, Inc.
--------------------------------------------------------------------------------
10.48* Independent Consulting Agreement dated November 28, 2000 between My Partner Online, Inc. and Insynq. Inc.
--------------------------------------------------------------------------------
10.49* Letter of Understanding dated November 11, 2000 and Agreement dated November 11, 2000 between Bridge 21, Inc. and Insynq, Inc.
--------------------------------------------------------------------------------
10.50* Contract of Engagement dated September 27, 2000 between Cardinal Securities, L.L.C. and Insynq, Inc.
--------------------------------------------------------------------------------
10.51*         Agreement dated November 30, 2000 between Kathleen McHenry, John
               P. Gorst and Insynq, Inc.
--------------------------------------------------------------------------------
10.52* Voting Agreement dated November 30, 2000 between Kathleen McHenry, Hagens Berman LLP, John P. Gorst and Insynq, Inc.
--------------------------------------------------------------------------------
10.53* Registration Rights Agreement dated November 30, 2000 between Kathleen McHenry, Hagens Berman LLP and Insynq, Inc.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
10.54* Application Service Provider Reseller Agreement dated October 27, 2000 between Wireless Knowledge, Inc. and Insynq, Inc.
--------------------------------------------------------------------------------
16.1 Letter on Change in Certifying Accountant (Incorporated by reference to Exhibit 16.1 to the Company's Current Report on Form 8-K filed October 13, 2000).
--------------------------------------------------------------------------------
23.1* Consent of G. Brad Beckstead, CPA for Financial Statements for the years ended May 31, 2000 and May 31,1999.
--------------------------------------------------------------------------------
23.2*     Consent of Locke Liddell & Sapp LLP (included in Exhibit 5.1)
--------------------------------------------------------------------------------
24.1* Power of Attorney (included on the signature page of this Registration Statement.
--------------------------------------------------------------------------------

* Filed Herewith

ITEM 28. UNDERTAKINGS.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to our Certificate of Incorporation, Bylaws, Delaware law or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     We hereby undertake that for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by us pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective by the Securities and Exchange Commission.

     We also hereby undertake:

    (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                  SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form SB-2 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tacoma, State of Washington, on December 12, 2000.

                                   INSYNQ, INC.

                                   By:  /s/ JOHN P. GORST
                                        -----------------

                                   John P. Gorst,
                                   Chief Executive Officer

  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John P. Gorst as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitutes, may lawfully do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form SB-2 has been signed below by the following persons on behalf of the Registrant in the capacities indicated on the date stated.


       SIGNATURES                  TITLE                           DATE
       ----------                  -----                           ----

/s/ John P. Gorst           Chief Executive Officer,           December 12, 2000
-----------------
John P. Gorst               Chairman of the Board
                            and Director (Principal
                            Executive Officer)

/s/ Stephen C. Smith        Chief Financial Officer            December 12, 2000
--------------------
Stephen C. Smith            (Principal Financial and
                            Accounting Officer)

/s/ M. Carroll Benton       Chief Administrative Officer,      December 12, 2000
---------------------
M. Carroll Benton           Secretary Treasurer and
                            Director

/s/ David D. Selmon         Director                           December 12, 2000
-------------------
David D. Selmon